Exhibit 10.1


                                                                 W&S DRAFT
                                                                 JUNE 14, 1999


                           LOAN AND SECURITY AGREEMENT
                                  BY AND AMONG
                     ZYX INC. (formerly LOIS/USA WEST INC.),
                             LOIS/USA CHICAGO INC.,
                             LOIS/USA NEW YORK INC.
                              FOGARTY & KLEIN, INC.
                                       AND
                          YEAR 2K COMMUNICATIONS, INC.
                                  as Borrowers,

                            THE LENDERS NAMED HEREIN
                                   as Lenders,

                                       AND

                   GREEN TREE FINANCIAL SERVICING CORPORATION,
                               as Agent and Lender

                                   Dated as of
                                  June 17, 1999

                           LOAN AND SECURITY AGREEMENT

          This LOAN AND SECURITY AGREEMENT dated as of June 17, 1999, is among ZYX INC. (formerly LOIS/USA WEST INC.), a Delaware corporation ("West"), LOIS/USA CHICAGO INC., a Delaware corporation ("Chicago"), LOIS/USA NEW YORK INC., a Delaware corporation ("New York"), FOGARTY & KLEIN, INC., a Texas corporation ("FKP"), YEAR 2K COMMUNICATIONS, INC., a Delaware corporation ("Y2K") (West, Chicago, New York, FKP and Y2K are collectively referred to herein as the "Borrowers" and individually as a "Borrower") and GREEN TREE FINANCIAL SERVICING CORPORATION, for itself, as Lender, and as Agent for the Lenders, and the other Lenders signatory hereto from time to time.

                              W I T N E S S E T H:

          WHEREAS, Borrowers desire that Lenders extend a revolving credit facility to Borrowers of up to Thirty Million Dollars ($30,000,000) in the aggregate for the purpose of (a) refinancing Borrowers' existing senior revolving Indebtedness with Sanwa Business Credit Corporation, (b) Permitted Acquisitions, (c) working capital financing for Borrowers, and (d) providing funds for other general business purposes of Borrowers; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

          WHEREAS, Borrowers desire to secure all of their Obligations under the Financing Agreements by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal property and cross-guaranty the Obligations of the other Borrowers; and

          WHEREAS, the Lois/USA Inc., a Delaware corporation and the parent of the Borrowers ("Parent"), is willing to guaranty all of the obligations of Borrowers to Lenders under the Financing Agreements and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of the Borrowers to secure such guaranty.

          NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrowers by the Agent and the Lenders, the parties hereto hereby agree as follows:

          1. DEFINITIONS.

          1.1 GENERAL TERMS. When used herein, the following terms shall have the following meanings:

          "ACCOUNT DEBTOR" shall mean any Person who is or may become obligated on or under an Account.

          "ACCOUNTING CHANGES" shall mean (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or (b) changes in accounting principles concurred in by the Borrowers' certified public accountants.

          "ACCOUNTS" shall mean all presently existing and hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, contracts, notes, drafts, acceptances, and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now or hereafter owned or held by or payable to any Borrower relating in any way to Inventory or arising from the sale of Inventory, the rendering of services or the production of any form of advertising, marketing and promotional materials or the procurement of television and radio on-air time by any Borrower or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to any Borrower; all of any Borrower's rights as an unpaid vendor, including, without limitation, stoppage in transit, reclamation, rescission, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, Liens held by or granted to any Borrower to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all proceeds of insurance with respect thereto, including, without limitation, the proceeds of any applicable casualty or credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files (including, without limitation, all microfilm), computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

          "ACCOUNTS TRIAL BALANCE" shall have the meaning ascribed thereto in SUBSECTION 3.1.

          "ACQUISITION" shall mean any transaction, or any series of related transactions, consummated after the Closing Date by which any Borrower or any Subsidiary (a) acquires, directly or indirectly, any business or all or substantially all of the assets of any Person or portion thereof, whether through purchase of assets, merger, licensing arrangement or otherwise or (b) directly or indirectly acquires at least (i) a majority (in number of votes of the securities or warrants, options or other rights to acquire such securities) of a Person which have ordinary voting power for the election of directors or
(ii) a majority (by percentage of voting power) of the outstanding partnership or other interests of a Person or (c) makes any Person a Subsidiary, or causes any assets of such Person to be merged into any Borrower or such Subsidiary pursuant to a merger, purchase of assets or other reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities or capital interests, in exchange for such securities, of cash or securities of any Borrower or such Subsidiary, or any combination thereof.

          "ACQUISITION PRO FORMA" shall have the meaning ascribed thereto in SUBSECTION 8.3(b)(x)(B).

          "ACQUISITION PROJECTIONS" shall have the meaning ascribed thereto in SUBSECTION 8.3(b)(x)(C).

          "ADJUSTED EBITDA" shall mean, for any fiscal period, determined for the Parent and its Subsidiaries on a consolidated basis, EBITDA for such period, MINUS (i) the unfinanced portion of Capital Expenditures for such period, MINUS
(ii) amounts paid in cash pursuant to clause (iii) of SUBSECTION 8.11 for such period, MINUS (iii) income and franchise taxes paid in cash for such period, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

          "AFFILIATE" shall mean any Person (including any member of the immediate family of any such natural person) (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any Borrower or any Subsidiary, including, without limitation, the officers and directors of any Borrower or such Subsidiary, (b) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in any Borrower or any Subsidiary, or (c) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of any equity interest) is owned directly or beneficially or held by any Borrower or any Subsidiary. Affiliate shall not be deemed to include the Agent or any Lender. As used herein, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

          "AGENT" shall mean Green Tree Financial Servicing Corporation, a Delaware corporation, in its capacity as agent for the Lenders and not in its individual capacity as a Lender, and any successor in such capacity appointed pursuant to SUBSECTION 12.11.

          "AGREEMENT" shall mean this Loan and Security Agreement, as the same may hereafter be restated, amended, modified or supplemented from time to time.

          "AGGREGATE BORROWING BASE" shall mean, as of any date of determination, an amount equal to the sum of the West Borrowing Base, the Chicago Borrowing Base and the New York Borrowing Base and, following consummation of any Permitted Acquisition in which the Target acquired therein becomes a Borrower in accordance with the terms of this Agreement, the borrowing base of such Person.

          "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by the Agent in accordance with SUBSECTION 11.1 and in substantially the form of EXHIBIT 1.1(a).

          "AUDIT AGENT" shall mean for so long as it is a Lender under this Agreement, General Electric Capital Corporation, a New York corporation, in its capacity as audit agent for the Lenders and not in its individual capacity as a Lender, and any successor audit agent in such capacity appointed by the Lenders.

          "BANKRUPTCY CODE" shall mean Title 11, United States Code, as amended from time to time.

          "BASE RATE" shall mean the fluctuating interest rate equal to the Prime Rate from time to time in effect plus the Base Rate Margin from time to time in effect.

          "BASE RATE MARGIN" shall mean the Base Rate Margin set forth on the performance based grid below to be adjusted quarterly based on the Senior Leverage Ratio measured at the end of each Fiscal Quarter, commencing with the first day of the first calendar month that occurs more than five (5) days after the Agent's receipt of financial statements pursuant to this Agreement for the Fiscal Quarter ending September 30, 2000:


SENIOR LEVERAGE RATIO                       BASE RATE MARGIN
      *6.0x:1.0                                    2.00%
      *5.0x:1.0**=6.0x:1.0                         1.75%
      *4.0x:1.0**=5.0x:1.0                         1.50%
      *3.0x:1.0**=4.0x:1.0                         1.25%
      *2.0x:1.0**=3.0x:1.0                         1.00%

* = Greater Than
**= Less Than

          Prior to the initial adjustment in the Base Rate Margin, the Base Rate Margin will be the highest level set forth in the foregoing grid. All adjustments in the Base Rate Margin after September 30, 2000 will be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to the Agent of the quarterly financial statements of Parent evidencing the need for an adjustment. Concurrently with the delivery of those financial statements, the Borrower Representative shall deliver to the Agent and the Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Base Rate Margin. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Base Rate Margin to the highest level set forth in the forgoing grid, until the first day of the first calendar month following the delivery of those financial statements demonstrating that such an increase in not required. If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the Base Rate Margin is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

          "BASE RATE LOANS" shall mean the Revolving Loan or portion thereof bearing interest at the Base Rate.

          "BLOCKED ACCOUNT AGREEMENTS" shall have the meaning ascribed thereto in SUBSECTION 3.5.

          "BLOCKED ACCOUNTS" shall have the meaning ascribed thereto in SUBSECTION 3.5.

          "BORROWER REPRESENTATIVE" shall mean LOIS/USA Inc. in its capacity as Borrower Representative pursuant to the terms of SUBSECTION 2.1(b).

          "BORROWER'S ACCOUNT" shall mean (i) as to West, Account No. 615-772781 maintained with Chase Manhattan Bank, (ii) as to Chicago, Account No. 615-541925 maintained with Chase Manhattan Bank, (iii) as to New York, Account No. 615-541917 maintained with Chase Manhattan Bank, (iv) as to FKP, Account No. 615-776574 maintained with Chase Manhattan Bank, and (v) as to Y2K, Account No. 615-777759 maintained with Chase Manhattan Bank, or such other account as a Borrower and the Agent may from time to time hereafter designate in writing.

          "BORROWING AVAILABILITY" shall have the meaning ascribed thereto in SUBSECTION 2.1(a).

          "BORROWING AVAILABILITY RESERVE" shall have the meaning ascribed thereto in SUBSECTION 7.14.

          "BORROWING BASE" shall mean, as the context may require, the West Borrowing Base, the Chicago Borrowing Base, the New York Borrowing Base, the FKP Borrowing Base and the Y2K Borrowing Base or any such Borrowing Base.

          "BORROWING BASE CERTIFICATE" shall mean a certificate in substantially the form of EXHIBIT 1.1(b), duly certified by the Borrower Representative.

          "BORROWING NOTICE" shall have the meaning ascribed thereto in SUBSECTION 2.5(e).

          "BUSINESS DAY" shall mean (i) for all purposes other than as described in clause (ii) below, any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois and New York, New York are authorized or required to be closed and (ii) with respect to all notices, determinations, borrowings, rate selections and payments in connection with LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day on which dealings in U.S. dollar deposits are carried on in the London interbank LIBOR market.

          "CAPITAL EXPENDITURES" shall mean, for any fiscal period, without duplication, all expenditures (whether made in the form of cash including, without limitation, deposits or other Property) by any Borrower or any Subsidiary during such period for, or contracts for expenditures with respect to, any fixed assets or improvements, or for renewals, replacements, substitutions or additions thereto, which have a useful life of more than one
(1) year including, without limitation, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, and shall include capitalized lease payments.

          "CASH EQUIVALENTS" shall mean (i) certificates of deposit with banks organized under the laws of the United States or of any State thereof (x) which do not have set-off rights against the foregoing, other than set-offs for nominal service charges and similar fees incurred in the ordinary course of business, and (y) which have combined capital and surplus in excess of $1,000,000,000, (ii) commercial paper maturing within one (1) year from the date issued and rated at least A-2 or the equivalent thereof by Standard & Poors Corporation, or P-2 or the equivalent thereof by Moody's Investors Service, Inc., (iii) obligations issued or directly and fully guaranteed by the United States government or any agency thereof, and (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iii) above.

          "CHANGE" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender.

          "CHANGE OF CONTROL" shall mean (i) the failure of the Parent to own, free and clear of all Liens (other than Liens in favor of the Agent for the benefit of the Lenders), 100% of the outstanding capital stock of each Borrower on a fully diluted basis, (ii) the failure of Lois and Veru (or, in the event of the death of Lois or Veru, such Person's estate) or any trusts established and controlled by Lois or Veru for the exclusive benefit of himself, his spouse or lineal descendants to own in the aggregate, free and clear of all Liens, at all times at least 60% of the outstanding capital stock of the Parent on a fully diluted basis or the failure of such Persons to own at all times a sufficient number of shares of capital stock of the Parent on a fully diluted basis to elect a majority of the Parent's board of directors or (iii) the failure to employ any Key Employee or any replacement reasonably acceptable to the Agent by the Parent or any Borrower.

          "CHARGES" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), duties, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral,
(ii) the Obligations, (iii) the employees, payroll, income or gross receipts of any Borrower, (iv) the ownership or use of any Property of Parent or any Borrower, or (v) any other aspect of Parent's or any Borrower's business.

          "CHATTEL PAPER" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

          "CHICAGO BORROWING BASE" shall mean, as of any date of determination by the Agent, an amount equal to eighty five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of Chicago.

          "CLOSING DATE" shall mean June 17, 1999.

          "CODE" shall have the meaning ascribed thereto in SUBSECTION 1.3.

          "COLLATERAL" shall mean all property and interests in property now owned or hereafter acquired by any Borrower in or upon which a Lien is granted to the Agent, for the benefit of the Lenders, by any Borrower, whether under this Agreement or the other Financing Agreements or under any other documents, instruments or writings executed by such Borrower and delivered to the Agent, including, without limitation, Accounts, Chattel Paper Documents, General Intangibles, Fixtures, Instruments, Inventory, Intellectual Property, Investment Property and Equipment.

          "COLLECTING BANKS" shall have the meaning ascribed thereto in SUBSECTION 3.5.

          "COMMITMENT" shall mean, with respect to each Lender, the commitment of each Lender to make the Revolving Loan to the Borrowers pursuant to SUBSECTION 2.1(a) (including without duplication and as a subset of the commitment to make Revolving Loans, the Swingline Lender's commitment to make the Swingline Loan to Borrowers pursuant to SUBSECTION 2.1 (d)), to purchase participations in Lender Guaranties pursuant to SUBSECTION 2.1(c) and, without duplication, to purchase participations in the Swingline Loan pursuant to SUBSECTION 2.1(d), as of the Closing Date in the aggregate amount set forth on
SCHEDULE 1. SCHEDULE 1 shall be amended from time to time to give effect to the addition of any new Lenders pursuant to SUBSECTION 11.1 or any modification or reduction from time to time to any such amount pursuant to the terms of this Agreement.

          "COMMITMENT FEE" shall have the meaning ascribed thereto in SUBSECTION 2.9.

          "CONVERSION/CONTINUATION NOTICE" shall have the meaning ascribed thereto in SUBSECTION 2.5(f).

          "DEFAULT" shall mean an event which through the passage of time or the service of notice, or both, would mature into an Event of Default.

          "DEFAULT RATE" shall mean (a) in the case of principal or interest on the Revolving Loan, two percent (2%) per annum above the rates of interest otherwise applicable hereunder, (b) in the case of all other Obligations (other than Lender Guaranty Fees), two percent (2%) per annum above the rate of interest otherwise applicable to Base Rate Loans hereunder and (c) in the case of Lender Guaranty Fees, two percent (2%) above the Lender Guaranty Fee otherwise applicable hereunder.

          "DEPOSITORY ACCOUNT" shall have the meaning ascribed thereto in SUBSECTION 3.5.

          "DOCUMENTS" shall mean any "documents" as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

          "EBITDA" shall mean, without duplication, for any fiscal period, determined for the Parent and its Subsidiaries on a consolidated basis, Net Income for such period, PLUS to the extent deducted in determining Net Income, interest expense and income and franchise taxes paid, PLUS to the extent deducted in determining Net Income, amortization, depreciation and other similar non-cash charges, PLUS to the extent deducted in determining Net Income, extraordinary losses, MINUS to the extent added in determining Net Income, extraordinary gains, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

          "EJL SELLERS" shall mean Dennis Robert Coe, in his individual capacity and as Trustee of The Coe Living Trust, and Phyllis Thalman Coe, as Trustee of The Coe Living Trust, Michele de Maio, Bear Ferguson, Andrea Giambrone, Consuelo Gomez, Anna S. Laws, as trustee of the Laws Family Trust, Dean Laws, Ric Militi, Adrienne Powell, Anne Stuzin, Lisa Tucker, Paul Vernon and Michael Waterkotte.

          "ELIGIBLE ACCOUNTS" shall have the meaning ascribed thereto in SUBSECTION 3.2.

          "ELIGIBLE ASSIGNEE" means: (i) a Lender; (ii) an affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) a finance company, insurance company or other financial institution, investment company or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $50,000,000; (vii) any "accredited investor" as defined in the regulations promulgated under the Securities Act; and (viii) any other Person approved by the Agent and the Borrower Representative; PROVIDED that neither a Borrower nor any Affiliate of a Borrower shall qualify as an Eligible Assignee under this definition.

          "ENVIRONMENTAL LAWS" shall mean and includes the following as now in effect or hereafter amended: the Comprehensive Environmental Response Compensation and Liability Act, ("CERCLA"), 42 U.S.C. Section 9601 ET. SEQ.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET. SEQ.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601, ET. SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET. SEQ.; the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 ET. SEQ.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET. SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET. SEQ.; the Atomic Energy Act, 42 U.S.C. Section 2011 ET. SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET. SEQ. and the state law equivalents; any so-called "Superfund" or "Superlien" law; and any statute, ordinance, code, rule, regulation, order, decree or requirement under international, federal, state, regional, provincial or local law (including, without limitation, administrative orders and consent decrees) in effect and as amended regulating, relating to or imposing liability or standards of conduct concerning public health and safety, protection of the environment, or any pollutant or contaminant or hazardous, toxic or dangerous substance, waste, chemical or material, as now or any time hereafter may be existing.

          "ENVIRONMENTAL MATTERS" shall have the meaning ascribed thereto in SUBSECTION 6.26(b).

          "EQUIPMENT" shall mean all of any Borrower's machinery and equipment, including, without limitation, processing equipment, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, attachments, accessories and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all appurtenances, additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

          "ERISA AFFILIATE" shall mean any Subsidiary or any Person, trade or business (whether or not incorporated) that, along with Parent, the Borrower or any Subsidiary, are treated as a single employer for any purpose under SECTION 414 of the IRC.

          "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the following conditions or events:

               (a) any Borrower (i) fails to pay any principal on the Revolving Loan or any reimbursement obligation with respect to any Lender Guaranty Liabilities or any other Obligations (other than interest on the Revolving Loan) when due or declared due, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (ii) fails to pay any interest on the Revolving Loan when due or declared due and such default in payment shall continue for three (3) Business Days or (iii) fails to deliver any Borrowing Base Certificate or Monthly Report as required by SECTION 3.1;

               (b) any Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in any of the subsections of this Agreement or in any of the other Financing Agreements to which it is a party (other than occurrences referred to or embodied in other provisions of this definition constituting Events of Default) for a period of twenty (20) days after the earlier of (i) such Borrower's receipt of notice from the Agent or (ii) actual knowledge of such breach by any Borrower;

               (c) any warranty or representation now or hereafter made by Parent or any Borrower or any Subsidiary in connection with this Agreement or any of the other Financing Agreements to which it is a party shall be untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time by Parent or any Borrower or any Subsidiary to the Agent or any Lender is untrue or incorrect in any material respect, as of the date on which the warranty, representation or the facts set forth therein are stated, certified or deemed made;

               (d) any Borrower fails to perform, keep or observe any of the covenants contained in clause (iii) of SUBSECTION 7.8, in SUBSECTIONS 3.5, 7.5, 7.6, 7.11, 7.12, 7.13, 7.14, 7.15 or in SECTION 8;

               (e) any of the Collateral or other Property of Parent or any Borrower or any Subsidiary having a fair market value of more than $50,000 in the aggregate is attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any judgment creditor and on or before the thirtieth (30th) day thereafter such Collateral or Property is not returned to such Person or such writ, distress warrant or levy is not dismissed, vacated, stayed or lifted; PROVIDED that any such action taken by the Borrowers will prevent the forfeiture or sale of any such Collateral or other Property;

               (f) Parent or any Borrower or any Subsidiary makes a general assignment for the benefit of creditors; convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; applies for, seeks, consents to, or acquiesces in the appointment of a receiver, trustee or custodian to take possession of all or any substantial portion of its Property; commences any bankruptcy, reorganization or insolvency case or proceeding or other proceeding under any federal, state or other law for relief of debtors; or Parent or such Borrower or such Subsidiary proposes, authorizes or consents to the taking of any of the foregoing actions;

               (g) Parent or any Borrower or any Subsidiary fails to obtain the dismissal, within forty-five (45) days after the commencement thereof, of any bankruptcy, reorganization or insolvency proceeding, or other proceeding under any law for the relief of debtors instituted against it; fails actively to oppose any such proceeding; or in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or states in any filing in such proceeding its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

               (h) without the application, approval or consent of Parent or any Borrower or any Subsidiary, any receiver, trustee, examiner, liquidator, custodian or similar official is appointed to take possession of all or any substantial portion of the Property of Parent or such Borrower or such Subsidiary;

               (i) Parent or any Borrower or any Subsidiary voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated;

               (j) Parent or any Borrower or any Subsidiary ceases to be Solvent or admits in writing that it is not Solvent or fails to pay all or any material portion (measured in numbers of debts or dollar amounts) of its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due;

               (k) any Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business representing fifteen percent (15%) or more of Parent and its Subsidiaries' business taken as a whole (based upon gross revenues for the most recent twelve months ending on the date of such occurrence);

               (l) any default or breach under any agreement(s) evidencing Indebtedness of Parent or any Borrower or any Subsidiary in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall occur and shall continue after any applicable grace period specified in any such document if the effect of such default or breach is to accelerate, or to permit the acceleration of, the maturity of all or any part of any such Indebtedness, whether or not such default or breach shall be waived by the holders or trustees (if any) for such Indebtedness, or any such Indebtedness shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

               (m) a breach by Parent or any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect occurs under any agreement, document or instrument (other than an agreement, document or instrument evidencing Indebtedness), whether heretofore, now or hereafter existing between Parent or such Borrower or such Subsidiary and any other Person, and such breach continues for more than thirty (30) days after such breach first occurs; PROVIDED that such grace period shall not apply, and such breach shall constitute an Event of Default, if such breach may not, in the determination of the Required Lenders, be cured by Parent or such Borrower or such Subsidiary during such thirty (30) day grace period, and the failure to have cured such breach could reasonably be expected to have a Material Adverse Effect;

               (n) the occurrence or existence of an event or condition which results in a Material Adverse Effect;

               (o) any material damage to, or loss, theft, or destruction of, any of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which results in or causes cessation or substantial curtailment of production or other revenue producing activities at any Facility generating more than fifteen percent (15%) of any Borrowers' gross revenues for more than fifteen (15) consecutive days; PROVIDED that such occurrence shall not constitute an Event of Default if such occurrence is covered by any Borrower's business interruption insurance in an amount which, in the judgment of the Required Lenders, is reasonably expected to cover the period during which such revenue-producing activities have ceased or are substantially curtailed;

               (p) entry of a judgment or judgments in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) against Parent or any Borrower or any Subsidiary which are not (i) stayed, bonded, vacated, paid or discharged within thirty (30) days after entry or (ii) fully covered by insurance (other than any amount constituting the deductible portion under the applicable policy of such insurance carrier as permitted under SUBSECTION 7.5) as to which the insurance carrier has acknowledged coverage to such Person in writing;

               (q) the loss, suspension, revocation or failure to obtain or renew any license or permit now held or hereafter acquired by Parent or any Borrower or any of its Subsidiaries, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

               (r) any civil or criminal action, suit or proceeding is initiated against Parent or any Borrower or any Subsidiary under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970, as amended) and is not dismissed within thirty (30) days;

               (s) a Change in Control occurs;

               (t) any security interest created under any Financing Agreement shall cease to be a valid and perfected first priority security interest or Lien (subject to Permitted Liens) in any of the Collateral purported to be covered thereby for any reason other than the failure of the Agent to take any action within its control;

               (u) any of the Financing Agreements shall cease for any reason to be in full force and effect or is declared null and void or Parent or any Borrower or any Subsidiary or any other Person (other than the Agent or any Lender) shall disavow its respective obligations thereunder or shall deny that it has any further obligations thereunder or shall contest or challenge the validity or enforceability of any thereof, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Agent, or gives notice to such effect;

               (v) Parent or any Subsidiary fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in any Financing Agreement to which it is a party, which breach continues after any applicable grace period specified in such Financing Agreement; or

               (w) The Borrowers, on a consolidated basis, lose a customer representing more than ten percent (10%) of their combined gross revenues.

          The occurrence or existence of any of the foregoing events shall constitute an immediate Event of Default unless notice by the Agent or a cure period is specifically required by the description of such event before such event matures into an Event of Default.

          "EXCESS INTEREST" shall have the meaning ascribed thereto in SUBSECTION 2.5(d).

          "FACILITY" shall mean each of the facilities located at 40 West 57th Street, New York, New York (LOIS/USA New York Inc.); 111 East Wacker Drive, Chicago, Illinois, and 401 Michigan Avenue, Chicago, Illinois (LOIS/USA Chicago Inc.); 5757 Wilshire Boulevard, Los Angeles, California (ZYX Inc., formerly known as LOIS/USA West Inc.); 7155 Old Katy Road, Suite 100, Houston, Texas; 1150 Lakeway Drive, Suite 150, Austin, Texas; and 3232 McKinney Avenue, Dallas, Texas (Fogarty & Klein, Inc.) and 5757 Wilshire Boulevard, Los Angeles, California (Year 2K Communications, Inc.) and any other facility established by a Borrower hereafter in accordance with the terms of this Agreement.

          "FEE LETTER" shall mean the fee letter dated as of the Closing Date among the Borrowers and the Agent, as amended, supplemented or otherwise modified from time to time.

          "FEDERAL FUNDS RATE" shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System only arranged by Federal Funds brokers as published as of such day by the Federal Reserve Bank of New York, or if such rate is not so published, the rate then used by first class banks in extending overnight loans to other first class banks.

          "FINANCIAL STATEMENTS" shall mean the consolidated and consolidating income statements, statements of cash flow and balance sheets of the Borrowers delivered in accordance with SUBSECTION 7.1.

          "FINANCING AGREEMENTS" shall mean, collectively, this Agreement, the Revolving Notes, the Swingline Loan Note, Parent Guaranty, the Intellectual Property Security Agreements (if any), the Parent Pledge Agreement, the Blocked Account Agreements and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, guaranties, mortgages, deeds of trust, agreements, documents, instruments, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Parent or any Borrower, any Subsidiary or any other Person and delivered to the Agent or any Lender in connection with this Agreement, together with all agreements and documents between Parent or any Borrower or any Subsidiary and the Agent or any Lender referred to therein or contemplated thereby, as the same may hereafter be amended, modified or supplemented from time to time.

          "FISCAL MONTH" shall mean any of the twelve fiscal accounting periods of a Fiscal Year of the Borrowers.

          "FISCAL QUARTER" shall mean any of the quarterly fiscal periods of the Borrowers.

          "FISCAL YEAR" shall mean the fiscal year of the Borrowers ending on December 31 of each calendar year.

          "FIXED CHARGE COVERAGE RATIO" shall mean, for any fiscal period, the ratio of Adjusted EBITDA to Fixed Charges.

          "FIXED CHARGES" shall mean, for any fiscal period, determined for the Parent and its Subsidiaries on a consolidated basis, the aggregate sum of (i) Interest Expense for the twelve month period ending on the date of determination of Fixed Charges, PLUS (ii) scheduled current maturities of long term Indebtedness (including, without limitation, Subordinated Debt and capitalized lease payments) for the next twelve months beginning on the date of determination of Fixed Charges, PLUS (iii) Restricted Payments paid in cash pursuant to clause (v) of SUBSECTION 8.11, PLUS (iv) scheduled current maturities of deferred purchase price payable with respect to any Permitted Acquisition for the next twelve months beginning on the date of determination of Fixed Charges, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

          "FIXTURES" shall mean all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

          "FKP ACQUISITION AGREEMENT" shall mean that certain Stock Purchase Agreement, dated December 17, 1997, by and among the Parent and the FKP Sellers, together with all schedules, exhibits, certificates, opinions of counsel, side letters, bills of sale and other documents incorporated therein or delivered in connection therewith.

          "FKP BORROWING BASE" shall mean, as of any date of determination by the Agent, an amount equal to eighty five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of FKP.

          "FKP OBLIGATIONS" shall mean those certain unsecured contractual monetary obligations of the Parent in favor of the FKP Sellers in an aggregate principal amount of $4,375,000 (subject to adjustment) incurred by the Parent under the FKP Acquisition Agreement, including, without limitation, those arising under SECTIONS 2.3, 2.4, 2.6 and 10.4 thereof.

          "FKP SELLERS" shall mean William H. Fogarty, Richard E. Klein, Thomas
F. Monroe, Roger Beckstead, William Penczak and Larry Kelley.

          "FUNDING DATE" shall mean the date of each funding under the Revolving Loan and each continuation or conversion of Base Rate Loans and LIBOR Rate Loans or issuance of a Lender Guaranty, which date in all cases shall be a Business Day.

          "GENERAL INTANGIBLES" shall mean all of any Borrower's presently owned or hereafter acquired general intangibles, including, without limitation, goodwill, choses in action, causes of action, franchises, methods, sales literature, drawings, specifications, descriptions, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, customer lists, contract rights, confidential information, consulting agreements, employment agreements, engineering contracts, leasehold interests in real and personal property, insurance policies (including business interruption insurance), licenses, permits, and such other Property which uniquely reflect the goodwill of the business of any Borrower; deposit accounts, letters of credit, and General Intangibles relating to other items of Collateral, including, without limitation, rights to refunds or indemnification; reversionary or other rights of any Borrower to excess Plan assets upon termination or amendment thereof; and proceeds of all of the foregoing, including without limitation, insurance proceeds, including proceeds of business interruption insurance, income tax refunds, and claims for tax or other refunds against any Governmental Authority.

          "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" OR "GAAP" shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

          "GOOD FAITH DEPOSIT" shall mean the Good Faith Deposit referred to in the Proposal Letter.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government or any other political subdivision thereof, any state or other political subdivision thereof, and any agency, authority, court, central bank, instrumentality, department or other law, regulation or rule making entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

          "GTFSC" shall mean Green Tree Financial Servicing Corporation, a Delaware corporation, in its individual capacity, and its successors.

          "GUARANTY" of a Person shall mean any agreement by which such Person guarantees, endorses or otherwise in any way becomes or is responsible for any obligations of any other Person, or otherwise assures any creditor of such other Person against loss, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or commitments to purchase of goods, supplies or services, to maintain working capital or other balance sheet covenants or conditions, or by way of commitments to purchase securities, make capital contributions, advances or loans for the purpose of paying or discharging any indebtedness or obligation of such other Person. The amount of any Guaranty shall be deemed to be an amount equal to the stated maximum of the Guaranty or, if none, the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if there is no stated or determinable amount of the primary obligation, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by the Agent.

          "HAZARDOUS MATERIALS" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBs") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon; any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, materials or substances, as all such terms are used in their broadest sense and defined by Environmental Laws.

          "INDEBTEDNESS" of a Person shall mean at a particular time (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business on terms customary in the trade) in respect of which such Person is liable, contingently or otherwise, as guarantor, obligor or otherwise or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by such Person, including guaranties in the form of an agreement to repurchase or reimburse; PROVIDED that the amount of indebtedness represented by any guaranty of limited recourse shall be the lesser of the amount of indebtedness so guaranteed or the value of the asset to which the recourse of such indebtedness is limited, (iii) obligations under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iv) obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles, (v) any unfunded obligation of, or withdrawal liability incurred but not paid by, such Person with respect to a Multiemployer Plan, (vi) net liabilities under Rate Hedging Obligations and (vii) all accounts payable of such Person, which are not being contested in good faith by appropriate proceedings and which are more than one hundred twenty (120) days past due.

          "INSTRUMENT" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "INTANGIBLE ASSETS" shall mean, for the Parent and its Subsidiaries on a consolidated basis at any date, the aggregate amount of any intangible assets of the Parent and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, patent applications, trademarks, trade names, copyrights, service marks, capitalized software development expense, unamortized debt discount and expense reserves not already deducted from Total Assets.

          "INTELLECTUAL PROPERTY" of a Person shall mean all of such Person's present and future designs, patents, patent rights and applications therefor, technology, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, advertising matter, software or computer programs, license rights, trade secrets, methods, processes, knowhow, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, whether now owned or hereafter acquired by such Person, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

          "INTELLECTUAL PROPERTY SECURITY AGREEMENTS" shall mean those certain Continuing Security Interest and Conditional Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of the Closing Date, if any, duly executed and delivered by the Borrowers in favor of the Agent, for the benefit of the Lenders, with respect to Intellectual Property, as the same may hereafter be amended, modified or supplemented from time to time.

          "INTERCOMPANY NOTES" shall have the meaning ascribed thereto in SUBSECTION 8.20.

          "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of EBITDA to Interest Expense.

          "INTEREST EXPENSE" shall mean, for any fiscal period, determined for the Parent and its Subsidiaries on a consolidated basis, the aggregate of all interest paid in cash, imputed or accrued during such period including, without limitation, interest payable with respect to the Obligations and the interest portion of any capitalized lease obligations but excluding interest on any intercompany Indebtedness permitted by SUBSECTION 8.20, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

          "INTEREST PAYMENT DATE" shall have the meaning ascribed thereto in SUBSECTION 2.14.

          "INTEREST PERIOD" shall mean, with respect to a LIBOR Rate Loan, a period of one, two or three months, as available, commencing on a Business Day, selected by the Borrower Representative pursuant to SUBSECTION 2.5. Such Interest Period shall end on the day in the relevant succeeding calendar month which corresponds numerically to the beginning day of such Interest Period; PROVIDED that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; PROVIDED that if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of immediately succeeding Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires. Notwithstanding any of the foregoing, no Interest Period shall extend beyond the Revolving Loan Maturity Date.

          "INVENTORY" shall mean all of the inventory of any Borrower of every kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Borrower, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of any Borrower's custody or possession, including inventory on the premises of other Persons and items in transit, and including any goods reclaimed, returned or repossessed upon any Accounts, Documents, Instruments or Chattel Paper relating to or arising from the sale of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, microfilm, microfiche and other computer-prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon.

          "INVESTMENT" of a Person shall mean any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the Stock, notes or debentures of any other Person made by such Person. The amount of any Investment shall be the original cost of such Investment PLUS the costs of all additions thereto.

          "INVESTMENT PROPERTY" of a Person shall have the meaning ascribed thereto in SECTION 9-115 of the Uniform Commercial Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by such Person;
(iv) all commodity contracts held by such Person; and (v) all commodity accounts held by such Person.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

          "ISSUING BANK" shall mean any bank or financial institution which is approved by the Borrower Representative and the Agent and which issues Letters of Credit for the account of any Borrower pursuant to SUBSECTION 2.1.

          "KEY EMPLOYEE" shall mean each of those employees identified on
EXHIBIT 1.1(c).

          "LEASE LETTERS OF CREDIT" shall mean the letters of credit issued on behalf of one or more of the Borrowers by Bank of America in the aggregate face amount of Four Hundred Fifty Thousand Dollars ($450,000) at December 31, 1998.

          "LENDER GUARANTIES" and "LENDER GUARANTY" shall have the respective meanings ascribed thereto in SUBSECTION 2.1(c).

          "LENDER GUARANTY FEES" shall have the meaning ascribed thereto in SUBSECTION 2.15.

          "LENDER GUARANTY LIABILITY" means, as to each Lender Guaranty, all liabilities of the Lenders with respect to the transaction for which such Lender Guaranty was issued, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the Issuing Bank or the Lenders to the extent not reimbursed by any Borrower; and (c) all unpaid interest, fees and expenses with respect thereto.

          "LENDER GUARANTY RESERVE" means, at any date of determination, a reserve in an amount equal to (a) the aggregate amount of Lender Guaranty Liability with respect to Lender Guaranties outstanding at such time, PLUS (b) the aggregate amount theretofore paid by the Lenders under the Lender Guaranties for which the Lenders have not been reimbursed by any Borrower or which has not been debited to the Loan Account pursuant to SUBSECTION 2.1(c)(iii).

          "LENDERS" shall mean the financial institutions signatory hereto and, subject to the terms and conditions hereof, their respective successors and assigns.

          "LETTER OF CREDIT" shall mean a standby letter of credit or bankers acceptance issued by an Issuing Bank at the request and for the account of any Borrower and for which the Lenders incur Lender Guaranties.

          "LIABILITIES" shall mean liabilities (including, without limitation, Indebtedness) of any Borrower and its Subsidiaries on a consolidated basis which are or should be reflected on a balance sheet of such Person, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

          "LIBOR MARGIN" shall mean the LIBOR Margin set forth on the performance based grid below to be adjusted quarterly based on the Senior Leverage Ratio measured at the end of each Fiscal Quarter, commencing with the first day of the first calendar month that occurs more than five (5) days after the Agent's receipt of financial statements pursuant to this Agreement for the Fiscal Quarter ending September 30, 2000:

               SENIOR LEVERAGE RATIO         LIBOR MARGIN
                         *6.0x:1.0                4.00%
               *5.0x:1.0**=6.0x:1.0               3.75%
               *4.0x:1.0**=5.0x:1.0               3.50%
               *3.0x:1.0**=4.0x:1.0               3.25%
               *2.0x:1.0**=3.0x:1.0               3.00%

* = Greater Than
**= Less Than

Prior to the initial adjustment in the LIBOR Margin, the LIBOR Margin will be the highest level set forth in the foregoing grid. All adjustments in the LIBOR Margin after September 30, 2000 will be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to the Agent of the quarterly financial statements of Parent evidencing the need for an adjustment. Concurrently with the delivery of those financial statements, the Borrower Representative shall deliver to the Agent and the Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the LIBOR Margin. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the LIBOR Margin to the highest level set forth in the forgoing grid, until the first day of the first calendar month following the delivery of those financial statements demonstrating that such an increase in not required. If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the LIBOR Margin is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

          "LIBOR RATE" shall mean, for each Interest Period, a rate of interest equal to the sum of:

               (a) the quotient of (i) the rate of interest determined by Agent to be the rate at which deposits in U.S. Dollars for the relevant Interest Period are offered based on information presented on the Telerate Screen as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period; provided that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Agent) will be the rate used; provided further, that if the Telerate System ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Agent at which deposits in U.S. Dollars are offered for the relevant Interest Period by Bank of America (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period, divided by

               (ii) one MINUS the rate (expressed as a decimal) of reserve requirements in effect on the LIBOR Rate Determination Date (including, without limitation, all basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D) which are required to be maintained by a member bank of the Federal Reserve System; PLUS

               (b) the LIBOR Margin from time to time in effect.

The LIBOR Rate shall be adjusted to the nearest one-sixteenth percent (1/16%) or, if there is no nearest one-sixteenth percent (1/16%), to the next higher one-sixteenth percent (1/16%).

          "LIBOR RATE DETERMINATION DATE" shall mean each date for calculating the LIBOR Rate for purposes of determining the interest rate applicable to any LIBOR Rate Loan made pursuant to SUBSECTION 2.6. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan.

          "LIBOR RATE LOANS" shall mean the Revolving Loan or portion thereof bearing interest at the LIBOR Rate.

          "LIEN" shall mean, with respect to the Property of any Person, any statutory or contractual lien, security interest, mortgage, pledge, claim, encumbrance, charge, hypothecation, assignment, deposit arrangement, filing of, or agreement to give, any financing statement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), in, of or on any of the Property of such Person in favor of any other Person.

          "LITIGATION" shall have the meaning ascribed thereto in SUBSECTION
6.14.

          "LOAN" or "LOANS" shall mean an advance or advances under the Commitment.

          "LOAN ACCOUNT" shall have the meaning ascribed thereto in SUBSECTION 2.12.

          "LOAN YEAR" shall mean the period of twelve (12) consecutive months commencing on the Closing Date and each succeeding period of twelve (12) consecutive months commencing on each anniversary of the Closing Date during the term of this Agreement.

          "LOIS" shall mean George Lois, an individual.

          "MATERIAL ADVERSE EFFECT" shall mean, as determined by the Agent in its reasonable business judgment, a material adverse effect upon (a) the Agent's Lien priority in, or the value of, the Collateral, or (b) the business, properties, operations or condition (financial or otherwise) or business prospects of any Borrower or the Parent and its Subsidiaries taken as a whole as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate, or (c) the ability of any Borrower or the Parent to perform its obligations under the Financing Agreements, or (d) the validity or enforceability of any of the Financing Agreements or the rights, powers and remedies of the Agent or any Lender to enforce or collect the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          "MAXIMUM SWINGLINE LOAN AMOUNT" means at any time the lesser of (i) $2,000,000, (ii) the Commitment of the Swingline Lender to make the Swingline Loan to Borrowers at such time or (iii) that amount which is the Borrowing Base at such time LESS the sum of (x) the Revolving Loan at such time, (y) the Swingline Loan at such time and (z) the Lender Guaranty Reserve at such time.

          "MONTHLY REPORT" shall have the meaning ascribed thereto in SUBSECTION 3.1.

          "MULTIEMPLOYER PLAN" shall mean any multiemployer plan within the meaning of SECTION 4001(A)(3) of ERISA to which any Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

          "NET INCOME" shall mean, for any fiscal period, determined for the Parent and its Subsidiaries on a consolidated basis, the audited consolidated net income after income and franchise taxes for such period; PROVIDED that there shall be specifically excluded therefrom tax-adjusted (i) gains or losses from the sale of capital assets, (ii) net income of any Person in which Parent or any Subsidiary has an ownership interest, unless received by Parent or such Subsidiary in a cash distribution, and (iii) any gains or losses arising from extraordinary items, as defined by Generally Accepted Accounting Principles.

          "NEW YORK BORROWING BASE" shall mean, as of any date of determination by the Agent, an amount equal to eighty five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of New York.

          "NOTE" or "NOTES" shall mean one or more of the Revolving Loan Notes and the Swingline Loan Note.

          "OBLIGATIONS" shall mean all of the Borrowers' obligations, liabilities, indemnities and indebtedness for the performance of covenants and the payment of monetary amounts to the Agent and the Lenders and/or to any affiliate of the Agent or the Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including, without limitation, obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law including, without limitation, all of the Borrowers' indebtedness, liabilities, indemnities and obligations to the Agent and the Lenders or any Participant under this Agreement and the other Financing Agreements.

          "PARENT GUARANTY" shall mean that certain Guaranty, dated as of the Closing Date, by the Parent in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, restated, modified or supplemented from time to time.

          "PARENT PLEDGE AGREEMENT" shall mean the Pledge Agreement, dated as of the Closing Date, executed by the Parent in favor of the Agent, as the same may be amended, restated, modified or otherwise supplemented from time to time.

          "PARTICIPANT" shall mean any Person now or from time to time hereafter participating with any Lender in the Revolving Loan made by such Lender pursuant to SUBSECTION 11.2 of this Agreement.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "PENSION PLAN" shall mean any Plan that is or was a defined benefit plan (other than a Multiemployer Plan) defined in SECTION 3(35) of ERISA.

          "PERMITTED ACQUISITION" shall have the meaning ascribed thereto in SUBSECTION 8.3(b).

          "PERMITTED INVESTMENTS" shall have the meaning ascribed thereto in SUBSECTION 8.4.

          "PERMITTED LIENS" shall have the meaning ascribed thereto in SUBSECTION 8.1.

          "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, limited liability partnership, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "PLAN" shall mean any employee benefit plan within the meaning of
SECTION 3(3) of ERISA (other than any Multiemployer Plan) under which any Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

          "PREBILLED ACCOUNTS" shall mean an Account for which an invoice has been issued but the underlying advertisement (e.g., commercial or print advertisement) has not yet run or been issued in the applicable media.

          "PREFERRED STOCK" shall mean the Class A Preferred Stock of Parent issued and outstanding on the Closing Date.

          "PRIME RATE" shall mean the highest "prime rate" of interest reported, from time to time, by THE WALL STREET JOURNAL; PROVIDED, HOWEVER, that in the event that THE WALL STREET JOURNAL ceases reporting a "prime rate", "Prime Rate" shall mean the per annum rate of interest reported as the "Bank Prime Loan" rate for the most recent weekday for which such rate is reported in Statistical Release H.15 (519) published from time to time by the Board of Governors of the Federal Reserve System; PROVIDED FURTHER that in the event that both of the aforesaid indices cease to be published or to report rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by the Agent in good faith. The "Prime Rate" shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

          "PRO FORMA" shall have the meaning ascribed thereto in SUBSECTION 6.4(a).

          "PROJECTIONS" shall mean the projected balance sheets, profit and loss statements, and cash flow statements of the Borrowers and their Subsidiaries on a consolidated and consolidating basis, prepared in accordance with Generally Accepted Accounting Principles, together with appropriate supporting details and a statement of underlying assumptions, which have been and will be delivered to the Agent and the Lenders in accordance with the terms hereof by each Borrower.

          "PROPOSAL LETTER" shall mean that certain proposal letter dated as of February 23, 1999 and acknowledged as of February 24, 1999 between the Agent and LOIS/USA Inc.

          "PROPERTY" of a Person shall mean any and all assets or property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets or property leased or operated by such Person.

          "PRO RATA SHARE" shall mean the percentage obtained by dividing (a) the Commitments of a Lender by (b) the aggregate Commitments of all Lenders. The Commitments of each Lender with respect to the Revolving Loan (including the Swingline Loan as a subset of the Swingline Lender's Revolving Loan) as of the Closing Date are set forth on SCHEDULE 1. The sum of the Pro Rata Shares of all Lenders at any date of determination shall equal one hundred percent (100%).

          "RATE HEDGING OBLIGATIONS" of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's Property, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

          "RATE OPTION" shall mean the Base Rate or the LIBOR Rate, as applicable.

          "REAL ESTATE" of a Person shall mean the real property, mineral rights, leasehold or other interests in real property together with any purchase options and other rights related to such leaseholds or other interests owned, leased, used or operated now or hereafter by such Person, all Fixtures and personal property used in conjunction therewith and such Person's rights to leases, rents and profits with respect thereto.

          "REQUIRED LENDERS" shall mean (i) Lenders having in the aggregate at least seventy-five percent (75%) of the Revolving Loan Facility (including the commitment of the Swingline Lender to make the Swingline Loan as a subset of the Swingline Lender's portion of the Revolving Loan), or (ii) if the Revolving Loan Facility has been terminated, Lenders having in the aggregate at least seventy-five percent (75%) of the aggregate outstanding amount of the Revolving Loan (including the Swingline Loan as a subset of the Swingline Lender's Revolving Loan).

          "RESTRICTED PAYMENT" of a Person shall mean: (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any shares of any class of Stock of such Person now or hereafter outstanding;
(b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect of any shares of any class of Stock of such Person now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, any redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Debt of such Person; (d) any payment made to retire, redeem, purchase, repurchase or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock, including the Preferred Stock, of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution or other transfer of funds or other property to any holder of Stock of such Person; or (g) any payment by such Person of any management fees, advisor fees or similar fees whether pursuant to a management agreement or otherwise to any Affiliate of such Person.

          "REVOLVING LOAN" shall have the meaning ascribed thereto in SUBSECTION 2.1.

          "REVOLVING LOAN FACILITY" shall mean Thirty Million Dollars ($30,000,000), as such amount may be reduced, if at all, from time to time in accordance with the terms of this Agreement.

          "REVOLVING LOAN MATURITY DATE" shall mean the earlier of (i) ninety
(90) days prior to required cash redemption date of the Preferred Stock unless the Borrowers have delivered to the Agent an agreement from all of the holders of the Preferred Stock pursuant to in SUBSECTION 7.16, in which case clause (ii) shall apply and (ii) June 17, 2002.

          "REVOLVING LOAN NOTES" shall have the meaning ascribed thereto in SUBSECTION 2.3.

          "RISK-BASED CAPITAL GUIDELINES" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement.

          "S&C PURCHASE AGREEMENT" shall mean that certain Asset Purchase Agreement, dated May 15, 1998, by and among the Parent and the S&C Sellers, as in effect as of May 15, 1998, together with all schedules, exhibits, certificates, opinions of counsel, side letters, bills of sale and other documents incorporated therein or delivered in connection therewith.

          "S&C OBLIGATIONS" shall mean those certain unsecured contractual monetary obligations incurred or assumed by the Parent in favor of the S&C Sellers in an aggregate principal amount of $300,000 (subject to adjustment) under the S&C Purchase Agreement, including, without limitation, those arising under SECTION 3 thereof.

          "S&C SELLERS" shall mean Scaros & Casselman, Inc., a Connecticut corporation.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SENIOR DEBT" shall mean, for the Parent and its Subsidiaries on a consolidated basis as at any date, all Indebtedness of the Parent and its Subsidiaries, excluding Subordinated Debt.

          "SENIOR LEVERAGE RATIO" shall mean, at any date, the ratio of Senior Debt to EBITDA for the prior trailing twelve (12) month period of the Parent and its Subsidiaries on a consolidated basis.

          "SELLER OBLIGATIONS" shall mean, collectively, those certain unsecured contractual obligations of Parent in favor of the EJL Sellers in an aggregate principal amount of $3,700,000, which obligations shall be subordinated to the Obligations in form and substance satisfactory to the Agent in its sole discretion.

          "SERVICE" shall mean the Internal Revenue Service and any successor thereof.

          "SOLVENCY AFFIDAVIT" shall mean the Affidavit of Solvency dated as of the Closing Date executed and delivered by the Borrower Representative on behalf of each Borrower in favor of the Agent, for the benefit of the Lenders.

          "SOLVENT" shall mean, when used with respect to any Person on any date of determination, that (i) the fair saleable value of such Person's Property is in excess of the total amount of the present value of its Liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with Generally Accepted Accounting Principles, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, secured or unsecured, disputed or undisputed), (ii) such Person is able to pay its debts or obligations in the ordinary course as they mature, and
(iii) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted. In computing the amount of contingent, unliquidated or disputed liabilities at any time, such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. "SOLVENCY" shall have a correlative meaning.

          "STOCK" shall mean (a) in the case of a corporation, capital stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits or losses of, or distribution of assets of, the issuing Person (other than payments or distributions under employment agreements), and (f) all warrants, options, convertible debentures, other debt or equity security, and all other agreements, instruments and documents exchangeable or exercisable for or convertible into, in whole or in part, any one or more of the foregoing, in each case whether voting or non-voting.

          "SUBORDINATED DEBT" shall mean (a) the Seller Obligations, (b) the FKP Obligations and (c) any other Indebtedness owed to any Person by the Parent, its Subsidiaries or any Borrower (i) the payment of which is subordinated to the payment of the Obligations according to the Subordination Agreements and (ii) which is incurred pursuant to terms, conditions and documentation in form and substance satisfactory to the Required Lenders.

          "SUBORDINATION AGREEMENT" shall mean (a) that certain Subordination Agreement (or an amendment thereto, including any reaffirmation thereof) dated as of the Closing Date between the Agent and the EJL Sellers, (b) that certain Subordination Agreement dated as of the Closing Date between the Agent and the FKP Sellers and (c) any subordination agreement between the Agent and any other Person executed in connection with a Permitted Acquisition, in each case in form and substance satisfactory to the Agent and as the same may be amended, restated, modified or otherwise supplemented from time to time.

          "SUBSIDIARY" of a Person shall mean (i) any corporation of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at any time of determination, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, trust, grantor trust, joint venture or similar business organization more than fifty percent (50%) of the equity or interests having ordinary voting power or power of direction of which shall at any time of determination be so owned or controlled. Unless otherwise expressly provided or the context requires otherwise, all references herein to a "Subsidiary" shall mean a Subsidiary of a Borrower.

          "SWINGLINE LENDER" shall mean GTFSC, or if GTFSC shall resign as the Swingline Lender, another Lender selected by the Agent and reasonably acceptable to the Borrowers.

          "SWINGLINE LOAN" shall mean the outstanding balance of all advances made by the Swingline Lender pursuant to SUBSECTION 2.1(D) and any amounts added to the principal balance of the Swingline Loan pursuant to this Agreement.

          "SWINGLINE LOAN NOTE" shall have the meaning ascribed thereto in SUBSECTION 2.3.

          "TARGET" shall have the meaning ascribed thereto in SUBSECTION 8.3(b).

          "TAXES" shall mean taxes, liens, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto imposed by any Governmental Authority (together with any fines, interest, penalties or other additions thereto), excluding (i) income taxes and franchise taxes imposed on or measured by the overall net income of the Agent or any Lender by the United States of America or by any Governmental Authority of the jurisdiction where the Agent or such Lender is incorporated or has its principal office and (ii) any transfer taxes imposed as a result of the transfer of any Notes.

          "TELERATE SCREEN" shall mean the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

          "TERMINATION DATE" shall mean the earliest of (i) the Revolving Loan Maturity Date then in effect, (ii) the date of termination of the Lenders' obligation to make advances under the Revolving Loan, the Swingline Loan and/or incur Lender Guaranty Liabilities or permit the existing Revolving Loan and/or Swingline Loan to remain outstanding pursuant to SUBSECTION 9.1, and (iii) the date of indefeasible payment in full in cash by the Borrowers of the Revolving Loan and the Swingline Loan and the cancellation or cash collateralization of all Lender Guaranty Liabilities pursuant to SUBSECTION 2.8(a) and the termination in whole of the Commitments.

          "TERMINATION EVENT" shall mean: (a) the tax disqualification of a Plan under Section 401(a) of the IRC; (b) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder unless the thirty (30) day notice to the PBGC has been waived for the event; (c) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; (d) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA; (e) the institution of proceedings to terminate a Pension Plan by the PBGC; (f) any other event or condition which would constitute grounds under
Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 412 of the IRC or Section 302 of ERISA; (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or
(j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

          "THIRD PARTY INTERACTIVES" shall mean all Persons with whom any Borrower exchanges data electronically in the ordinary course of business, including, without limitation, customers, suppliers, third-party vendors, subcontractors, processors-converters, shippers and warehousemen.

          "TOTAL ACQUISITION PRICE" shall mean the sum of all cash, notes, the fair market value of stock, earnout incentives, assumed debt and any other consideration paid to the seller in connection with any Acquisition.

          "UNUSED LINE FEE" shall have the meaning ascribed thereto in SUBSECTION 2.10.

          "VERU" shall mean Theodore Veru, an individual.

          "WEST BORROWING BASE" shall mean, as of any date of determination by the Agent, an amount equal to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of West.

          "YEAR 2000 ASSESSMENT" shall mean a comprehensive written assessment of the nature and extent of each Borrow's Year 2000 Problems and Year 2000 Date-Sensitive Systems/Components, including, without limitation, Year 2000 Problems regarding data exchanges with Third Party Interactives.

          "YEAR 2000 CORRECTIVE ACTIONS" shall mean, as to each Borrower, all actions necessary to eliminate such Person's Year 2000 Problems, including, without limitation, computer code enhancements and revisions, upgrades and replacements of Year 2000 Date-Sensitive Systems/Components, and coordination of such enhancements, revisions, upgrades and replacements with Third Party Interactives.

          "YEAR 2000 CORRECTIVE PLAN" shall mean, with respect to each Borrower, a comprehensive plan to eliminate all of its Year 2000 Problems on or before October 31, 1999, including without limitation (i) computer code enhancements or revisions, (ii) upgrades or replacements of Year 2000 Date-Sensitive Systems/Components, (iii) test and validation procedures, (iv) an implementation time line and budget and (v) designation of specific employees who will be responsible for planning, coordinating and implementing each phase or subpart of the Year 2000 Corrective Plan.

          "YEAR 2000 DATE-SENSITIVE SYSTEM/COMPONENT" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data accurately; such systems and components shall include, without limitation, mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

          "YEAR 2000 IMPLEMENTATION TESTING" shall mean, as to each Borrower,
(i) the performance of test and validation procedures regarding Year 2000 Corrective Actions on a unit basis and on a systemwide basis; (ii) the performance of test and validation procedures regarding data exchanges among the Borrowers' Year 2000 Date-Sensitive Systems/Components and data exchanges with Third Party Interactives, and (iii) the design and implementation of additional Year 2000 Corrective Actions, the need for which has been demonstrated by test and validation procedures.

          "YEAR 2000 PROBLEMS" shall mean, with respect to each Borrower, limitations on the capacity or readiness of any such Borrower's Year 2000 Date-Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including, without limitation, exchanges of information among Year 2000 Date-Sensitive Systems/Components of the Borrowers and exchanges of information among the Borrowers and Year 2000 Date-Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips.

          "Y2K BORROWING BASE" shall mean, as of any date of determination by the Agent, an amount equal to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of Y2K.

          1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles. All determinations of the book value of Inventory contemplated hereby shall be at the lower of cost (on an average cost basis) or market.

          1.3 OTHER TERMS DEFINED IN ILLINOIS UNIFORM COMMERCIAL CODE. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Illinois or the laws of any other state which are required to be applied in connection with the issue of perfection or non-perfection of Liens on the Collateral (the "Code") to the extent the same are used or defined therein.

          1.4 EFFECTIVE DATE. All references to "the date hereof," "the date of this Agreement," "the effective date hereof," "effective as of the date hereof" or "of even date herewith" contained herein or in the other Financing Agreements shall be deemed to refer to the Closing Date of this Agreement.

          1.5 REFERENCES. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise expressly provided or unless the context requires otherwise, all references in this Agreement to Sections, subsections, Schedules and Exhibits shall mean and refer to Sections, subsections, Schedules and Exhibits of this Agreement. References to Persons include their respective permitted successors and assigns or, in the case of a governmental authority, Persons succeeding to the relevant functions of such Persons. All references to statutes shall include all related rules and regulations and shall include all amendments of same and any successor or replacement statutes and regulations. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation". Whenever any provision in any Financing Agreement refers to the knowledge of the Borrower or any of its Affiliates, such word is intended to signify that such Person has actual knowledge or awareness of a particular fact or circumstance or that such Person, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

          2. CREDIT.

          2.1 REVOLVING CREDIT FACILITY.

          (a) REVOLVING LOAN. Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, each Lender agrees severally (and not jointly) to make available from time to time until the Termination Date its Pro Rata Share of advances to the Borrowers, on a revolving credit basis (the "Revolving Loan"), in an aggregate amount outstanding at any one time not in excess of the lesser of (i) the Revolving Loan Facility or (ii) the Aggregate Borrowing Base, in each case less the aggregate Revolving Loan, Swingline Loan and Lender Guaranty Reserve outstanding at such time ("Borrowing Availability"). Although the Borrower Representative may request advances under the Revolving Loan, the Swingline Loan or the incurrence of Lender Guaranty Liabilities pursuant to the terms of this Agreement, the aggregate advances under the Revolving Loan, the Swingline Loan and Lender Guaranty Liabilities outstanding to each Borrower shall not exceed at any time the Borrowing Base of such Borrower.

          The Agent and the Audit Agent reserve the right in their credit judgment, upon prior written notice to the Borrower Representative (i) to adjust any eligibility criteria or establish new eligibility criteria, (ii) modify the advance rates against Eligible Accounts, and (iii) establish reserves against Borrowing Availability; PROVIDED that upon the occurrence and during the continuance of a Default or an Event of Default no prior notice shall be required to be given to the Borrower Representative.

          The Borrowers hereby acknowledge and agree that determinations with respect to (i) the adjustment of eligibility criteria or establishment of new eligibility criteria, (ii) the modification of advance rates against Eligible Accounts, and (iii) the establishment of reserves against Borrowing Availability is being made by both Agent and Audit Agent, and that both such parties are acting independently and have the right to make such determinations. The Agent, the Audit Agent, and each Borrower hereby agree that if, as a result of any collateral audit conducted by the Audit Agent, the Audit Agent provides written recommendations to the Agent with respect to any of such determinations that have the cumulative effect of reducing Borrowing Availability by $1.5 million or less, such recommendations shall be binding, absent manifest error. If the Audit Agent's recommendations, however, have the cumulative effect of reducing Borrowing Availability by more than $1.5 million, the Agent shall have the option, within five (5) Business Days after receipt of the Audit Agent's recommendations of (i) accepting the Audit Agent's recommendations or (ii) submitting a revised proposal in writing to the Audit Agent. If the Audit Agent does not accept any revised proposal submitted by the Agent or the Agent and the Audit Agent are unable to agree upon an alternative compromise within five (5) Business Days of receipt of such revised proposal, then the Agent shall have the right to designate an independent public accounting firm of recognized national standing and reasonably acceptable to the Audit Agent to review the recommendations of the Audit Agent and the revised proposal of the Agent and make a final determination with respect thereto. Absent manifest error, the determination of such independent public accounting firm shall be final and binding upon the Agent, the Audit Agent and the Borrowers. The Borrowers shall be responsible for the cost of any such independent review.

          (b) ADVANCES. Until all amounts outstanding in respect of the Revolving Loan shall become due and payable on the Termination Date, within the foregoing limits and subject to the terms, provisions and limitations set forth herein, the Borrowers may from time to time borrow, repay and reborrow under this SUBSECTION 2.1. Each Borrower hereby designates the Borrower Representative as its representative and agent on its behalf for the purposes of issuing Borrowing Notices and Conversion/Continuation Notices giving instructions with respect to the disbursement of the proceeds of the Revolving Loan, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Agreements and taking all other actions on behalf of any Borrower or Borrowers under the Financing Agreements. Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Financing Agreements from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. The Agent shall be entitled to rely upon, and shall be fully protected under this Agreement from any liability to any Person in relying upon, any such notice believed by the Agent to be genuine and to assume that each Person executing and delivering the same was duly authorized by any Borrower. Each advance to a Borrower shall, on the day of such advance, be deposited, in immediately available funds, into the applicable Borrower's Account, unless otherwise requested by the Borrower Representative in writing.

          (c) LENDER GUARANTY.

               (i) Subject to the terms and conditions of this Agreement, as part of the Revolving Loan Facility and in addition to advances under the Revolving Loan, upon the request of the Borrower Representative, GTFSC, on behalf of each Lender according to such Lender's Pro Rata Share, may issue or arrange for the issuance of Letters of Credit for the account of any Borrower and/or guaranty payment to the Issuing Banks which issue Letters of Credit for the account of any Borrower (all such Letters of Credit issued by GTFSC are collectively referred to herein as "Lender Guaranties" and individually as a "Lender Guaranty"); PROVIDED that GTFSC shall not be under any obligation to issue any Lender Guaranty if any order, judgment or decree of any government authority or other regulatory body shall purport by its terms to enjoin or restrain GTFSC or any Lender from issuing such Lender Guaranty, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over GTFSC or any Lender shall prohibit, or request that GTFSC or such Lender refrain from, the issuance of Lender Guaranties in particular or shall impose upon GTFSC or any Lender with respect to such Lender Guaranties any restriction or reserve or capital requirement (for which GTFSC or such Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which GTFSC or any Lender in good faith deems material to it. In no event shall GTFSC issue or otherwise become obligated with respect to a Letter of Credit (including, without limitation, Letters of Credit issued with an automatic "evergreen" provision) having an expiration date, or a date for payment of any draft presented thereunder (as originally issued or extended), later than the earlier of (x) twelve (12) months from the date of issuance or (y) thirty (30) days prior to the Revolving Loan Maturity Date. Such issuance and obligations with respect to a Letter of Credit pursuant to this SUBSECTION 2.1(c) shall be deemed to be a Revolving Loan for purposes of requiring the satisfaction of the applicable conditions set forth in SECTION 4. Additions to the Lender Guaranty Reserve shall be established concurrently with the issuance of each Lender Guaranty. Immediately upon the issuance of any Lender Guaranty in accordance with this SUBSECTION 2.1(c), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from GTFSC, without recourse, representation or warranty, an individual participation interest equal to its Pro Rata Share of the principal amount of such Lender Guaranty and each draw paid by the Issuing Bank under the Letter of Credit issued in connection therewith. Each Lender's obligation to pay its Pro Rata Share of all draws under the Letters of Credit issued in connection with such Lender Guaranties shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

               (ii) The aggregate face amount of Letters of Credit with respect to Lender Guaranties outstanding at any one time shall not exceed $2,000,000.

               (iii) Each Borrower shall be irrevocably and unconditionally obligated forthwith upon demand without presentment, demand, protest or other formalities of any kind, to reimburse the Agent, on behalf of the Lenders, for any amounts paid by the Lenders with respect to each Lender Guaranty including, without limitation, all amounts paid by the Lenders upon any draw with respect to a Letter of Credit, any guaranty or reimbursement obligation paid by the Lenders to any Person upon any draw upon a Letter of Credit and all fees, costs and expenses paid by the Lenders to any Issuing Bank. All such reimbursement obligations shall be due and payable on demand. If not paid within one (1) Business Day following demand, or, if an Event of Default shall have occurred and be continuing, on the date such reimbursement obligations arise, each Borrower hereby authorizes and directs the Agent, at the Agent's option, to debit the Loan Account (by increasing the principal balance of the Revolving Loan), in the amount of any payment made by the Lenders with respect to any Lender Guaranty and, in connection therewith, the Lender Guaranty Reserve then in effect shall be reduced by the amount of such debit. All amounts paid by the Lenders with respect to any Lender Guaranty that are not immediately repaid by any Borrower with the proceeds of the Revolving Loan or otherwise shall bear interest at the interest rate applicable to Base Rate Loans under the Revolving Loan. If GTFSC makes a payment on account of any Lender Guaranty and is not concurrently reimbursed therefor by the Borrowers and if for any reason an advance under the Revolving Loan may not be made as stated in this SUBSECTION 2.1(c), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than 12:00 noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuing Bank, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Lender Guaranty, which shall be an amount equal to such Lender's Pro Rata Share of such payment. Each Lender acknowledges and agrees that its obligation to reimburse the Agent pursuant to this SUBSECTION 2.1(c)(iii) with respect to Lender Guaranty Liabilities is absolute and unconditional and shall not be affected by any circumstance whatsoever including, without limitation, the occurrence or continuance of a Default or an Event of Default, and further acknowledges and agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

               (iv) In addition to all other terms and conditions set forth in this Agreement, the issuance by the Lenders of any Lender Guaranty shall be subject to the conditions precedent that the Issuing Bank be satisfactory to the Agent and that the Letter of Credit for which any Borrower requests a Lender Guaranty be in such form as is reasonably satisfactory to the Agent. Each Borrower shall comply with all such terms and conditions imposed on any Borrower by any Issuing Bank or by the Agent with respect to the issuance of any Letter of Credit, whether such terms and conditions are imposed in the application for such Letter of Credit, the Lenders' guaranty of such letter of credit or otherwise.

               (v) Prior to the issuance of a Lender Guaranty and as a condition to such issuance, any Borrower Representative shall give the Agent prior written notice specifying the date a Lender Guaranty is to be issued, identifying the beneficiary of the guaranty and describing the nature of the transactions proposed to be supported thereby and specifying whether the Borrower Representative is requesting a Lender Guaranty in the form of a Letter of Credit issued by a Lender acting as the Issuing Bank or a guaranty of a Letter of Credit issued by another Issuing Bank. In the case of a Letter of Credit to be issued by an Issuing Bank other than a Lender, the notice shall be accompanied by the form of the Letter of Credit. Subject to the terms hereof, the Agent shall issue the requested Lender Guaranty as soon as practicable and not more than five (5) Business Days following the date of the applicable notice; PROVIDED that the Lender Guaranty shall not be issued until the Agent and the Issuing Bank have mutually agreed upon the form of such Lender Guaranty.

               (vi) Each Borrower hereby agrees to indemnify, pay and hold the Agent and each Lender harmless from and against any and all pending or threatened claims, litigation, damages, losses and liabilities incurred by the Agent or any Lender (or which may be claimed against the Agent or any Lender by any Person whatsoever) and costs and expenses incurred in defending or responding to pending or threatened claims or litigation by reason of or in connection with the execution, delivery or transfer of, or payment or failure to pay under, any Lender Guaranty including, without limitation, any action taken or omitted by any Issuing Bank; PROVIDED that the Borrowers shall not be required to indemnify or hold harmless the Agent or any Lender for any such claims, litigation, losses or liabilities arising solely from such Person's willful misconduct or gross negligence. Each Borrower's unconditional obligations to the Agent and the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever. Each Borrower agrees that any charges made to the Agent or the Lenders for any Borrower's account by any Issuing Bank shall be conclusive as between such Persons and the Borrowers and may be charged to the Loan Account hereunder.

          (d) SWINGLINE LOAN.

               (i) The Agent may convert any request by the Borrower Representative for a Loan advance into a request for an advance under the Swingline Loan (and any remaining portion of such requested advance shall continue to constitute an advance requested under the Revolving Loan). The Swingline Loan shall be a Base Rate Loan and shall not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Amount. In the event that on any Business Day, the Swingline Lender desires that all or any portion of the Swingline Loan should be reduced in whole or in part, the Swingline Lender shall promptly notify the Agent to that effect and indicate the portion of the Swingline Loan to be reduced. The Agent agrees to promptly transmit to the Lenders the information contained in each notice received by the Agent from the Swingline Lender and shall concurrently notify the Lenders of each Lender's Pro Rata Share of the obligation to make a Revolving Loan advance to repay the Swingline Loan (or portion thereof).

               (ii) Each of the Lenders hereby unconditionally and irrevocably agrees to fund to the Agent for the benefit of the Swingline Lender, in lawful money of the United States and in same day funds, not later than 1:00 p.m. Chicago time on the Business Day immediately following the Business Day of such Lender's receipt of such notice (which shall be provided not less frequently than weekly, or in the case of any Swingline Loan in excess of $1.5 million, daily) from the Agent ( PROVIDED that if any Lender shall receive such notice at or prior to 11:00 a.m. Chicago time on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender's Pro Rata Share of a Revolving Loan advance (which Revolving Loan advance shall be a Base Rate Loan and shall be deemed to be requested by the Borrower Representative) in the principal amount of such portion of the Swingline Loan which is required to be paid to the Swingline Lender under this SUBSECTION 2.1(d) (regardless of whether the conditions precedent thereto set forth in SECTION 4 are then satisfied and whether or not the Borrower has provided a Borrowing Notice under SUBSECTION 2.1(b) and whether or not any Default or Event of Default exists or all or any of the Loans have been accelerated, but subject to the other provisions of this SUBSECTION 2.1(d)). The proceeds of any such Revolving Loan advance shall be immediately paid over to the Agent for the benefit of the Swingline Lender for application to the Swingline Loan.

               (iii) In the event that an Event of Default shall occur and either (i) such Event of Default is of the type described in clauses
          (f), (g), (h) or (i) of the definition of the term "Event of Default" in SUBSECTION 1.1 or (ii) no further Revolving Loan advances are being made under this Agreement, then so long as any such Event of Default is continuing, each of the Lenders (other than the Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased from the Swingline Lender such Lender's Pro Rata Share of the Swingline Loan outstanding as of the date of the occurrence of such Event of Default. Each Lender shall effect such purchase by making available an amount equal to its participation on the date of such purchase in Dollars in immediately available funds to the Agent for the benefit of the Swingline Lender as specified in SUBSECTION
          2.6. In the event any Lender fails to make available to the Swingline Lender when due the amount of such Lender's participation in the Swingline Loan, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate. Each such purchase by a Lender shall be made without recourse to the Swingline Lender, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to the Swingline Lender. The obligations of the Lenders under this SUBSECTION 2.1(D) shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

          2.2 MAXIMUM PRINCIPAL BALANCE OF REVOLVING LOAN. If at any time the principal balance of the Revolving Loan advances, Lender Guaranty Liabilities and Swingline Loan advances shall exceed the Borrowing Availability, the Borrowers shall immediately (i) repay the outstanding advances under the Swingline Loan and, thereafter, under the Revolving Loan to the extent necessary to eliminate such excess and (ii) if any excess remains after payment in full of the outstanding advances under the Revolving Loan and the Swingline Loan, cash collateralize the Lender Guaranty Liabilities in accordance with SUBSECTION 2.8 to the extent necessary to eliminate such remaining excess.

          2.3 EVIDENCE OF REVOLVING LOAN AND SWINGLINE INDEBTEDNESS. The advances by each Lender constituting the Revolving Loan shall be evidenced by a promissory note executed by each Borrower and payable to the order of such Lender (collectively, the "Revolving Loan Notes") in the amount of its Revolving Loan Commitment dated the Closing Date in the form attached as EXHIBIT 2.3(a). The advances by the Swingline Lender constituting Swingline Loans shall be evidenced by a promissory note executed by each Borrower and payable to the order of the Swingline Lender (the "Swingline Loan Note") in the amount of $2,000,000 dated the Closing Date in the form attached as EXHIBIT 2.3(b). All Revolving Loan and Swingline Loan Obligations to the Lenders hereunder shall be payable by the Borrowers by application of the proceeds of all Accounts and other Collateral in accordance with SUBSECTION 3.5, and shall be payable in full upon the Termination Date, and the principal amount of such Revolving Loan and Swingline Loan Obligations shall bear interest as hereinafter provided. Each advance by the Lenders and each repayment of principal applicable to such advance shall be reflected in the Borrower's Loan Account.

          2.4 NOTIFICATION OF ADVANCES, INTEREST RATES AND PREPAYMENT. The Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice and prepayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.

          2.5 INTEREST AND APPLICABLE MARGINS.

          (a) Subject to the terms and conditions of this Agreement, advances under the Revolving Loan may be divided into Base Rate Loans or LIBOR Rate Loans, or a combination thereof, selected by the Borrower Representative in accordance with SUBSECTIONS 2.5(e) and 2.5(f); PROVIDED that the Revolving Loan shall not have more than three (3) Interest Periods outstanding at any one time. So long as no Event of Default has occurred and is continuing, the Borrower shall pay to the Agent, for the benefit of the Lenders, interest on the outstanding principal balance of the Revolving Loan at the Base Rate or the LIBOR Rate, as applicable, in accordance with SECTION 2.14. The Swingline Loan shall bear interest at the Base Rate and shall be payable as provided in SECTION 2.14.

          (b) Interest and all fees (other than prepayment fees) shall be computed (on a daily basis) on the basis of a 360-day year for the actual number of days elapsed. In computing interest on the Revolving Loan, the date of funding an advance under the Revolving Loan or the first day of an Interest Period applicable to an advance under the Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, shall be included and the date of payment of the Revolving Loan or the expiration date of an Interest Period applicable to the Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, shall be excluded; PROVIDED that if an advance under the Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on such advance. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c) So long as an Event of Default shall have occurred and be continuing, the Borrowers shall pay to the Lenders interest from the date of such Event of Default to and including the date of cure of such Event of Default on the Obligations at the Default Rate applicable to such Obligations; PROVIDED that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any Event of Default shall have occurred and be continuing, such LIBOR Rate Loans shall automatically become Base Rate Loans and thereafter bear interest at the Default Rate applicable to Base Rate Loans.

          (d) (i) Interest shall be due at the Base Rate, the LIBOR Rate or the Default Rate, as provided herein, after as well as before demand, default and judgment notwithstanding any judgment rate of interest provided for in any statute. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law and subject to the provisions of subparagraph (ii) of this SUBSECTION 2.5(d), the Borrowers shall be obligated to pay the maximum amount then permitted by applicable law and the Borrowers shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

          (ii) It is the intention of the Agent, the Lenders and the Borrowers to comply with the laws of the State of Illinois, and notwithstanding any provision to the contrary contained herein or in the other Financing Agreements, the Borrowers shall not be required to pay and the Lenders shall not be permitted to collect any amount in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Financing Agreements, then in such event:
(A) the provisions of this SUBSECTION 2.5(d)(ii) shall govern and control; (B) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest; (c) any Excess Interest that any Lender may have received hereunder shall be, at such Lender's option (1) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (2) refunded to the payor thereof, or (3) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement and the other Financing Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) neither any Borrower nor any guarantor or endorser shall have any action against any Lender for any damages arising out of the payment or collection of any Excess Interest.

          (e) Subject to the terms of this Agreement, the Borrower Representative shall select Rate Options and, in the case of LIBOR Rate Loans, the Interest Period applicable to each LIBOR Rate Loan from time to time by giving the Agent irrevocable notice (a "Borrowing Notice") in the form of
EXHIBIT 2.5-1 hereto not later than 12:00 noon (Chicago time) (i) on the Funding Date of any Base Rate Loan, and (ii) three (3) Business Days before the Funding Date for each LIBOR Rate Loan, specifying:

               (i) the Funding Date;

               (ii) the aggregate amount of such advance under the Revolving Loan (and, if such Borrowing Notice refers to more than one Rate Option, the amount of each Base Rate Loan and LIBOR Rate Loan which will become part of the Revolving Loan);

               (iii) the Rate Option(s) selected for such advance under the Revolving Loan; and

               (iv) in the case of each LIBOR Rate Loan, the Interest Period applicable thereto;

PROVIDED that no advance under the Revolving Loan may be made as a LIBOR Rate Loan if any Default or Event of Default has occurred and is continuing.

          The Borrower Representative shall select Interest Periods so that it is not necessary to repay any portion of a LIBOR Rate Loan prior to the last day of the applicable Interest Period in order to make a payment or prepayment of principal on the Revolving Loan required by the terms hereof including, without limitation, prepayments pursuant to SUBSECTION 2.8.

          (f) Base Rate Loans shall continue as Base Rate Loans unless and until such Base Rate Loans (other than Swingline Loans) are converted by the Borrower Representative into LIBOR Rate Loans in accordance with this SUBSECTION 2.5(f). Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period, at which time such LIBOR Rate Loan shall be automatically converted into a Base Rate Loan unless the Borrower Representative shall have given the Agent an irrevocable notice (a "Conversion/Continuation Notice") in the form of EXHIBIT 2.5-2 requesting that, at the end of such Interest Period, such LIBOR Rate Loan continue as a LIBOR Rate Loan for the same or another Interest Period; PROVIDED that no outstanding advance under the Revolving Loan may be continued as, or be converted into, a LIBOR Rate Loan if any Default or Event of Default has occurred and is continuing. Subject to the terms of this Agreement, the Borrower Representative may elect from time to time to convert all or any part of the Revolving Loan of any Rate Option into any other Rate Option; PROVIDED that any conversion of a LIBOR Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower Representative shall give the Agent a Conversion/Continuation Notice of each conversion or continuation of a Base Rate Loan or LIBOR Rate Loan, as the case may be, not later than 12:00 noon (Chicago time) (i) on the Funding Date, in the case of a conversion into a Base Rate Loan, and (ii) at least three (3) Business Days before the Funding Date of the requested conversion or continuation of a LIBOR Rate Loan, specifying:

               (i) the Funding Date of such conversion or continuation;

               (ii) the aggregate amount and Rate Option(s) of the advance under the Revolving Loan which is to be converted or continued; and

               (iii) the amount of the LIBOR Rate Loans into which such advance under the Revolving Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

          (g) In lieu of delivering a Borrowing Notice or a Conversion/Continuation Notice, the Borrower Representative may give the Agent notice by telephone or telecopy by the required time of any proposed borrowing or conversion/continuation under this SUBSECTION 2.5; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Borrowing Notice or a Conversion/Continuation Notice, as the case may be, to the Agent on or before the proposed Funding Date. Neither the Agent nor any Lender shall incur any liability to any Borrower in acting upon any such notice by telephone that the Agent believes in good faith to have been given by the Borrower Representative or for otherwise acting in good faith under this SUBSECTION 2.5 and, upon the funding or conversion/continuation, as the case may be, by the Agent in accordance with this Agreement pursuant to any such notice, any Borrower shall have effected such funding, conversion or continuation, as the case may be, hereunder. A Borrowing Notice or a Conversion/Continuation Notice for the funding of, or conversion to, or continuation of, a LIBOR Rate Loan (or notice by telephone or telecopy in lieu thereof) shall be irrevocable once given, and the Borrowers shall be bound to convert or continue in accordance therewith.

          (h) Each LIBOR Rate Loan (whether resulting from a Borrowing Notice or a Conversion/Continuation Notice) shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) if in excess thereof.

          2.6 METHOD OF BORROWING; MANNER AND METHOD OF MAKING INTEREST AND OTHER PAYMENTS. (a) Not later than 12:00 noon (Chicago time) on each Funding Date, each Lender shall make available its Pro Rata Share of the advances under the Revolving Loan (except for advances made pursuant to a Conversion/Continuation Notice, in which case each Lender shall be deemed to have made its advances) in funds immediately available in Chicago, Illinois to the Agent at its address specified pursuant to SUBSECTION 10.12. The Agent will make the funds so received from the Lenders available to the Borrower Representative in accordance with SUBSECTION 2.1(b). Notwithstanding the foregoing provisions of this SUBSECTION 2.6(a), to the extent that an advance under the Revolving Loan or portion thereof made by a Lender matures or is to be repaid on the Funding Date of a requested advance under the Revolving Loan, such Lender shall first apply the proceeds of the advance it is then making to the repayment of the maturing advance under the Revolving Loan or portion thereof.

          (b) All payments by the Borrowers of the Obligations shall be made without deduction, defense, setoff or counterclaim and in same day funds. In its sole discretion, the Agent may deem interest to be paid and other payments (other than the principal balance of the Revolving Loan) to be paid by causing such amounts to be added to the principal balance of the Revolving Loan, all as set forth on the Agent's books and records. Each Borrower hereby authorizes and directs the Lenders, at the option of the Required Lenders, to make advances in the Revolving Loan by appropriate debits to the Loan Account for all such payments under the Financing Agreements. Unless otherwise directed by the Agent, all payments to the Lenders hereunder shall be made by delivery thereof to the Agent at its address set forth in SUBSECTION 10.12 or by delivery to the Agent for deposit in the Blocked Accounts of all proceeds of Accounts or other Collateral in accordance with SUBSECTION 3.5. If the Agent elects to bill the Borrowers for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. Solely for the purpose of calculating interest earned by each Lender with respect to the Revolving Loan, any check, draft or similar item of payment by or for the account of any Borrower delivered to the Agent or deposited in a Blocked Account in accordance with SUBSECTION 3.5 shall be applied by the Agent on account of such Borrower's Revolving Loan Obligations on the Business Day the Agent has received immediately available funds as a result of the deposit thereof in accordance with SUBSECTION 3.5. Immediately available funds received by the Agent after 2:00 p.m., (Chicago time), shall be deemed to have been received on the following Business Day.

          (c) (i) Unless the Borrower Representative or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (A) in the case of a Lender, such Lender's Pro Rata Share of the proceeds of an advance under the Revolving Loan or Swingline Loan or (B) in the case of the Borrowers, a payment of principal, interest, fees or other Obligations to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrowers or such Lender, as the case may be, have not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day (as determined by the Agent) or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant advance under the Revolving Loan.

               (ii) Nothing contained in this SUBSECTION 2.6(c) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights the Agent or the Borrowers may have against such Lender as a result of any default by such Lender under this Agreement.

               (iii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender.

               (iv) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any acceleration of the Revolving Loan with respect to any draw on a Letter of Credit or Lender Guaranty therefor.

          2.7 TERM OF THIS AGREEMENT. This Agreement shall be effective from the Closing Date until the Termination Date. Upon the Termination Date, all of the Obligations shall become immediately due and payable without notice or demand notwithstanding any terms contained herein or in any Note to the contrary. Notwithstanding any termination of this Agreement, until (i) all of the Obligations except unmatured contingent obligations (other than those Obligations described in clauses (ii) and (iii) below) for which no claim has been asserted shall have been paid in full in cash, (ii) the Lender Guaranties shall have been terminated or payment thereof shall have been secured in accordance with SUBSECTION 2.8 and (iii) the Borrowers shall have provided to the Agent for the benefit of the Lenders security on terms satisfactory to the Agent with respect to any pending or overtly threatened action against any Person which could result in a claim against the Borrowers by any Indemnitee for indemnification under SUBSECTION 7.10, the Borrowers shall remain bound by the terms of this Agreement and the Lenders shall be entitled to retain their Liens on the Collateral.

          2.8 PREPAYMENTS. Subject to the provisions of SUBSECTION 2.19, upon not less than thirty (30) days' prior written notice to the Agent specifying the date of prepayment (which date shall be a Business Day), the Borrowers may prepay in full, but not in part, all of the Obligations (excluding outstanding Lender Guaranties) and terminate the Commitments. Upon prepayment in full and termination of the Commitments, the Borrowers (i) shall cause the Agent and each Lender to be released from all liability under any Lender Guaranties or (ii) shall (x) cause to be issued to and for the benefit of the Agent and the Lenders a letter of credit in form and substance acceptable to the Agent issued by a bank or other financial institution acceptable to the Agent to secure such Lender Guaranties, or (y) deposit cash collateral with the Agent, for the benefit of the Agent and the Lenders pursuant to a cash collateral agreement in form and substance satisfactory to the Agent, in either case, in an amount equal to one hundred ten percent (110%) of the aggregate Lender Guaranty Liability with respect to the Lender Guaranties that will remain outstanding after prepayment in full of all other Obligations.

          2.9 COMMITMENT FEE AND FEE LETTER. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a commitment fee (the "Commitment Fee") in an amount equal to 2.0% of the Revolving Loan Facility LESS, the remaining portion of the Good Faith Deposit (after application of amounts against the Good Faith Deposit pursuant to the Proposal Letter and the Fee Letter), such Commitment Fee to be payable on the Closing Date. The Borrower shall also pay to the Agent the other fees referred to in the Fee Letter in the amounts, and on the dates for payment, set forth therein.

          2.10 UNUSED LINE FEE. From and after the Closing Date, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the "Unused Line Fee") in an amount equal to the Revolving Loan Facility LESS the sum of the average daily closing balance of the Revolving Loan plus the average daily closing balance of the Swingline Loan plus Lender Guaranty Liabilities outstanding during the preceding month (or shorter period with respect to the period commencing with the Closing Date or the period ending with the Termination Date) MULTIPLIED by one-half of one percent (.50%) per annum. The Unused Line Fee shall be payable quarterly in arrears on the first day of each February, May, August and November following the Closing Date, commencing August 1, 1999, and on the Termination Date.

          2.11 OTHER FEES, COSTS AND EXPENSES. Each Borrower shall pay to the Agent and the Audit Agent on demand all fees, costs and expenses incurred by the Agent and the Audit Agent (for purposes of CLAUSES (i) and (v) below only, and only to the extent incurred in the performance of its obligations as the Audit Agent hereunder) in connection with any matters contemplated by or arising out of this Agreement or any other Financing Agreement (which fees, costs and expenses shall be part of the Obligations and secured by the Collateral) including, without limitation: (i) following the occurrence of an Event of Default in verifying or inspecting the Accounts or the Inventory or the Borrower's records with respect thereto; (ii) in connection with opening and maintaining the Blocked Accounts and depositing for collection any check or item of payment received by and/or delivered to any Collecting Bank or the Agent or any Lender on account of the Obligations; (iii) arising out of the Agent's indemnification of any Collecting Bank against damages incurred by such Collecting Bank in the operation of a Blocked Account; (iv) in connection with the Agent's forwarding to any Borrower the proceeds of loans or advances hereunder including, without limitation, transfer fees; (v) arising from photocopying and other mechanical or electronic reproduction in connection with the rights of inspection under SUBSECTION 7.2; (vi) in connection with the negotiation, preparation, review, execution, delivery and ongoing administration of the Financing Agreements and all amendments, modifications and waivers with respect hereto or with respect to the other Financing Agreements including, without limitation, search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses; filing and recording fees; reasonable fees, costs and expenses of the Agent's attorneys and paralegals and all Taxes payable in connection with this Agreement or the other Financing Agreements, whether such fees, costs and expenses are incurred prior to, on or after the Closing Date; (vii) in connection with any documentation, negotiation, review or closing with respect to any Subordinated Debt, including, without limitation, the fees, costs and expenses of the Agent's attorneys and paralegals; (viii) arising from the Agent's employment of counsel or otherwise in connection with protecting, perfecting or preserving the Agent's Liens in the Collateral and (ix) in connection with any refinancing or restructuring of the credit arrangements provided under the Financing Agreements, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings, or in connection with any other matters contemplated by or arising out of this Agreement or the other Financing Agreements.

          The Borrowers shall reimburse the Agent and the Lenders for all out of pocket fees, costs and expenses incurred by the Agent or any Lender (which fees, costs and expenses shall be part of the Obligations and secured by the Collateral) in connection with (i) any litigation, contest, dispute, suit, proceeding or action in any way relating to the Collateral, any of the Financing Agreements or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Parent or any Borrower or any Subsidiary that may be obligated to the Agent or any Lender by virtue of the Financing Agreements (including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default or in connection with any insolvency or bankruptcy case or proceeding); PROVIDED that the Borrower shall have no obligation hereunder with respect to such fees, costs and expenses to the extent that a court of competent jurisdiction shall render a judgment, final and not subject to review on appeal, that such fees, costs and expenses arise from the gross negligence or willful misconduct of such Person; and (ii) the collection, lease, sale, taking of possession of, or liquidation of any of the Collateral or the enforcement (or attempted enforcement) of any Lien on any of the Collateral or the enforcement of any rights of the Agent or any Lender to collect any of the Obligations, including any such enforcement in the course of any work-out or restructuring of the Obligations during the pendency of one or more Events of Default or in connection with any insolvency or bankruptcy case or proceedings, in each case including, without limitation, reasonable fees, costs and expenses of the respective attorneys and paralegals of the Agent and the Lenders and the out-of-pocket costs and per diem charges for the examiners and agents of such Persons at their then applicable rates. Any portion of the foregoing fees, costs and expenses which remains unpaid ten (10) days following the Agent's statement and request for payment thereof shall bear interest from the date of such statement and request for payment at the Default Rate applicable to Base Rate Loans.

          2.12 LOAN ACCOUNT. The Agent shall maintain a loan account ("Loan Account") on its books in which shall be recorded (i) all advances under the Revolving Loan and advances made to the Borrowers pursuant to this Agreement,
(ii) the issuance of all Lender Guaranties, (iii) all payments made by the Borrower on the Revolving Loan and advances and (iv) all other appropriate debits and credits as provided in this Agreement including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. The Borrowers shall pay the Obligations reflected as owing under the Loan Account and all other Obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. So long as an Event of Default shall have occurred and be continuing, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Agent or any Lender from or on behalf of each Borrower, and each Borrower does hereby irrevocably agree that each Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Obligations in such manner as such Lender may deem advisable notwithstanding any previous entry by the Agent upon the Loan Account or by the Agent or such Lender on any other books and records.

          2.13 STATEMENTS. All advances to the Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in the Loan Account and in the Agent's books and records showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrower Representative written statements of account as provided herein, the balance in the Loan Account, as set forth on the Agent's most recent printout or other written statement, shall be rebuttably presumptive evidence of the amounts due and owing to each Lender by the Borrowers; PROVIDED that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower's obligations to pay the Obligations. Not more than twenty (20) days after the last day of each calendar month, the Agent shall render to the Borrower Representative a statement setting forth the principal balance of the Loan Account and the calculation of interest due thereon. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrowers, and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from the Agent, the Borrower Representative shall deliver to the Agent in accordance with SUBSECTION
10.12 written objection thereto specifying the error or errors, if any, contained in such statement. In the absence of a written objection delivered to the Agent as set forth in this SUBSECTION 2.15, the Agent's statement of the Loan Account shall be conclusive evidence of the amount of the Obligations.

          2.14 PAYMENT DATES. Interest shall be payable (i) on Base Rate Loans in arrears on the first day of each calendar quarter for all periods ending prior to such month for which such Base Rate Loans are or, in the case of a Base Rate Loan converted to a LIBOR Rate Loan during the prior month, were outstanding, and (ii) on LIBOR Rate Loans on the last day of each Interest Period relating to such Loan, commencing with the first of such dates to occur after the date of such Loan (each such date herein referred to as an "Interest Payment Date"); PROVIDED that, in addition to the foregoing, the Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under this Agreement. After maturity, accrued interest on the Revolving Loan shall be payable on demand. Subject to the definition of Interest Period, any payment due hereunder on any day other than a Business Day shall be due on the next succeeding Business Day, and if such payment shall bear interest in accordance herewith, interest shall accrue to the date of payment.

          2.15 LENDER GUARANTY FEES. The Borrowers shall pay to the Agent, for the benefit of the Lenders, fees for any Lender Guaranty ("Lender Guaranty Fees") for the period from and including the date of issuance of such Lender Guaranty to and excluding the date of expiration or termination of such Lender Guaranty, equal to the daily average face amount of Letters of Credit with respect to Lender Guaranties multiplied by two and one-half percent (2.5%) per annum. Lender Guaranty Fees shall be payable monthly in arrears on the first day of the month following the date of issuance of any such Lender Guaranty and the first day of each month thereafter during which such Lender Guaranty shall remain outstanding and on the Termination Date. The Borrowers shall also reimburse the Agent and each Lender for any and all fees and expenses paid to the Issuing Bank.

          2.16 OTHER LENDER GUARANTY PROVISIONS.

          (a) The obligation of the Borrowers to reimburse the Agent and each Lender for payments made under any Lender Guaranty shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

               (i) any lack of validity or enforceability of any Lender Guaranty or any other agreement;

               (ii) the existence of any claim, set-off, defense or other right which any Borrower, any of its Affiliates or the Agent or any Lender may have at any time against a beneficiary or any transferee of any Lender Guaranty (or any Persons for whom any such transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between any Borrower or any of their Affiliates and the beneficiary for which such Lender Guaranty was procured);

               (iii) any draft, demand, certificate or any other document presented under any Lender Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by the Agent or any Lender under any Lender Guaranty against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Guaranty; PROVIDED that, in the case of any payment by the Agent or any Lender under such Lender Guaranty, such Person has not acted with gross negligence or willful misconduct as determined by a final judgment, not subject to review on appeal, of a court of competent jurisdiction in determining that the demand for payment under any Lender Guaranty complies on its face with any applicable requirements for a demand for payment under such Lender Guaranty;

               (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

               (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

          (b) In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold the Agent and each Lender harmless from and against any and all claims, suits, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees) which the Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (1) the issuance of any Lender Guaranty other than as a result of the gross negligence or willful misconduct of such Person as determined by a final order, not subject to review on appeal, of a court of competent jurisdiction, or (2) the failure of the Agent or any Lender to honor a demand for payment under any Lender Guaranty as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority.

          As among the Agent, the Lenders and the Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Lender Guaranty by, beneficiaries thereof. In furtherance and not in limitation of the foregoing, neither the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any Person in connection with the application for and issuance of any Lender Guaranty, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Guaranty or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Lender Guaranty to comply fully with conditions required in order to demand payment under such Lender Guaranty; PROVIDED that, in the case of any payment by the Agent or any Lender under any Lender Guaranty, such Person has not acted with gross negligence or willful misconduct, as determined by a final judgment, not subject to review on appeal, of a court of competent jurisdiction, in determining that the demand for payment under any Lender Guaranty complies on its face with any applicable requirements for a demand for payment under such Lender Guaranty; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Guaranty or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Lender Guaranty; and
(viii) for any consequences arising from causes beyond the control of the Agent or the Lenders, including, without limitation, any act or omission, whether rightful or wrongful, of any Governmental Authority. None of the above shall affect, impair, or prevent the vesting of any of the Agent's or any Lender's rights or powers hereunder.

          In furtherance and extension of, and not in limitation of, the specific provisions hereinabove set forth, each Borrower hereby agrees that any action taken or omitted by the Agent or any Lender under or in connection with any Lender Guaranty or any related certificates, or the Collateral relating thereto, if taken or omitted in good faith, or any action taken by any Issuing Bank, shall be binding on the Borrowers and shall not impose any resulting liability on the Agent or any Lender to the Borrowers or relieve the Borrowers of any of their obligations hereunder to any such Person.

          2.17 TAXES; CHANGES IN LAW.

          (a) Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all present and future Taxes. Subject to SUBSECTION 2.17(d), if any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, then (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made and (ii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Each Borrower hereby indemnifies and agrees to hold the Agent and each Lender harmless from and against all Taxes imposed upon the Agent or any Lender as a result of or arising in connection with the transactions contemplated hereby.

          (b) In the event that, subsequent to the Closing Date, or, in the case of a Participant assigned an interest in or sold a participation in the Revolving Loan pursuant to SUBSECTION 11.1, subsequent to the date of such assignment or sale, (a) any change in any existing law, regulation, rule, policy, guideline, treaty or directive or in the interpretation or application thereof (whether or not having the force of law) including, without limitation, any change resulting from the implementation of risk-based capital guidelines,
(b) any new law, regulation, rule, guideline, treaty or directive enacted or any interpretation or application thereof or (c) compliance by any Lender with any request or directive (whether or not having the force of law and including by way of withdrawal or termination of any previously available exemption) from any central bank, governmental authority, agency or instrumentality (including, without limitation, any request or directive regarding capital adequacy)

               (i) does or shall subject any Lender or such Participant to any Taxes with respect to this Agreement, the other Financing Agreements or any Loans made hereunder, or change the basis of taxation of payments to any Lender or such Participant of principal, commitment, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income or changes which do not increase the aggregate amount of the overall net income of such Lender or such Participant imposed by the jurisdiction in which such Lender is incorporated or has its principal place of business); or

               (ii) does or shall impose on any Lender or such Participant any other condition or increased cost (other than Taxes) in connection with the transactions contemplated hereby or participation herein; or

               (iii) affects the amount of any reserve, special deposit, capital adequacy, assessment or similar charge (other than reserves and assessments taken into account in determining the LIBOR Rate) required or expected to be maintained by any Lender or such Participant or any corporation controlling such Lender or such Participant and such Lender or such Participant determines that such amount required or expected is increased by or based upon the existence of this Agreement or its advances under the Revolving Loan hereunder, and the result of any of the foregoing is to increase the cost to such Lender or such Participant of making, funding, maintaining or continuing any advances under the Revolving Loan hereunder or issuing Lender Guaranties or selling any participation therein or assigning its Commitment to make the Revolving Loan hereunder, as the case may be, or to reduce any amount receivable by such Lender or such Participant in connection with any advances under the Revolving Loan or Lender Guaranties, or to require any Lender or Participant to make any payment calculated by reference to the amount of advances under the Revolving Loan or Lender Guaranties issued or participated in or interest received by it, then, in any such case, within five (5) days after written demand, the Borrowers shall pay to such Lender or such Participant any additional amounts which are necessary to compensate such Lender or such Participant for such additional cost or reduced amount receivable which such Lender or such Participant reasonably deems to be material as determined by such Lender or such Participant with respect to this Agreement, the other Financing Agreements or the Loans made hereunder. If such Lender or Participant becomes entitled to claim any additional amounts pursuant to this SUBSECTION 2.17, it shall promptly notify the Borrower Representative in writing of the event by reason of which such Lender or Participant has become so entitled. A certificate as to any additional amounts payable pursuant to this SUBSECTION 2.17 submitted by such Lender or Participant to the Borrower Representative shall be presumed correct in the absence of manifest error.

          (c) Notwithstanding anything to the contrary contained in this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall declare that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Rate Loan, then, on notice thereof and demand therefor by the Agent to the Borrower Representative, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Rate Loans shall terminate and (ii) the Borrowers shall forthwith prepay in full all outstanding LIBOR Rate Loans, together with interest accrued thereon, of such Lender UNLESS the Borrower Representative, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Loans into Base Rate Loans.

          (d) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender on the Closing Date, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower Representative or the Agent, provide the Agent and the Borrower Representative with Internal Revenue Service form 1001 or 4224 or any successor form, as appropriate, or other applicable form, certificate or document, or any successor form prescribed by the Service properly completed and duly executed by such Lender, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Agreement or the Notes or certifying that the income receivable by such Lender under this Agreement or the Notes is effectively connected with the conduct of a trade or business of such Lender in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; PROVIDED that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments or indemnification under SUBSECTION 2.17(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee on such date. If any form or document referred to in this SUBSECTION 2.17(d) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224 or any successor form, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower Representative and shall not be obligated to include in such form or document such confidential information.

          2.18 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within five (5) days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its advances under the Revolving Loan, its interest in the Lender Guaranties or its obligation to make advances under the Revolving Loan or participate in or issue Lender Guaranties hereunder (after taking into account such Lender's policies as to capital adequacy). A certificate as to any additional amounts payable pursuant to this SUBSECTION
2.18 submitted by such Lender to the Borrower Representative shall be presumed correct in the absence of manifest error.

          2.19 SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

          (a) As soon as practicable after 11:00 a.m. (Chicago time) on each LIBOR Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.

          (b) If the Agent determines (which determination shall be final and conclusive and binding upon all parties) that:

               (i) adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the LIBOR Rate with respect to the LIBOR Rate Loans as to which an interest rate determination is then being made; or

               (ii) the LIBOR Rate does not accurately or fairly reflect the cost of making or maintaining LIBOR Rate Loans; or

               (iii) deposits of a type and maturity appropriate to match fund LIBOR Rate Loans are not available; or

               (iv) maintenance of LIBOR Rate Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law;

then, and in any such event, promptly after being notified of a borrowing, conversion or continuation, the Agent shall give notice (in writing or by telephone confirmed in writing) to the Borrower Representative (which notice the Agent shall promptly transmit to each other Lender) of such determination, and the Agent shall suspend the availability of LIBOR Rate Loans until such circumstance no longer exists and require any LIBOR Rate Loans to be repaid and Borrower shall repay or prepay the LIBOR Rate Loans, together with all interest accrued thereon.

          (c) The Borrowers shall indemnify the Agent and each Lender, upon written request (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be presumed correct and binding upon all parties hereto), for losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by it in connection with the liquidation or re-employment of funds acquired to fund or maintain LIBOR Rate Loans), that such Person may sustain:
(i) if for any reason (other than a default by the Lenders) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice, a Conversion/Continuation Notice or a request by telephone or telecopy for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to SUBSECTION 2.5(e) OR 2.5(f); (ii) if any prepayment of any of its LIBOR Rate Loans occurs on a date that is not the last day of the Interest Period applicable to that Loan whether because of acceleration, prepayment or otherwise (unless such prepayment is required pursuant to the provisions of SUBSECTION 2.19(b)); (iii) if any of its LIBOR Rate Loans are not paid on any date specified in a notice of prepayment given by the Borrower Representative; or (iv) as a consequence of any other default by the Borrowers to repay its LIBOR Rate Loans when required by the terms of this Agreement; PROVIDED that during the period while any such amounts have not been paid, the Lenders shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable by the Borrowers on demand after receipt by the Borrower representative thereof.

          (d) Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of, any of its domestic or foreign branch offices or the office of an affiliate of such Lender.
s
          (e) Calculation of all amounts payable to a Lender under SUBSECTION 2.19(b) or 2.19(c) shall be made as though each Lender had actually funded its relevant LIBOR Rate Loan through the purchase of a LIBOR deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; PROVIDED that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SUBSECTION 2.19.

          3. REPORTING AND ELIGIBILITY REQUIREMENTS.

          3.1 MONTHLY REPORTS AND BORROWING BASE CERTIFICATES. The Borrowers shall submit to each Lender, not later than thirty (30) days after the end of each Fiscal Month, a report ("Monthly Report"), accompanied by a certificate in the form attached as EXHIBIT 3.1, which shall be signed by the chief executive officer or the chief financial officer of the Borrower Representative. The Monthly Report shall be in form and substance satisfactory to the Agent and shall include, as of the last Business Day of such Fiscal Month (and with respect to the initial Monthly Report attached as EXHIBIT 3.1-1, as of a date not more than two (2) Business Days prior to the Closing Date): (i) copies of all consolidated and consolidating operating statements for such Fiscal Month prepared for each Borrower for its internal use and other similar data as the Agent may reasonably request, (ii) an aged trial balance of Accounts of each Borrower ("Accounts Trial Balance") indicating which Accounts are current, up to 30, 30 to 60, 60 to 90, 90 to 120 and 120 days or more past the original invoice date and listing the names and addresses of all applicable Account Debtors, and
(iii) a summary of accounts payable of each Borrower showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and listing the names and addresses of applicable creditors. In addition, each Borrower shall deliver a Borrowing Base Certificate to the Agent and each Lender not later than the 3rd Business Day of each week for the preceding week (or such shorter period as the Agent may require). Each Borrower shall furnish copies of any other reports or information, in a form and with such specificity as is satisfactory to the Agent, concerning Accounts included, described or referred to in its Borrowing Base Certificates and any other documents in connection therewith requested by the Agent including, without limitation, but only if specifically requested by the Required Lenders, copies of all invoices prepared in connection with such Accounts and all credit memoranda issued by such Borrower (each Borrower shall issue such credit memoranda in accordance with its current practice and without delay, but in any event within three (3) Business Days of receipt of notice of a dispute with respect to an Account).

          3.2 ELIGIBLE ACCOUNTS. "Eligible Accounts" shall mean all Accounts of each of the Borrowers other than the following: (i) Accounts which remain unpaid as of ninety (90) days after the date of the original invoice with respect thereto; (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if fifty percent (50%) or more of the balance owing by such Account Debtor is ineligible by reason of the criterion set forth in this SUBSECTION 3.2, except CLAUSES (XII) and (XVIII); (iii) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or a director, officer or employee of any Borrower or its Affiliates; (iv) Accounts with respect to which the Account Debtor is a Governmental Authority or prime contractor thereof unless such Borrower has complied in a manner satisfactory to the Agent with the Federal Assignment of Claims Act of 1940, as amended, or similar law or statute of the relevant state, province, municipality or other jurisdiction and any amendments thereto, relative to the assignment of such Accounts; (v) Accounts with respect to which the Account Debtor is not a resident of the United States unless the Account is payable in United States dollars and (A) the Account Debtor has supplied such Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Required Lenders in an amount sufficient to cover such Account and in form and substance satisfactory to the Required Lenders and without right of setoff or (B) the Agent in its reasonable discretion has approved in writing such Account Debtor; (vi) Prebilled Accounts and other Accounts arising with respect to goods which have not been shipped and delivered to and accepted as satisfactory by the Account Debtor or arising with respect to services which have not been fully performed and accepted as satisfactory by the Account Debtor; (vii) Accounts for which the prospect of payment in full or performance of services in a timely manner by any Borrower or third party service provider is or is likely to become impaired as determined by the Agent in the reasonable exercise of its discretion; (viii) Accounts which are not invoiced (and dated as of the date of such invoice) and sent to the Account Debtor within thirty (30) days after delivery of the underlying goods to or performance of the underlying services for the Account Debtor; (ix) Accounts with respect to which the Agent, on behalf of the Lenders, does not have a first and valid fully perfected Lien free and clear of any other Lien whatsoever; (x) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (xi) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or credit or offset right, as with services performed on a guaranteed service, service-or-return, demonstration, service performed on approval or other terms by reason of which the payment by the Account Debtor is or may be conditional or consignment basis; (xii) Accounts to the extent that the Account Debtor's indebtedness to the Borrowers exceeds a credit limit determined by the Agent in the Agent's discretion following prior written notice of such credit limit from the Agent to the Borrower Representative; (xiii Accounts with respect to which any disclosure is required in accordance with SUBSECTION 3.3; (xiv) contra Accounts to the extent of the amount of the accounts payable owed by the Borrowers to the Account Debtor; (xv) Accounts with respect to which the Account Debtor is located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing unless such Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable Governmental Authority in such state for the then current year; (xvi) Accounts evidenced by Chattel Paper or any Instrument of any kind, to the extent possession of such Chattel Paper or Instrument is not granted to the Agent, for the benefit of the Lenders; (xvii) Accounts which the Agent determines in good faith to be unacceptable; (xviii) the amount of any Accounts that exceed thirty-five percent (35%) of any individual Borrowing Base or twenty percent (20%) of the combined total Borrowing Base; and (xix) an amount equal to 3.1% of the Chicago Borrowing Base and 1.0% of the FKP Borrowing Base to account for such Borrower's lag in the processing and issuing of credit memos to Account Debtors, such percentage to be subject to adjustment from time to time. In the event that a previously scheduled Eligible Account ceases to be an Eligible Account under the above described criteria (other than any determination made by the Agent), the Borrower Representative shall notify the Agent thereof as soon as practicable.

          3.3 ACCOUNT WARRANTIES. With respect to Accounts scheduled, listed or referred to on the initial Accounts Trial Balance included in the initial Monthly Report or on any subsequent Accounts Trial Balance or Borrowing Base Certificate, each Borrower represents and warrants to the Agent and each Lender that, except as disclosed in the applicable Accounts Trial Balance or Borrowing Base Certificate: (i) the Accounts represent bona fide sales of Inventory or the provision of services to customers in the ordinary course of business completed in accordance with the terms and provisions contained in the documents available to the Agent and each Lender with respect thereto and are not evidenced by a judgment or by an Instrument or Chattel Paper; (ii) the amounts shown on the applicable Accounts Trial Balance and on each Borrower's books and records and all invoices and statements which may be delivered to the Agent or any Lender with respect thereto are actually and absolutely owing to each Borrower and are not in any way contingent; (iii) no payments have been or shall be made thereon except payments immediately delivered to a Blocked Account pursuant to this Agreement; (iv) there are no setoffs, claims or disputes existing or asserted with respect thereto and any Borrower has made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by such Borrower in the ordinary course of its business for prompt payment and which discount and allowance is reflected in the calculation of the face amount of each invoice related to such Account; (v) to the best of each Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Accounts Trial Balances or Borrowing Base Certificates, any Borrower's books and records and all invoices and statements delivered to the Agent or any Lender with respect thereto; (vi) to the best of each Borrower's knowledge, all Account Debtors have the capacity to contract and are solvent; (vii) no Borrower has received any notice of proceedings or actions which are threatened or pending against any Account Debtor which could reasonably be expected to result in any material adverse change in such Account Debtor's financial condition; (viii) no Borrower has any knowledge that any Account Debtor is unable generally to pay its debts as they become due; (ix) the Accounts do not arise from the sale of Inventory produced in violation of the Fair Labor Standards Act so as to be subject to the so-called "hot goods" provision contained in Title 29 U.S.C., SECTION 215(A)(1); (x) the services furnished and/or Inventory sold giving rise to the Account are not, and will not be at the time of sale thereof, subject to any Lien except that of the Agent, for the benefit of the Lenders; (xi) the Accounts have not been pledged or sold to any Person or otherwise encumbered and each Borrower is the owner of its Accounts free and clear of any Lien except that of the Agent, for the benefit of the Lenders; and (xii) with respect to Accounts for which its Account Debtor is located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, such Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed all required Notice of Business Activities Reports or comparable filings with the applicable Governmental Authority.

          3.4 VERIFICATION OF ACCOUNTS. The Agent shall have the right, at any time or times hereafter, in the name of the applicable Borrower or a nominee of the Agent, or during the pendency of an Event of Default, in the Agent's name, to verify with Account Debtors the validity, amount or any other matter relating to any Account, by mail, telephone, or in person.

          3.5 COLLECTION OF ACCOUNTS AND PAYMENTS. On or prior to the Closing Date, the Borrowers shall establish lock box accounts (the "Blocked Accounts") in the applicable Borrower's name with such banks as are acceptable to the Agent ("Collecting Banks") and enter into blocked account agreements (or amendments to existing blocked account agreements) in form and substance satisfactory to the Agent among such Borrower, the Agent and each Collecting Bank (the "Blocked Account Agreements"). All Account Debtors shall directly remit all payments on Accounts into a Blocked Account and each Borrower will immediately deposit all cash payments made for Inventory or the provision of services or other cash payments constituting proceeds of Collateral received by it into a Blocked Account in the identical form in which such payment was made, whether by cash or check. On or prior to the Closing Date, each Borrower shall notify in writing each of its existing Account Debtors of the name and address of the Blocked Account to which each such Account Debtor shall be directed to remit all payments on its Accounts. In addition, the Agent shall, on or prior to the Closing Date, establish a depository account at each Collecting Bank or at a centrally located bank (the "Depository Account"). Each Blocked Account Agreement shall provide, among other things, that (i) all items of payment deposited in each Blocked Account are held by such Collecting Bank as agent and bailee-in-possession for the Agent, (ii) the Collecting Bank has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees or other charges directly related to the administration of such Blocked Account and for returned checks or other items of payment, and (iii) such Collecting Bank agrees to immediately forward all amounts received in such Blocked Account to the Depository Account through daily sweeps from the Blocked Account into the Depository Account in accordance with the terms of the applicable Blocked Account Agreement. Each Borrower hereby agrees that all payments received by the Agent, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by the Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be held as Collateral by the Agent, for the benefit of the Lenders, for application to the Obligations. Each Borrower shall irrevocably instruct each of its Collecting Banks that such Collecting Bank shall promptly transfer all payments or deposits to the Blocked Accounts into the Agent's Depository Account in accordance with the terms of the applicable Blocked Account Agreement. Each Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with such Borrower, shall, acting as trustee for the Agent, receive, as the sole and exclusive property of the Agent, for the benefit of the Lenders, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of such Borrower or any Affiliates, employees, agents or other Persons acting for or in concert with such Borrower, and immediately upon receipt thereof, such Borrower or such Persons shall remit the same or cause the same to be deposited, in kind, into a Blocked Account or, at the direction of the Agent, shall remit the same, or cause the same to be remitted, in kind, to the Agent at the Agent's address set forth in SUBSECTION 10.12. So long as no Default or Event of Default has occurred and is continuing, a Borrower may add or replace a Blocked Account; PROVIDED that (i) the Agent shall have consented in advance to the opening of such account with the relevant bank and (ii) prior to the time of opening of such account (or such later dated as the Agent shall consent to in writing), such Borrower and such bank shall have executed and delivered to the Agent a Blocked Account Agreement in form and substance satisfactory to the Agent.

          3.6 APPOINTMENT OF THE AGENT AS BORROWER'S ATTORNEY-IN-FACT. Each Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) such Borrower's true and lawful agent and attorney-in-fact (which appointment shall for all purposes be deemed to be coupled with an interest and shall be irrevocable for so long as any Obligations are outstanding), and authorizes the Agent, in any Borrower's or the Agent's name, without notice to any Borrower, to: (A) upon the occurrence and during the continuance of an Event of Default (i) demand payment of Accounts,
(ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of any Borrower's rights and remedies with respect to the collection of the Collateral or any legal proceedings brought to collect an Account, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Collateral, (vi) discharge and release any Account, (vii) prepare, file and sign any Borrower's name on any proof of claim in bankruptcy or other similar document against an Account Debtor or on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (viii) notify the postal authorities of any change of the address for delivery of any Borrower's mail to an address designated by the Agent, and receive, open and dispose of all mail addressed to any Borrower and (ix) do all acts and things which are necessary in the Agent's sole discretion to fulfill the Obligations under the Financing Agreements; and
(B) at any time, to (i) have access to any lockbox or postal box into which any Borrower's mail is deposited, (ii) endorse any Borrower's name upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or any goods pertaining thereto,
(iii) execute in any Borrower's name and on any Borrower's behalf any financing statements or amendments thereto, (iv) endorse any Borrower's name on any verification of Accounts and notices thereof to Account Debtors, (v) use the information recorded or contained in any data processing equipment and computer hardware and software relating to the Accounts and any other Collateral, (vi) take control in any manner of any item of payment or proceeds of any Account,
(vii) endorse any Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Agent's account on account of any Borrower's Obligations, and (viii) communicate with any Borrower's independent certified public accountants (with a representative of the Borrower Representative present unless an Event of Default shall have occurred and be continuing).

          3.7 ACCOUNT RECORDS. Each Borrower shall at all times hereafter maintain a record of Accounts, keeping correct and accurate records itemizing and describing the names and addresses of Account Debtors, relevant invoice numbers, shipping dates and due dates, collection histories, and Accounts agings, all of which records shall be available during such Borrower's usual business hours at the request of any of the Agent's officers, employees or agents. Each Borrower shall cooperate fully with the Agent and its agents who shall have the right at any time or times to inspect its Accounts and the records with respect thereto. Each Borrower shall conduct a review of its bad debt reserves and collection histories at least one each year and promptly following such review shall supply the Agent with a report in form and substance reasonably satisfactory to the Agent concerning such review of the Accounts.

          3.8 INSTRUMENTS AND CHATTEL PAPER. All Chattel Paper shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Green Tree Financial Servicing Corporation, as agent." Upon the request of the Agent and at all times upon the occurrence and during the continuance of a Default or Event of Default, immediately upon any Borrower's receipt thereof, such Borrower shall deliver or cause to be delivered to the Agent, with appropriate endorsement and assignment to vest title, with full recourse to such Borrower, and possession in the Agent, on behalf of the Lenders, all Instruments and Chattel Paper which such Borrower now owns or may at any time or times hereafter acquire.

          3.9 NOTICE TO ACCOUNT DEBTORS. The Agent may, in its sole discretion, at any time or times, upon the occurrence and during the continuance of an Event of Default and without prior notice to any Borrower, notify any or all Account Debtors that the Accounts have been assigned to the Agent, for the benefit of the Lenders, and that the Agent has a Lien therein. Upon the occurrence and during the continuance of an Event of Default, the Agent may direct or, at the request of the Agent, each Borrower shall direct, any or all of its Account Debtors to make all payments upon the Accounts directly to the Agent. The Agent shall furnish the Borrower Representative with a copy of any such notice.

          3.10 EQUIPMENT WARRANTIES. With respect to the Equipment, each Borrower represents and warrants to the Agent and the Lenders that: (i) such Borrower has good, indefeasible and merchantable title to its Equipment; (ii) its Equipment is located only on the premises listed on EXHIBIT 8.6; (iii) its Equipment is not subject to any Lien whatsoever except for Permitted Liens; (iv) its Equipment is in good condition and repair (ordinary wear and tear excepted) and is currently used or usable in such Borrower's business; and (v) except as described in EXHIBIT 3.10, none of the Equipment used in the conduct of such Borrower's business is leased.

          3.11 EQUIPMENT RECORDS. Each Borrower shall at all times hereafter keep complete and accurate records itemizing and describing the kind, type, age and condition of its Equipment, and such Borrower's cost therefor and accumulated depreciation thereon and acquisitions, retirements, sales, or other dispositions thereof, all of which records shall be available during such Borrower's usual business hours on demand to any of the Agent's officers, employees or agents.

          3.12 MAINTENANCE OF EQUIPMENT. Each Borrower shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Each Borrower shall not permit any item of its Equipment to become a Fixture to real property or an accession to other personal property. Each Borrower shall not permit the Equipment to be operated or maintained in violation of any applicable law, statute, rule or regulation. In addition, with respect to all items of leased equipment, each Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

          3.13 REAL ESTATE. EXHIBIT 3.13 describes all Real Estate or interests in Real Estate owned or leased or otherwise occupied by any Borrower. Each Borrower represents and warrants to the Agent and the Lenders that each Borrower has good and merchantable title to and ownership of, or a valid leasehold interest in, each parcel of its Real Estate described in EXHIBIT 3.13, free and clear of all Liens, except Liens in favor of the Agent, for the benefit of the Lenders, and the Permitted Liens. Each Borrower further represents and warrants to the Agent and the Lenders that no parcel of its Real Estate is subject to any known boundary or encroachment dispute, special assessment, condemnation or eminent domain proceeding, restrictive covenant, zoning or building code violation or any other known dispute, assessment, claim or violation of law which might restrict or interfere with such Borrower's use of such parcel of Real Estate in the ordinary course of such Borrower's business or which could reasonably be expected to have a Material Adverse Effect.

          3.14 MAINTENANCE OF REAL ESTATE. Each Borrower shall keep and maintain its Real Estate and all improvements thereon in good condition and repair (ordinary wear and tear excepted) and shall maintain the value and utility thereof and shall maintain such Real Estate in conformity with all applicable building and zoning codes and other applicable laws, statutes, rules and regulations. Each Borrower shall maintain its leased real property in the same manner as its owned Real Estate, and comply with the terms of its leases of Real Estate, in accordance with the applicable leases.

          3.15 INTELLECTUAL PROPERTY AND GENERAL INTANGIBLES. Each Borrower is the owner of all the Intellectual Property and General Intangibles free and clear of all Liens other than Liens in favor of the Agent, for the benefit of the Lenders. Each Borrower shall maintain complete and accurate records with respect to its Intellectual Property and General Intangibles and shall defend such Intellectual Property and General Intangibles against infringement, interference, opposition or similar actions or challenges and shall maintain and preserve all of its rights with respect thereto.

          4. CONDITIONS TO ADVANCES.

          4.1 CONDITIONS TO ALL ADVANCES. In addition to those conditions set forth in SUBSECTION 4.2 regarding the initial advance of funds, the issuance of a Lender Guaranty under the Revolving Loan and the funding of advances under the Revolving Loan and the funding of advances under the Swingline Loan shall be conditioned upon the matters set forth in this SUBSECTION 4.1:


          (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrowers contained herein or in any other Financing Agreement shall be true and correct in all material respects on and as of the date of such advance as if made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date.

          (b) BORROWERS' REQUEST. The Agent shall receive (i) Borrowing Notice on or prior to the date required by SUBSECTION 2.5 of this Agreement with respect to any advance under the Revolving Loan, (ii) at least five (5) Business Days' prior notice of the issuance of a Lender Guaranty, (iii) a Monthly Report from the Borrowers dated no more than thirty-one (31) days prior to the date of such advance, and (iv) a Borrowing Base Certificate delivered in accordance with SUBSECTION 3.1 and all other documents required by the terms of this Agreement to have been delivered to the Agent hereunder prior to such date.

          (c) FINANCIAL CONDITION. As determined by the Required Lenders in their reasonable discretion, no Material Adverse Effect shall have occurred at any time or times subsequent to the most recent annual financial statements provided pursuant to SUBSECTION 7.1(III).

          (d) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing or will result from such advance.

          (e) NO LITIGATION. (i) No Litigation shall be pending or threatened against Parent or any Borrower or any officer, director, or executive of Parent or any Borrower (A) in connection with this Agreement or the other Financing Agreements or (B) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Parent or any Borrower shall have been issued or threatened by any Governmental Authority.

          (f) OTHER REQUIREMENTS. The Agent shall have received, in form and substance satisfactory to the Agent, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder, or which the Agent may at any time reasonably request.

          Each request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any advance under the Revolving Loan and the request by the Borrower Representative for the incurrence by the Lenders of any Lender Guaranty Liability shall constitute a representation and warranty by the Borrowers that the conditions contained in SUBSECTIONS 4.1(A), 4.1(D), and 4.1(E) have been satisfied. All legal matters incident to the making of the advance of funds or the issuance of the Lender Guaranty shall be satisfactory to the Agent and its counsel.

          4.2 CONDITIONS TO INITIAL ADVANCE. In addition to those conditions set forth in SUBSECTION 4.1, the obligations of the Lenders to make an advance under the Revolving Loan or the Swingline Loan or to issue Lender Guaranties shall be conditioned upon the satisfaction on or before the Closing Date of the conditions set forth in this SUBSECTION 4.2 and the delivery on or before the Closing Date of the following documents to each Lender, in form and substance satisfactory to each Lender, and consummation of all of the transactions or the satisfaction of each condition contemplated by each such document in a manner satisfactory to each Lender and its counsel.

          (a) FINANCING AGREEMENTS; NOTES. Duly executed copies of this Agreement, the other Financing Agreements and one (1) duly executed copy of each of the Revolving Loan Notes conforming to the requirements hereof, together with all Schedules, Exhibits, certificates, instruments, documents and financial statements required to be delivered pursuant hereto and thereto.

          (b) LEGAL OPINION. The legal opinion of Parent's counsel in form and substance satisfactory to the Lenders and their counsel.

          (c) UCC. Evidence of the proper filing of UCC financing statements perfecting Liens in favor of the Agent in the Collateral and copies of searches of financing statements filed under the Code, together with tax lien and judgment searches with respect to the Property of the Parent and each Borrower, in such jurisdictions as the Agent may request.

          (d) OFFICER'S CERTIFICATE. A certificate executed by the Borrower Representative stating that (i) no Default or Event of Default has occurred and is continuing, (ii) since December 31, 1998, no material and adverse change has occurred in the business, prospects, assets, liabilities, operations or condition (financial or other) of such Borrower or of such Borrower and its Subsidiaries taken as a whole, (iii) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in SUBSECTION 4.1(e) is pending or threatened, (iv) each of the conditions precedent to the consummation of the Loans contemplated hereby has been met or satisfied other than any such conditions precedent requiring (i) the satisfaction of the Agent or any Lender or (ii) any other action to be taken by the Agent or any Lender, and (v) the representations and warranties of such Borrower contained in the Financing Agreements are correct and complete in all material respects on and as of the Closing Date.

          (e) INSURANCE POLICIES AND ENDORSEMENTS. Copies of policies of insurance required hereby together with lender loss payable and additional insured endorsements in form and substance satisfactory to the Agent, duly executed, and evidence of the payment of the first year's premium therefor and an assignment of the keyman life insurance on Lois and Veru in form and substance satisfactory to the Agent.

          (f) INITIAL MONTHLY REPORT AND OTHER EXHIBITS. Copies of the initial Monthly Report, initial Borrowing Base Certificate, the Solvency Affidavit, the initial Projections and other EXHIBITS and SCHEDULES required hereby.

          (g) FEES. The Fees payable as of the Closing Date pursuant to the Fee Letter have been paid.

          (h) ORGANIZATION DOCUMENTS. A copy of the Parent's and each Borrower's articles of incorporation, certified by the appropriate Governmental Authority in its respective jurisdiction of incorporation as of a date not more than twenty (20) days prior to the Closing Date and a copy of the bylaws of the Parent and each Borrower and any amendments thereto certified by the Secretary or Assistant Secretary of such Person.

          (i) GOOD STANDING CERTIFICATES. Good Standing Certificates for the Parent and each Borrower from the appropriate Governmental Authority in its respective jurisdiction of incorporation and from each other state in which such Person is required to be qualified to transact business as a foreign corporation.

          (j) BOARD RESOLUTIONS. Certified copies of resolutions of the board of directors of the Parent and each Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement, the other Financing Agreements to which it is a party and all other documents or instruments to be executed and delivered in conjunction herewith and therewith and the performance of its obligations hereunder and thereunder. Such resolutions shall also authorize the Borrower Representative to act in its capacity as set forth in this Agreement.

          (k) INCUMBENCY CERTIFICATES. Incumbency certificates with respect to the officers of the Parent and each Borrower executing the documents referred to in item (j) above, certified as of the Closing Date by such Person's Secretary or Assistant Secretary as being true and correct.

          (l) WAIVERS. Landlord waivers, bailee letters and mortgagee agreements (or amendments to such existing agreements) in form and substance satisfactory to Agent, in each case as required pursuant to SUBSECTION 7.9.

          (m) ACCOUNTANTS' LETTERS. A letter from the Borrowers authorizing the Borrowers' independent certified public accountants to communicate with the Agent and the Lenders in accordance with SUBSECTION 7.1 and a letter from such accountants acknowledging the Agent's and each Lender's reliance on annual audited financial statements delivered to the Agent and the Lenders pursuant to SUBSECTION 7.1.

          (n) POWER OF ATTORNEY. A power of attorney in favor of the Agent with respect to the matters set forth in SUBSECTIONS 3.6, 5.2 and 7.6 in the form attached as EXHIBIT 4.2(n).

          (o) AGENT FOR SERVICE. An acknowledgment by CT Corporation System that it has been appointed as each Borrower's agent to accept service of process in Illinois.

          (p) LETTER OF DIRECTION. A letter of direction from the Borrowers with respect to the disbursement of the proceeds of the initial advance of funds under the Revolving Loan.

          (q) SUBORDINATION AGREEMENTS. Four (4) executed copies of each Subordination Agreement and a certified copy of each agreement evidencing, respectively, the Seller Obligations, the FKP Obligations and the S&C Obligations.

          (r) NO MATERIAL ADVERSE CHANGE. No material and adverse change in the business, operations or condition (financial or other) or prospects of any Borrower or of Parent and its Subsidiaries taken as a whole shall have occurred since December 31, 1998.

          (s) NO MATERIAL TRANSACTIONS. Except as permitted by this Agreement, neither the Parent nor any Borrower shall have entered into any material commitment or material transaction since December 31, 1998 including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of such Person's business.

          (t) NO ACCOUNTING CHANGES. Neither the Parent nor any Borrower shall have made any material change in its accounting methods or principles since December 31, 1998.

          (u) BLOCKED ACCOUNT AGREEMENTS. Executed copies of each of the Blocked Account Agreements.

          (v) NO TERMINATION OF CONTRACTS. No materially advantageous agreement now in effect between any Borrower and any other Person shall have been terminated, modified or declared to be in default since December 31, 1998.

          (w) CONSENTS. On the Closing Date, the Agent shall have received evidence satisfactory to the Agent that the Parent and the Borrowers have obtained consents and acknowledgments of all Persons whose consent or acknowledgment may be required including, without limitation, all requisite Governmental Authorities to the execution and delivery of the Financing Agreements and performance of the obligations thereunder.

          (x) TERMINATION STATEMENTS; RELEASES. A letter from Sanwa Business Credit Corporation in form and substance satisfactory to the Agent itemizing amounts of principal, interest, fees and expenses or other amounts payable to it; UCC-3 termination statements, mortgage releases and all other instruments and documents necessary to terminate all Liens on the Collateral except Permitted Liens; and all releases and other instruments necessary to terminate all Liens on any Borrower's and its Subsidiaries' Intellectual Property except Permitted Liens.

          (y) ENVIRONMENTAL MATTERS. The Agent shall have received such environmental review and audit reports with respect to the properties of the Borrowers as the Agent shall have requested and the Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports.

          (z) FORM W-9. A copy of IRS Form W-9, Taxpayer Identification Number and Certification.

          (aa) CLOSING DATE AVAILABILITY. On the Closing Date, the Borrowers shall have Borrowing Availability (with trade payables being paid currently and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $5,000,000 (less the $988,040.48 cash collateral securing the letters of credit referred to in SUBSECTION 8.1(ix)) after taking into account the payment of all fees and expenses to be paid on the Closing Date. Such Borrowing Availability shall be evidenced by a Borrowing Base Certificate delivered to the Agent on the Closing Date.

          (bb) MERGER. Evidence of the merger of Fogarty & Klein Yellow Pages, Inc., a Texas corporation, and Southwest Information Resources, Inc., a Texas corporation, with and into FKP.

          (cc) PRE-FUNDING AUDIT. The pre-funding audit conducted by the Audit Agent shall be satisfactory to the Agent and the Audit Agent and reveal no deterioration in the aging or any dilution of Borrowers' Accounts.

          (dd) OTHER DOCUMENTS. All corporate and legal proceedings, organizational structure, capital structure, other debt instruments, material contracts and licenses, governing documents, and all agreements in connection with the transactions contemplated by this Agreement and the other Financing Agreements shall be satisfactory to the Agent, and the Agent shall have received all information and copies of all documents including, without limitation, records of corporate existence, authority and proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, and such documents, where appropriate, shall be certified by proper corporate or Governmental Authorities.

          5. COLLATERAL.

          5.1 SECURITY INTEREST. All of the Borrowers' Obligations constitute one (1) loan secured by the Agent's Liens on the Collateral now or from time to time hereafter granted by any Borrower to the Agent. To secure timely payment and performance in full of the Obligations, each Borrower hereby sells, assigns, conveys, mortgages, pledges, hypothecates and transfers and hereby grants to the Agent, for the benefit of the Lenders, a right of setoff against and a continuing Lien upon all of such Borrower's right, title and interest in and to the following property and interests in property, whether now owned or hereafter acquired by such Borrower and wheresoever located: (i) Accounts; (ii) General Intangibles; (iii) Fixtures; (iv) Inventory; (v) Equipment; (vi) Intellectual Property; (vii) Investment Property; (viii) all of such Borrower's deposit accounts (general or special) with any financial institution with which such Borrower maintains deposits; (ix) all of such Borrower's now owned or hereafter acquired monies, and any and all other property and interests in property of such Borrower now or hereafter coming into the actual possession, custody or control of the Agent or any Lender or any agent or affiliate of the Agent or any Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (x) Documents, Instruments and Chattel Paper of such Borrower; (xi) all insurance policies relating to any of the foregoing, including without limitation business interruption insurance;
(xii) all of such Borrower's books and records relating to any of the foregoing;
(xiii) all accessions and additions to, substitutions for, and replacements of any of the foregoing; and (xiv) all cash collections from, and all other cash and non-cash proceeds of, any of the foregoing including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of, any or all of the Collateral.

          5.2 PRESERVATION OF COLLATERAL AND PERFECTION OF LIENS THEREON. Prior to the execution of this Agreement, each Borrower shall have executed and delivered to the Agent, and at any time or times hereafter at the request of the Agent, each Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Agent may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, all financing statements, security agreements, pledge agreements, bailee letters, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request, in a form satisfactory to the Agent, to perfect and maintain the Liens on the Collateral granted by any Borrower to the Agent or to otherwise protect and preserve the Collateral and the Liens thereon or to enforce the Agent's Liens on the Collateral. Should any Borrower fail to do so, the Agent is authorized to sign any such financing statements or other documents as such Borrower's agent. Each Borrower further agrees that a carbon, photocopy or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

          6. REPRESENTATIONS AND WARRANTIES.

          The Borrowers, jointly and severally, represent and warrant that as of the Closing Date and continuing so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

          6.1 EXISTENCE. (a) Each Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which such Person is required by applicable law to maintain such qualification and good standing except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. All such jurisdictions are listed on EXHIBIT 6.1-1.

          (b) All shares of Stock of each Borrower and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed on EXHIBIT 6.1-2 and as otherwise permitted by this Agreement (i) no authorized but unissued Stock of any Borrower or any Subsidiary is subject to any option, warrant, right to call or commitment of any kind or character, (ii) no Borrower or any Subsidiary has any outstanding Stock or securities convertible into or exchangeable for any Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Stock or any Stock or securities convertible into or exchangeable for any of its Stock, and (iii) no Borrower or any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Stock or any convertible securities, rights, warrants or options of the type described in the clause (ii) above.

          6.2 AUTHORITY. Each Borrower and each Subsidiary has full power, authority and legal right to enter into this Agreement and the other Financing Agreements to which such Person is a party. The execution and delivery by each Borrower and each Subsidiary of the Financing Agreements to which it is a party:
(i) have been duly authorized by all necessary action on its part; (ii) are not in contravention of the terms of its articles of incorporation or bylaws or of any indenture, agreement or undertaking to which it is a party or by which it or any of its Property is bound; (iii) do not and will not require any registration with, or approval or the consent or approval of, any Governmental Authority or of any other Person that has not been obtained; (iv) do not and will not contravene any contractual or governmental restriction to which it or any of its Property is subject; and (v) do not and will not, except as contemplated herein, result in the imposition of any Lien upon any Property of it under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its Property may be bound or affected. Each Borrower and each Subsidiary has the full corporate power and authority and legal right to own, operate, pledge, mortgage or otherwise encumber its Property, to lease the Property it now operates under lease and conduct its business as now, heretofore and proposed to be conducted, and has all material licenses, permits, consents and approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct.

          6.3 BINDING EFFECT. This Agreement and the other Financing Agreements have been duly executed and delivered by the Borrowers, are the legal, valid and binding obligations of the Borrowers and are enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by application of general principles of equity.

          6.4 FINANCIAL DATA. (a) The Borrowers have provided to the Agent and each Lender (i) audited statements of income and cash flow and balance sheets for the Parent and its Subsidiaries on a consolidated and consolidating basis for each of the three (3) most recent Fiscal Years and (ii) unaudited statements of income and cash flow and balance sheets for the Parent and its Subsidiaries on a consolidated and consolidating basis as of February 28, 1999 and for the two (2) months then ended (collectively the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Parent and its Subsidiaries for the periods indicated therein, in accordance with Generally Accepted Accounting Principles, consistently applied (subject to normal year-end adjustment). As of the Closing Date, the Financial Statements are complete and accurate and fairly represents the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with Generally Accepted Accounting Principles, consistently applied, but taking into account the transactions contemplated by this Agreement. There are no omissions from the Financial Statements or other facts and circumstances not reflected in the Financial Statements which are or may be material. Except as contemplated hereby, since December 31, 1998, neither the Parent nor any Borrower has: (i) incurred any debts, obligations, or liabilities (absolute, accrued, or contingent and whether due or to become due) except current liabilities incurred in the ordinary course of business which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; (ii) paid any obligation or liability other than current liabilities in the ordinary course of business, or discharged or satisfied any Liens other than those securing current liabilities, in each case in the ordinary course of business; (iii) declared or made any Restricted Payment or obligated itself to do so; (iv) mortgaged, pledged, or subjected to any Lien any of its Property except Permitted Liens; (v) except as permitted by SUBSECTION 8.7, sold, transferred, or leased any of its Property; (vi) suffered any physical damage, destruction, or loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect; (vii) entered into any transaction other than in the usual and ordinary course of business and other than as contemplated hereby; (viii) encountered any labor difficulties or labor union organizing activities; (ix) issued or sold any shares of capital stock or other securities or granted any options or similar rights with respect thereto; or (x) agreed to do any of the foregoing other than pursuant hereto. Since December 31, 1998, there has been no material adverse change in the business, properties, operations or condition (financial or otherwise) or business prospects of the Parent and its Subsidiaries taken as a whole.

          (b) Each Borrower has also furnished to the Agent and each Lender initial Projections dated as of the Closing Date and attached as EXHIBIT 6.4. The initial Projections have been prepared, and all Projections hereafter delivered in accordance with clause (iv) of SUBSECTION 7.1 shall be prepared on the basis of the assumptions set forth therein and do represent, and in the future will represent, the good faith estimate of the Borrowers' management regarding the course of business of Borrowers and their Subsidiaries for the periods covered thereby. The assumptions set forth in the initial Projections are, and the assumptions set forth in the future Projections delivered hereafter shall be, reasonable and realistic based on then current economic conditions. The Projections represent the good faith belief of the Borrowers as to reasonably achievable results and no Borrower has any knowledge of any reason (other than unexpected adverse general economic conditions) that would cause the Projections not to be achieved.

          6.5 COLLATERAL. Except for the Permitted Liens, all of the Collateral is and will continue to be owned by the Borrowers free and clear of all Liens. From and after the making of the first advance under the Revolving Loan and after the making of all necessary filings, the provisions of SECTION 5 will be effective to create and will give the Agent, for the benefit of the Lenders, as security for the repayment of the Obligations, a legal, valid, perfected and enforceable Lien (which priority is subject only to Permitted Liens) upon all right, title and interest of the Borrowers in any and all of the Collateral (including, without limitation, the Lien in the items and amounts deposited in the Blocked Accounts). Upon the acknowledgment of the Agent's security interest in the Blocked Accounts by the banks or other financial institutions at which such Blocked Accounts are maintained, this Agreement will be effective to create and will give the Agent, for the benefit of the Lenders, as security for the repayment of the Obligations, a legal, valid, perfected and enforceable first priority Lien on all deposits or other items in the Blocked Accounts.

          6.6 SOLVENCY. Each Borrower is Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable by the Borrowers with respect thereto.

          6.7 PLACES OF BUSINESS. As of the Closing Date, the principal place of business and chief executive office of each Borrower is set forth on EXHIBIT
6.7. The books and records of each Borrower and all Chattel Paper, Instruments and all records of account are located and hereafter shall continue to be located at the principal place of business and chief executive office of each Borrower.

          6.8 OTHER NAMES. The business conducted by any Borrower has not been and will not be conducted under any corporate, limited liability company, trade or fictitious name within the last five years other than those names disclosed on EXHIBIT 6.8.

          6.9 TAX OBLIGATIONS. Each Borrower and each Subsidiary has filed complete and correct federal, state and local tax reports and returns required to be filed by it, prepared in accordance with applicable laws or regulations, and, except for extensions duly obtained, has either duly paid all Charges owed by it, or made adequate provision for the payment thereof. There are no material unresolved questions or claims concerning any tax liability of any Borrower or any Subsidiary except those for which the validity, amount or imposition of such Charges are being contested in good faith by an appropriate proceeding promptly initiated and diligently conducted and as to which (i) such proceeding, during the pendency, will prevent the forfeiture or sale of any Property of any Borrower or such Subsidiary and no Lien which will have priority over the Agent's Liens granted hereunder with respect to the Collateral is filed of record, (ii) adequate reserves have been provided in accordance with Generally Accepted Accounting Principles and (iii) such proceeding could not reasonably be expected to have a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Charges which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Borrower and each Subsidiary are adequate for all open years and for the current Fiscal Year. No Borrower or any Subsidiary has consented to any extension of, or otherwise waived, any statute of limitation with respect to any such Charges. No Borrower or any Subsidiary is a party to any tax indemnity, tax sharing or tax allocation agreement with any other Person. Proper and accurate amounts have been withheld by each Borrower and each Subsidiary from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

          6.10 INDEBTEDNESS AND LIABILITIES. Neither the Borrowers nor any Subsidiary has Indebtedness other than Indebtedness reflected on the Financial Statements and Indebtedness permitted hereunder. Except for the Indebtedness referred to above, and Liabilities reflected on the Financial Statements neither the Borrowers nor any Subsidiary has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP other than those Liabilities incurred in the ordinary course of a Borrower's business.

          6.11 USE OF PROCEEDS AND MARGIN SECURITY. The Borrowers shall use the proceeds of the Revolving Loan on the Closing Date solely for (i) refinancing of existing Indebtedness and (ii) for the financing of Borrowers' ordinary working capital and general company needs. The Borrowers shall use the proceeds of the Revolving Loan after the Closing Date solely for (i) Permitted Acquisitions and
(ii) the ordinary working capital and general company requirements of the Borrowers and shall use all advances and loans hereunder for proper business purposes, consistent with all applicable laws, statutes, rules and regulations. No Borrower owns any margin security and none of the proceeds of the Revolving Loan advanced or funded hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

          6.12 GOVERNMENT CONTRACTS. Except as disclosed on EXHIBIT 6.12, no Borrower is a party to or bound by any supply agreements with the federal government or any state or local government or any agency thereof.

          6.13 INVESTMENTS. Except as disclosed on EXHIBIT 8.4, as of the Closing Date, no Borrower or any Subsidiary has any Investment in any Person other than Permitted Investments and is not engaged in any joint venture or partnership with any other Person.

          6.14 LITIGATION AND PROCEEDINGS. No judgments are outstanding against any Borrower or any Subsidiary or binding upon any of its Property, nor, except as disclosed on EXHIBIT 6.14, is there now pending or, to any Borrower's knowledge, threatened, any litigation, claim, arbitration, investigation, administrative proceeding or other governmental proceeding ("Litigation") by or against any Borrower or any Subsidiary, and to the best of any Borrower's knowledge, there are no presently existing facts or circumstances likely to give rise to any such Litigation. There is no Litigation pending or threatened against any Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. None of the Litigation will prevent, enjoin or delay the consummation of the transactions contemplated by the Financing Agreements.

          6.15 OTHER AGREEMENTS AND DELIVERIES. (a) Except as disclosed on
EXHIBIT 6.15, no Borrower or any Subsidiary is in default under any indenture, loan agreement, mortgage, deed of trust or similar document relating to the borrowing of monies or any other material contract, lease, or commitment to which it is a party or by which it is bound. There is no dispute regarding any contract, lease, or commitment which could reasonably be expected to have a Material Adverse Effect.

          (b) On or prior to the Closing Date, the Borrowers have provided or made available to the Agent or its counsel accurate and complete copies of all of the following agreements or documents to which any Borrower is subject as of the Closing Date:

               (i) each Plan and other compensation or nonqualified benefit plan arrangement which any Borrower or any ERISA Affiliate sponsors or is committed to contribute to as of the Closing Date and, where applicable, each Plan's most recent summary plan description, actuarial report, determination letter from the Service and Forms 5500 for the previous five (5) years filed in respect of each such Plan;

               (ii) supply agreements not terminable within sixty (60) days following written notice issued by any Borrower;

               (iii) purchase agreements not terminable within ninety (90) days following written notice issued by any Borrower;

               (iv) leases of real property;

               (v) leases of Equipment having a remaining term of two (2) years or longer and requiring aggregate rental and other payments in excess of Ten Thousand Dollars ($10,000) per annum;

               (vi) licenses and permits with respect to Environmental Matters;

               (vii) licenses and permits necessary for the conduct of any Borrower's business;

               (viii) all management and employment agreements between any Borrower and any other Person;

               (ix) collective bargaining agreements or other labor contracts;

               (x) contracts or agreements between any Borrower and Parent or its other Affiliates requiring or providing for payments in excess of Ten Thousand Dollars ($10,000) per annum; and

               (xi) instruments and agreements evidencing the issuance of any Stock of any Borrower.

          6.16 LABOR MATTERS. Except as disclosed on EXHIBIT 6.16, there are no strikes, work stoppages, labor disputes, decertification petitions, union organizing efforts or grievances pending or, to the best of any Borrower's knowledge threatened, between any Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All collective bargaining agreements, labor agreements or other contracts with or affecting any employee of any Borrower or any Subsidiary necessary to continue to conduct the business operations of any Borrower or such Subsidiary are in full force and effect. Except as disclosed on
EXHIBIT 6.16, no Borrower or any Subsidiary has any obligation under any collective bargaining agreement or any employment agreement. Except as disclosed on EXHIBIT 6.16, to the best of the Borrowers' knowledge, there is no organizing activity pending or threatened by any labor union or group of employees that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on EXHIBIT 6.16, there are no representation proceedings pending or, to any Borrower's knowledge, threatened with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees has made a pending demand for recognition. Except as disclosed on
EXHIBIT 6.16, there are no complaints or charges pending or, to any Borrower's knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower of any individual which reasonably could be expected to have a Material Adverse Effect.

          6.17 COMPLIANCE WITH LAWS AND REGULATIONS. The execution and delivery by each Borrower of this Agreement and the other Financing Agreements to which it is a party and the performance of such Borrower's obligations hereunder and thereunder are not in contravention of any order applicable to such Borrower or, to such Borrower's best knowledge, any federal, foreign, state or local laws, regulations or ordinances. Each Borrower and each Subsidiary are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the Property of such Borrower or any Subsidiary except for laws, orders, regulations and ordinances the non-compliance or violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          6.18 PATENTS, TRADEMARKS AND LICENSES. Except as disclosed on EXHIBIT 6.18, each Borrower owns or possesses rights to use all licenses, patents, patent applications, copyrights, service marks, logos, names, trademarks and tradenames required to continue to conduct its business as heretofore conducted; all such licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames are disclosed on EXHIBIT 6.18; and no such license, patent or trademark has been declared invalid, been limited by order of any Governmental Authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge.

          6.19 ERISA. (a) No Borrower or any ERISA Affiliate has sponsored or contributed to, or has had any obligation (contingent or otherwise) under, any Plan or Multiemployer Plan other than those disclosed on EXHIBIT 6.19(A).

          (b) With respect to all Plans, each Borrower and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the IRC in all material respects. Each Plan that is intended to be qualified under Section 401(a) of the IRC has been determined by the Service to be so qualified, and each trust related to each such Plan has been determined to be exempt from federal income tax under Section 501(a) of the IRC. No liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan or any Multiemployer Plan.

          (c) The present value of all benefit liabilities under each Pension Plan does not exceed the present value of the assets of such Plan. No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the IRC) been incurred (without regard to any waiver granted under Section 412 of the IRC), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the IRC, Section 302 of ERISA or the terms of any Pension Plan by the applicable due dates, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C), or 4062(e) or 4063(a) of ERISA with respect to any Pension Plan.

          (d) No Borrower or any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) engaged in any transaction which could subject it to liability under Section 4069 or 4212(c) of ERISA.

          (e) No Termination Event has occurred and no Termination Event is reasonably expected to occur which could result in a liability to any Borrower or any ERISA Affiliate.

          (f) No Borrower or any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA.

          6.20 PROPERTY. Each Borrower and each Subsidiary owns, possesses, or has the unrestricted right to use all Property and exercise all rights necessary for the conduct of such Borrower's business as heretofore conducted. Except as disclosed on EXHIBIT 6.20, there are no actual, threatened or alleged defaults with respect to any agreements relating to, or evidencing, any Property. Except as disclosed on EXHIBIT 6.20, no consent, approval, license, authorization or other action in respect of any Person is required, except as have been obtained, in connection with the right to use any Property. None of the items disclosed on
EXHIBIT 6.20 could reasonably be expected to have a Material Adverse Effect.

          6.21 ADVERSE CONTRACTS. No Borrower or any Subsidiary is a party to, nor is any Borrower or any of its Property subject to or bound by, any long term lease, forward purchase contract or futures contract, covenant not to compete, or other agreement which restricts its ability to conduct its business, or could reasonably be expected to have a Material Adverse Effect.

          6.22 PURCHASE OR OTHER COMMITMENTS AND OUTSTANDING BIDS. No material purchase or other commitment of any Borrower or any Subsidiary is in excess of the normal, ordinary, and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the applicable industry. There is no outstanding bid, sales proposal, contract, or unfilled order of any Borrower or any Subsidiary which (i) will, or could if accepted, require such Borrower to supply goods or services at a cost to such Borrower in excess of the revenues to be received therefor, or (ii) quotes prices which do not include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business or market conditions current at that time.

          6.23 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. No Borrower is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended. No Borrower is a "holding company" or a "subsidiary company" or a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.24 BROKER'S FEES. Neither the Agent or any Lender nor any Borrower or any Subsidiary is or will become obligated to any Person with respect to any finder's or brokerage or similar fee or commission in connection with the transactions contemplated hereby.

          6.25 LICENSES AND PERMITS. Each Borrower and each Subsidiary has been and is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct its business and to own or lease and operate, its properties as heretofore conducted, owned, leased or operated including any and all Licenses with respect to Environmental Laws.

          6.26 ENVIRONMENTAL COMPLIANCE.

          (a) The operations of each Borrower and each Subsidiary comply in all material respects with all applicable Environmental Laws.

          (b) Except as disclosed on EXHIBIT 6.26, there are no claims, investigations, litigation, administrative proceedings, whether pending or, to any Borrower's best knowledge, threatened, or judgments or orders, relating to any Hazardous Materials or alleging the violation of any Environmental Laws (collectively "Environmental Matters") relating in any way to any operations of any Borrower or any Subsidiary on any real property leased or owned by any Borrower or any Subsidiary or to the operations of any Borrower or any Subsidiary.

          (c) Except as disclosed on EXHIBIT 6.26, to Borrowers' knowledge, no Hazardous Materials are presently stored or otherwise located on, in or under any real property leased, owned or operated by any Borrower or any Subsidiary except in material compliance with all applicable Environmental Laws, and, no part of any real property leased, owned or operated by any Borrower or any Subsidiary or to any Borrower's best knowledge, adjacent parcels, including the groundwater located thereon, is presently contaminated by any such Hazardous Material.

          (d) Except as disclosed on EXHIBIT 6.26, no Borrower or any Subsidiary has filed any notice under any international, federal, state, regional, provincial or local law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment.

          (e) Except as disclosed on EXHIBIT 6.26, no Borrower or any Subsidiary has any known material liability, contingent or otherwise, in connection with any release of any Hazardous Material into the environment.

          (f) So long as any Obligations are outstanding, no Hazardous Materials may be used, generated, treated, stored or disposed of by any Person for any purpose upon any real property leased, owned or operated by any Borrower or any Subsidiary except in material compliance with all applicable Environmental Laws.

          (g) Each Borrower hereby indemnifies the Agent and each Lender and agrees to hold the Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and reasonable attorneys' fees and legal expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or any Lender arising directly or indirectly from the violation of any Environmental Law with respect to any Real Estate of any Borrower; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized, owned or operated by any Borrower or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); PROVIDED that to the extent that any Borrower or any Subsidiary is strictly liable under any Environmental Laws, the Borrowers' obligations to indemnify the Agent and each Lender under this SUBSECTION 6.26(g) shall likewise be without regard to fault on the part of such Borrower or any Subsidiary and with respect to the violation of law which results in liability to such Borrower or any Subsidiary; PROVIDED FURTHER that this SUBSECTION 6.26(g) shall not apply with respect to any liability, release, violation or other matter that arises solely from the Agent's or any Lender's gross negligence or wilful misconduct after any such Borrower or Subsidiary loses possession of any property due to foreclosure or other exercises of remedies by the Agent or any Lender. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this SUBSECTION 6.26(g) may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnifications set forth in this SUBSECTION 6.26(g).

          (h) So long as any Obligations are outstanding, if the Agent or any Lender, at any time, has a reasonable basis to believe that any Borrower may be in violation of Environmental Law or that any real property leased or owned by any Borrower or any Subsidiary, or real property adjacent to such real property, has or may become contaminated or subject to a clean up order or decree by an agency having jurisdiction over such Borrower or such Subsidiary; then the Borrowers agree, upon request from the Agent, to provide the Agent and each Lender with such reports, certificates, engineering studies or other written material or data as the Agent or such Lender, in its reasonable discretion, may require from them so as to satisfy the Agent or such Lender that such Borrower is in compliance with all applicable Environmental Laws and that the marketability and value of the real property is adequately maintained; PROVIDED that with respect to real property adjacent to real property owned by or leased to any Borrower or any Subsidiary, such reports, certificates, studies and other material or data shall not be required to be provided by the Borrowers if (i) they are not otherwise required to be created or provided pursuant to statute, regulation, order or otherwise, and (ii) such contamination is not attributable to the acts or omissions of any Borrower or any Subsidiary or any Affiliate or predecessor of any of them or any previous owner, lessee, lessor or other user of such real property.

          (i) The materiality standard used in this SUBSECTION 6.26 shall be exceeded if the facts giving rise to a breach or breaches of the representations or warranties contained herein might result in liability or potential liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

          (j) None of the items disclosed on EXHIBIT 6.26 could reasonably be expected to have a Material Adverse Effect.

          6.27 FULL DISCLOSURE. This Agreement, the other Financing Agreements, the financial statements delivered in connection herewith, the representations and warranties of any Borrower contained in this Agreement, the other Financing Agreements or in any other document, certificate or written statement by or on behalf of any Borrower delivered or to be delivered to the Agent or any Lender, do not and will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no material fact which any Borrower has not disclosed to the Agent in writing which has had or, so far as any Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

          6.28 INSURANCE POLICIES. EXHIBIT 7.5 lists all liability insurance, property insurance and other insurance of any nature maintained for current occurrences by each Borrower, as well as a summary of the terms of such insurance.

          6.29 CORPORATE AND CONTRACTUAL RESTRICTIONS. No Borrower is a party or subject to any contract, agreement or charter or other corporate restriction which materially and adversely affects its business or the use or ownership of any of its Property. No Borrower has agreed or consented to cause or permit in the future upon the happening of a contingency or otherwise any of its Property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien. No Borrower is a party to or bound by any indenture, contract, instrument, charter or other corporate restriction or other agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon its Property except the Financing Agreements.

          6.30 SUBSIDIARIES. Except as set forth on EXHIBIT 6.30, no Borrower has any Subsidiaries. EXHIBIT 6.30 contains an accurate list of all Subsidiaries of the Borrowers, setting forth their respective jurisdictions of incorporation and the percentages of their Stock owned by the Borrowers or other Subsidiaries.

          6.31 DEPOSIT AND DISBURSEMENT ACCOUNTS. As of the Closing Date,
EXHIBIT 6.31 lists all banks and other financial institutions at which any Borrower maintains deposits and/or other accounts, including any disbursement accounts. EXHIBIT 6.31 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

          6.32 SUBORDINATED DEBT. The Borrowers have the corporate power and authority to incur any Indebtedness evidenced by Subordinated Debt. No Borrower has any knowledge that the subordination provisions of any Subordinated Debt and the Subordination Agreement related thereto will not be enforceable against the holders of such Subordinated Debt by the holder of the Obligations. All Obligations constitute senior Indebtedness entitled to the benefits of subordination created by any Subordinated Debt and the Subordination Agreement related thereto. The principal of and interest on the Obligations and all other Obligations will constitute "Senior Debt" as that or any similar term is or may be used in any Subordination Agreement and in any other instrument or agreement evidencing or applicable to any Subordinated Debt. Each Borrower acknowledges that the Lender is entering into this Agreement and is extending credit hereunder in reliance upon the subordination provisions of the Seller Obligations and the Subordination Agreement related thereto and this SUBSECTION 6.32.

          6.33 YEAR 2000 COMPLIANCE. Each Borrower has completed a Year 2000 Assessment and a Year 2000 Corrective Plan, copies of which have been delivered to Agent; each Borrower has completed all Year 2000 Corrective Actions and completed Year 2000 Implementation Testing. Each Borrower has eliminated all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

          7. AFFIRMATIVE COVENANTS.

          The Borrowers, jointly and severally, covenant and agree that, so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

          7.1 FINANCIAL STATEMENTS. Each Borrower shall keep proper books of record and account with respect to its business activities in which full and true entries will be made of all dealings or transactions in respect of or in relation to the business and affairs of such Borrower, in accordance with Generally Accepted Accounting Principles consistently applied, and the Borrowers shall furnish or cause to be furnished to the Agent and each Lender: (i) as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Month, statements of net income and cash flow of the Parent and its Subsidiaries on a consolidated and consolidating basis for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month and a balance sheet of the Parent and its Subsidiaries on a consolidated and consolidating basis as of the end of such Fiscal Month, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one (1) year earlier, all in reasonable detail and certified as accurate by the Borrower Representative on behalf of each Borrower (subject to normal year-end adjustments but excluding footnotes); (ii) as soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter, statements of net income and cash flow of the Parent and its Subsidiaries on a consolidated and consolidating basis for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and a balance sheet of the Parent and its Subsidiaries on a consolidated and consolidating basis as of the end of such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one (1) year earlier, all in reasonable detail and certified as accurate by the Borrower Representative (subject to changes resulting from normal year-end adjustments); (iii) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, statements of net income and cash flow of Parent and its Subsidiaries on a consolidated and consolidating basis for such Fiscal Year, and a balance sheet of Parent and its Subsidiaries, on a consolidated and consolidating basis as of the end of such Fiscal Year setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Required Lenders and examined and certified by Arthur Andersen & Co. or any other independent public accountants of recognized national standing selected by Parent and reasonably acceptable to the Agent, which certification shall be unqualified;
(iv) not later than thirty (30) days prior to the end of each Fiscal Year, Projections approved by the board of directors of the Parent prepared in the same manner as the Projections attached as EXHIBIT 6.4, including projected balance sheets for the forthcoming Fiscal Year, Fiscal Month-by-Fiscal Month-Accounting Period; projected cash flow statements (including proposed Capital Expenditures and forecasted unused Borrowing Availability under the Revolving Loan) for the forthcoming Fiscal Year, Fiscal Month-by-Fiscal Month; projected profit and loss statements for the forthcoming Fiscal Year, Fiscal Month-by-Fiscal Month, together with appropriate supporting details as requested by the Agent, all for Parent and its Subsidiaries on a consolidated and consolidating basis and within thirty (30) days after the close of each Fiscal Month, a statement in which the actual results of such Fiscal Month are compared with the most recent Projections for such Fiscal Month; (v) concurrently with the preparation of the financial statements, the Borrowers shall send a letter to such accountants with a copy to the Agent and each Lender, notifying such accountants that one of the primary purposes for retaining such accountants' services and having audited financial statements prepared by them is for use by the Agent and the Lenders and such accountants shall deliver a letter addressed to the Agent and the Lenders acknowledging the Agent's and the Lenders' reliance thereon in form and substance satisfactory to the Agent; (vi) as soon as practicable and in any event within ten (10) days of delivery to any Borrower, a copy of any letter issued by such Borrower's independent public accountants or other management consultants with respect to such Borrower's financial or accounting systems or controls, including all so-called "management letters";
(vii) in conjunction with the delivery of the annual financial statements referred to in clause (iii) above, the Borrowers shall deliver to the Lender a written report which shall describe and analyze, in detail, all material trends, changes and developments reflected in such financial statements; (viii) promptly following the filing or furnishing thereof, copies of all regular and periodic reports, and other material filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other governmental or private regulatory authority or distributed to the holders of Stock of any such Person and all press releases and other statements made available by Parent or any of its Subsidiaries to the public concerning material adverse changes or developments in the business of any such Person; (ix) as soon as practicable and in any event within ninety (90) days after the consummation of any Permitted Acquisition, a balance sheet for the Parent and its Subsidiaries (including the acquired Target) on a consolidated and consolidating basis, as of the date of consummation of such Permitted Acquisition demonstrating the Solvency of the Parent and each Borrower; and (x) with reasonable promptness, such other business or financial data as the Required Lenders may reasonably request. Each Borrower shall conduct a review of its bad debt reserves and collection histories at least once each year and promptly following such review shall supply the Agent with a report in a form and with such specificity as may be satisfactory to the Agent concerning such review of the Accounts.

          All financial statements delivered to the Agent or any Lender pursuant to the requirements of this subsection (except where otherwise expressly indicated) shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied on a consolidated and consolidating basis for Parent and its Subsidiaries. All financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards, advance rates or terms used in this Agreement or any other Financing Agreement, then Borrowers, the Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; PROVIDED that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. In the event that the Agent, Borrowers and the Required Lenders shall have agreed upon the required amendments, then after such agreement has been evidenced in writing and the underlying Accounting Changes with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Financing Agreement shall, only to the extent of such Accounting Changes, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Changes. If the Agent, each Borrower and the Required Lenders cannot agree upon the required amendments within thirty
(30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards, advance rates and terms in accordance with this Agreement and the other Financing Agreements shall be prepared, delivered and made without regard to any underlying Accounting Change. Together with each delivery of financial statements required by SUBSECTION 7.1(i), the Borrowers shall deliver to the Agent a current list of outstanding intercompany loans made pursuant to SUBSECTION 8.20. Together with each delivery of financial statements required by SUBSECTIONS 7.1(ii) and 7.1(iii), the Borrowers shall deliver to the Agent and the Lenders a certificate of the Borrower Representative (i) certifying that no Default or Event of Default exists, or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenant contained in SUBSECTIONS 7.11 through 7.13 and SUBSECTION 8.8. Together with each delivery of financial statements required by SUBSECTION 7.1(iii), the Borrowers shall deliver to the Agent and the Lenders a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of a Default or Event of Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the ordinary course of an audit. The Agent and each Lender shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with SUBSECTION 7.2, confidential; PROVIDED that the Agent or any Lender may communicate such information (a) to any other Person in accordance with the customary practices of commercial lenders relating to routine trade inquiries, (b) to any regulatory authority having or claiming to have jurisdiction over the Agent or such Lender, (c) to any other Person in connection with the Agent's or such Lender's proposed or actual assignment of, or sale of any participations in, the Obligations, (d) to any other Person in connection with the exercise of the Agent's or such Lender's rights hereunder or under any of the other Financing Agreements, (e) as may be required in response to any subpoena or in connection with any litigation, (f) to the extent necessary to comply with any law, order or ruling of any Governmental Authority applicable to such Person, and (g) as has become generally available to the public. Each Borrower authorizes the Agent and each Lender to discuss the financial condition of any Borrower with such Borrower's independent public accountants and agrees that such discussion or communication shall be without liability to either the Agent, the Lenders or such independent public accountants. Borrower shall deliver a letter addressed to such accountants authorizing them to comply with the provisions of this SUBSECTION 7.1.

          7.2 INSPECTIONS AND AUDITS. The Agent hereby appoints General Electric Capital Corporation as the Audit Agent. The Audit Agent, shall have the right, from time to time hereafter, to call at a Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during normal business hours, and, without hindrance or delay
(i) to inspect, audit, check and make copies of and extracts from such Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower's or any Subsidiary's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as the Audit Agent may consider reasonable under the circumstances, (iii) to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower and (iv) to review all relevant books and records and other information (financial or otherwise) necessary to enable the Lenders to complete their business and legal due diligence with respect to any proposed Permitted Acquisition. All out-of-pocket costs and expenses incurred by the Audit Agent in connection with the Audit Agent's field audits permitted under this SUBSECTION 7.2 shall be reimbursed by the Borrowers on demand plus a fee of $750 per day per individual for (A) each field audit of Borrowers conducted by Audit Agent after the Closing Date pursuant to this SUBSECTION 7.2; PROVIDED that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be liable for reimbursing Audit Agent for the costs and expenses of more than four
(4) such field audits (other than in connection with any proposed Permitted Acquisition) in any Fiscal Year, plus (B) additional field audits after the Closing Date by Audit Agent or its agents (x) in connection with any proposed Permitted Acquisition and (y) following the occurrence and during the continuance of a Default or an Event of Default.

          7.3 CONDUCT OF BUSINESS; COMPLIANCE WITH LAWS. Each Borrower shall, and shall cause each Subsidiary to (i) maintain its corporate existence and good standing in its respective state of incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, (ii) maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of its business, (iii) comply with all applicable federal, state, local and foreign laws, rules, regulations and orders of any Governmental Authority, except for such laws, rules and regulations the violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) conduct its business substantially as now conducted or as otherwise permitted herein and (v) transact business only in its corporate name and such trade names as are set forth on EXHIBIT 6.8.

          7.4 CLAIMS AND TAXES. DEFINED. (a) Each Borrower shall, and shall cause Parent and each of such Borrower's Subsidiaries to, file all tax and information returns and reports required by and prepared in accordance with applicable law and shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all Charges assessed against or payable by, such Borrower, Parent or such Subsidiary, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to Property of such Borrower, Parent or such Subsidiary; PROVIDED that such Borrower, Parent and such Subsidiary shall have the right to contest in good faith, by an appropriate lawful proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such Charge, and upon such good faith contest to delay or refuse payment thereof so long as (i) no Lien which will have priority over the Agent's Lien granted hereunder with respect to any Collateral is filed or recorded with respect thereto, (ii) the execution or other enforcement of such Lien is and continues to be effectively stayed, (iii) such proceeding will prevent the forfeiture or sale of any Property of such Borrower, Parent or such Subsidiary, (iv) adequate reserves have been provided therefor in accordance with GAAP, (v) such contest could not reasonably be expected to have a Material Adverse Effect and (vi) if such contest is abandoned or determined adversely to such Borrower, Parent or such Subsidiary, such Person pays, or causes to be paid, all such taxes and other charges and any penalties and interest payable in connection therewith.

          (b) Each Borrower shall notify the Agent and each Lender promptly (and in no event later than ten (10) days) after becoming aware of the intent of the Service to assert a deficiency with respect to any of such Borrower or Parent or any Subsidiary, and shall promptly (and in no event later than five (5) days after receipt) send the Agent and each Lender copies of any notices of proposed deficiency and any notices of deficiency received from the Service.

          7.5 BORROWER'S LIABILITY INSURANCE. The Borrowers shall, and shall cause each Subsidiary to, maintain, at their expense, such product liability insurance, general public liability and third party property damage insurance with financially sound and reputable insurance companies reasonably satisfactory to the Agent in such amounts and covering such risks and with such deductibles as are acceptable to the Required Lenders naming the Agent as an additional insured. The policy or policies shall further provide for thirty (30) days' written notice to the Agent prior to cancellation or any material change in coverage. The Borrowers shall deliver to the Agent evidence of insurance in the form attached hereto as EXHIBIT 7.5 and, upon renewal thereof, a binder evidencing such renewal, and evidence of payment of all premiums therefor.

          7.6 BORROWER'S PROPERTY INSURANCE. The Borrowers shall, and shall cause each Subsidiary to, at their expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full replacement value thereof (including at least six (6) months business interruption insurance in an amount not less than $7,050,000). All such policies of insurance shall contain a breach or violation of warranties, declarations or conditions endorsement in favor of the Agent, shall provide that the Agent shall receive 30 days' written notice prior to cancellation or any material change in coverage and shall otherwise be in form and substance satisfactory to the Agent. The Borrowers shall deliver to the Agent evidence of insurance in the form attached hereto as
EXHIBIT 7.5 and, upon the renewal thereof, a binder evidencing such renewal, and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, substantially in the form of EXHIBIT 7.6, naming the Agent, on behalf of the Lenders, as the lender loss payee and additional insured. The Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds of such insurance policies directly to the Agent. All proceeds paid to the Agent under this SUBSECTION 7.6 shall be applied to Revolving Loan Obligations without premium or penalty, except as provided in SUBSECTION 2.19, with such proceeds to be applied first to Base Rate Loans until paid in full and thereafter to LIBOR Rate Loans. Upon the occurrence and during the continuation of an Event of Default, each Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Borrower's true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment received by such Borrower or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If any Borrower or any Subsidiary, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any Obligation, Default or Event of Default by the Borrowers hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable.

          7.7 PENSION PLANS.(a) Each Borrower shall (i) maintain all Plans which are presently in existence or may, from time to time, come into existence, in compliance with ERISA, the IRC and all other applicable laws in all material respects and (ii) make or cause to be made contributions to all of the Pension Plans in a timely manner and in a sufficient amount to comply with the requirements of Section 302 of ERISA and Section 412 of the IRC.

          (b) Each Borrower shall promptly deliver written notice of any of the following to the Agent and each Lender, but in no event later than thirty (30) days after such event or occurrence:

          (1) such Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, with such notice setting forth the details of such event;

          (2) the filing of a request for a funding waiver by such Borrower or any ERISA Affiliate with respect to any Pension Plan, a copy of such request and all correspondence received by Borrower or any ERISA Affiliate with respect to such request;

          (3) such Borrower or any ERISA Affiliate fails to make a required installment or payment under Section 302 of ERISA or Section 412 of the IRC by the applicable due date;

          (4) such Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the IRC) which could reasonably be expected to have a Material Adverse Effect has occurred with respect to any Plan with a statement describing such transaction and the action or response taken with respect thereto;

          (5) any increase in the benefits of any existing Pension Plan or contribution rate to a Multiemployer Plan or the establishment of any new Pension Plan or the commencement of contributions to any Pension Plan or Multiemployer Plan to which any Borrower or any ERISA Affiliate had not been contributing;

          (6) receipt by such Borrower or any ERISA Affiliate of any adverse ruling from the Service regarding the qualification of a Pension Plan under Section 401(a) of the IRC, with a copy of such ruling; and

          (7) any other report such as an annual report on Form 5500 or actuarial report which any Lender may request from time to time.

          7.8 NOTICE OF CERTAIN MATTERS. Each Borrower shall, as soon as possible, and in any event within five (5) days after such Borrower learns of the following, give written notice to the Agent and each Lender of (i) any material Litigation being instituted or threatened to be instituted by or against such Borrower or any Subsidiary of such Borrower in any federal, state, local or foreign court or before any Governmental Authority including, without limitation, any and all material pending or threatened proceedings with respect to Environmental Matters, (ii) any labor dispute to which such Borrower or any Subsidiary of such Borrower may become a party and which has had or could reasonably be expected to have a Material Adverse Effect, any strikes or walkouts relating to any of its Facilities, the expiration of any labor contract to which it is a party or by which it is bound or any organizing activity pending or, to any Borrower's knowledge, threatened by any labor union or group of employees, (iii) any Default or Event of Default, (iv) any judgment rendered against such Borrower or any Subsidiary of such Borrower and (v) any other event or occurrence which could reasonably be expected to have a Material Adverse Effect. The Borrowers shall supplement in writing and deliver to the Agent each EXHIBIT required in accordance with this Agreement and any representation herein with respect to any matter hereafter arising which, if existing or occurring on the Closing Date, would have been required to be set forth or described on such Exhibit or as an exception to such representation so that the representations and warranties subject to such supplemental disclosure shall continue to be true and accurate in all material respects; PROVIDED that the furnishing of such supplemental disclosure shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed therein or otherwise then existing, except as consented to by the Required Lenders in writing.

          7.9 LANDLORD AGREEMENTS. The Borrowers shall provide the Agent and each Lender with copies of all agreements between any Borrower and any landlord or bailee which owns any premises at which any Collateral may, from time to time, be located. The Borrowers shall deliver to the Agent a bailee letter or landlord's waiver, as applicable, in form and substance acceptable to the Agent with respect to any location leased after the Closing Date where Collateral is located. Subject to the following sentence, the Borrowers shall deliver to the Agent on or before thirty (30) Business Days after the Closing Date a landlord's waiver (or an amendment thereto) or bailee letter (or an amendment thereto), as applicable, in each case in form and substance reasonably acceptable to the Agent, with respect to each leased property being used as of the Closing Date by any Borrower or any Subsidiary where Collateral is located. With respect to leased locations leased on the Closing Date, if the Borrowers are unable to deliver such a landlord waiver or bailee letter within the timeframe set forth in this SUBSECTION 7.9, the Collateral at such location shall be subject to a reserve determined by the Agent in the exercise of its credit judgment for purposes of calculating Borrowing Availability. Each Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or warehouse where any Collateral is or may be located. Each Borrower shall promptly deliver to the Agent copies of (i) any and all default notices received by it under or with respect to any of its leased location or other locations, and (ii) such other notices or documents as the Agent may request in its reasonable discretion.

          7.10 INDEMNITY. (a) Each Borrower shall jointly and severally indemnify, pay and hold harmless the Agent, the Audit Agent and each Lender and the officers, directors, employees, agents, affiliates, representatives and attorneys of the Agent, the Audit Agent and such Lender (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, proceedings, judgments, suits, claims, demands, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or instituted or asserted against any Indemnitee in any manner in connection with or relating to or arising out of this Agreement or the other Financing Agreements or any other transaction contemplated hereby or thereby, the statements contained in the commitment letters delivered by the Agent, the Agent and the Lenders' agreement to make the Revolving Loan hereunder, the direct or indirect application or proposed application of the proceeds of the Revolving Loan or the exercise of any right, power or remedy hereunder or under any other Financing Agreement or relating to or arising out of the possession, use, operation or control of any Borrower's or any Subsidiary's Property (the "Indemnified Liabilities"); PROVIDED that the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if a court of competent jurisdiction shall render a judgment, final and not subject to review on appeal, that such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

          (b) In any suit, proceeding or action brought against any Person by the Agent relating to any Account, Chattel Paper, contract, General Intangible, Instrument or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Instrument or Document, the Borrowers shall jointly and severally save, indemnify and keep the Agent, the Audit Agent and the Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability by the Borrowers of any obligation thereunder arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from any Borrower. All such obligations of the Borrowers shall be and remain enforceable against, and only against, the Borrowers and shall not be enforceable against the Agent, the Audit Agent or any Lender.

          7.11 INTEREST COVERAGE RATIO. The Borrowers shall maintain an Interest Coverage Ratio as of the end of each Fiscal Quarter set forth below calculated for the two Fiscal Quarters then ended with respect to the calculation to be made as of June 30, 1999, for the three Fiscal Quarters then ended with respect to the calculation to be made as of September 30, 1999 and for the four Fiscal Quarters then ended with respect to the calculation to be made as of the end of each Fiscal Quarter thereafter of not less than the amount set forth below opposite such period:

           FISCAL QUARTER                             RATIO
           Fiscal Quarter ended June 30, 1999         1.10:1
           Fiscal Quarter ended September 30, 1999    1.20:1
           Fiscal Quarter ended December 31, 1999     1.30:1
           Fiscal Quarter ended March 31, 2000        1.30:1
           Fiscal Quarter ended June 30, 2000         1.50:1
           Fiscal Quarter ended September 30, 2000    1.60:1
           Fiscal Quarter ended December 31, 2000     1.70:1
           Fiscal Quarter ended March 31, 2001        1.70:1
           Fiscal Quarter ended June 30, 2001         1.80:1
           Fiscal Quarter ended September 30, 2001    2.00:1
           Fiscal Quarter ended December 31, 2001     2.10:1
           and thereafter.

          7.12 EBITDA. As of the end of each Fiscal Quarter set forth below calculated for the two Fiscal Quarters then ended with respect to the calculation to be made as of June 30, 1999, for the three Fiscal Quarters then ended with respect to the calculation to be made as of September 30, 1999 and for the four Fiscal Quarters then ended with respect to the calculation to be made as of the end of each Fiscal Quarter thereafter, EBITDA shall not be less the amount set forth below opposite such period:

           FISCAL QUARTER                             EBITDA
           Fiscal Quarter ended June 30, 1999         $1,000,000
           Fiscal Quarter ended September 30, 1999    $1,250,000
           Fiscal Quarter ended December 31,  1999    $2,300,000
           Fiscal Quarter ended March 31, 2000        $2,450,000
           Fiscal Quarter ended June 30, 2000         $2,600,000
           Fiscal Quarter ended September 30, 2000    $2,800,000
           Fiscal Quarter ended December 31, 2000     $3,200,000
           Fiscal Quarter ended March 31, 2001        $3,400,000
           Fiscal Quarter ended June 30, 2001         $3,550,000
           Fiscal Quarter ended September 30, 2001    $3,650,000
           Fiscal Quarter ended December 31, 2001     $3,800,000
           and thereafter.

          7.13 FIXED CHARGE COVERAGE RATIO. The Borrowers shall maintain a Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter set forth below calculated for the two Fiscal Quarters then ended with respect to the calculation to be made as of June 30, 1999, for the three Fiscal Quarters then ended with respect to the calculation to be made as of September 30, 1999 and for the four Fiscal Quarters then ended with respect to the calculation to be made as of the end of each Fiscal Quarter thereafter of not less than the amount set forth below opposite such period:

           FISCAL QUARTER                             RATIO
           Fiscal Quarter ended June 30, 1999         1.00:1
           Fiscal Quarter ended September 30, 1999    1.15:1
           Fiscal Quarter ended December 31, 1999     1.20:1
           Fiscal Quarter ended March 31, 2000        1.25:1
           Fiscal Quarter ended June 30, 2000         1.30:1
           Fiscal Quarter ended September 30, 2000    1.35:1
           Fiscal Quarter ended December 31, 2000     1.40:1
           and thereafter.

          7.14 BORROWING AVAILABILITY RESERVE. For a period of twelve months beginning on the Closing Date and ending on the date one day prior to the first anniversary of the Closing Date, the Borrowers shall maintain Borrowing Availability (with trade payables being paid currently and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $3,000,000 (the "Borrowing Availability Reserve").

          7.15 ACCOUNTING SYSTEMS PLAN. Within one hundred twenty (120) days after the Closing Date, the Borrowers shall have integrated the accounting systems of all of the Borrowers and shall have implemented improvements to such accounting systems to enable the Borrowers to generate such financial reports in form, scope and substance satisfactory to the Agent, including, without limitation, accounts payable agings and credit memo reports.

          7.16 PREFERRED STOCK AGREEMENTS. Within thirty (30) days after the Closing Date, the Borrowers shall deliver to the Agent agreements from the holders of not less than fifty percent (50%) of the issued and outstanding Preferred Stock, that in the event the Obligation have not been refinanced by May 19, 2002, such holders agree to receive in lieu of such cash payment Subordinated Debt and to enter into a Subordination Agreement with respect thereto. The Borrowers agree to use their best efforts to obtain similar agreements from the remaining holders of Preferred Stock within such thirty (30) day period.

          8. NEGATIVE COVENANTS.

          Any Borrower covenants and agrees that so long as any of the Obligations remain outstanding and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect (unless the Required Lenders shall give their prior written consent thereto):

          8.1 ENCUMBRANCES. No Borrower shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its Property, including, without limitation, the Collateral, other than the following "Permitted Liens": (i) Liens (other than Liens relating to Environmental Laws or ERISA) securing the payment of Charges not yet due and payable; (ii) pledges or deposits under workmen's compensation, unemployment insurance, old age pensions, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen or other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent; (iv) the Liens in favor of the Agent, for the benefit of the Lenders; (v) purchase money Liens (including capitalized leases and other forms of installment purchase financing) granted to the Person financing a purchase of Equipment so long as the Lien granted is limited to the specific Equipment so acquired, the debt secured by the Lien is not more than the lesser of the acquisition cost or the fair market value of the specific item of Equipment on which the Lien is granted, the aggregate amount of Indebtedness secured by such Liens as a result of purchases shall not exceed One Million Dollars ($1,000,000) at any time during the term hereof, and the transaction does not violate any other provision of this Agreement (notification of such purchase money Lien to be provided to the Agent and each Lender within ten (10) days of acquisition of such Equipment); (vi) Liens permitted in accordance with SUBSECTION 7.4(A);
(vii) other Liens on Real Estate, which do not, in the Agent's sole determination, (a) materially impair the use of such property, or (b) materially lessen the value of such property for the purposes for which the same is held by a Borrower or such Subsidiary, (viii) Liens existing on the Closing Date and disclosed on EXHIBIT 8.1 and (ix) for a period not to exceed five (5) Business Days after the Closing Date, Liens with respect the cash collateral in the amount of $988,040.48 pledged to Fleet Business Credit Corporation to secure its obligations to Bank of America with respect to (A) irrevocable standby letter of credit number 7400947 dated December 23, 1998 issued by Bank of America to SM Brell, L.P., as beneficiary, in the face amount of $748,218.62 and (B) irrevocable standby letter of credit number C7338575 dated November 3, 1997 issued by Bank of America to Letrak SBN Associates, as beneficiary, in the face amount of $150,000.

          8.2 INDEBTEDNESS AND LIABILITIES. No Borrower shall, nor shall it permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or suffer to exist, any Indebtedness, except for (i) the Obligations, (ii) Indebtedness existing on the Closing Date and disclosed on
EXHIBIT 8.2, (iii) Indebtedness secured by purchase money Liens permitted by SUBSECTION 8.1(IV), (iv) Indebtedness permitted by SUBSECTION 8.5 and SUBSECTION 8.20, (v) the Lease Letters of Credit and (vi) Indebtedness relating to the Liens set forth in SUBSECTION 8.1(IX), but not in excess of the amount set forth in such subsection. Except for the Indebtedness permitted in the preceding sentence, no Borrower shall, nor shall it permit any of its Subsidiaries to, incur any Liabilities except for trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which a Borrower or such Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that such Borrower or such Subsidiary has set aside on its books adequate reserves therefor, if appropriate under Generally Accepted Accounting Principles. No Borrower shall, nor shall it permit any of its Subsidiaries to, voluntarily prepay, defease, purchase, redeem, retire or otherwise acquire any Indebtedness other than the Obligations.

          8.3 MERGERS, CONSOLIDATIONS, ACQUISITIONS. (a) No Borrower shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with another entity; PROVIDED that any Subsidiary may merge or consolidate with or into any other Subsidiary or with or into any Borrower (provided that such Borrower is the surviving entity). The Borrowers shall not, and shall not permit any Subsidiary to, dissolve, terminate, enter into any joint venture or become a partner in any partnership. The Borrowers shall not sell, assign, encumber, pledge, transfer or otherwise dispose of any interest in the Borrowers or any Subsidiary or transfer any Property to any Affiliate except as otherwise expressly permitted hereby.

          (b) No Borrower shall, nor shall it permit any of its Subsidiaries to, make an Acquisition, other than an Acquisition of all of the Stock or all or substantially all of the assets of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to satisfaction of the following conditions:

               (i) the Agent shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition, and, in the event the Total Acquisition Price exceeds $2,500,000 or six (6) times the Target's actual unadjusted positive EBITDA for the trailing twelve (12) month period immediately prior to the proposed acquisition date, such Permitted Acquisition shall require the written approval of the Required Lenders;

               (ii) such Permitted Acquisition shall only involve assets or stock of a domestic Target comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date or a similar related business, and which business would not subject the Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Financing Agreement other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

               (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors and/or shareholders;

               (iv) no additional Indebtedness, Guaranties, earnout incentives, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Parent and its Subsidiaries (including the Target) after giving effect to such Permitted Acquisition, except (A) the advance under the Revolving Loan to fund such Permitted Acquisition, (B) ordinary course trade payables and accrued expenses of the Target to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition and (c) Subordinated Debt;

               (v) Target shall not be past due with respect to any payment on its trade payables and normal recurring operating expenses;

               (vi) such Permitted Acquisition shall be structured as an acquisition of one hundred percent (100%) of the capital stock of the Target directly by the Parent or one of the Borrowers or as an asset acquisition by a Subsidiary of the Parent; PROVIDED that such Subsidiary shall become a guarantor of the Obligations of the Borrowers and PROVIDED, FURTHER, that in the case of an Acquisition of the capital stock of any Target by any Borrower, immediately after such Acquisition the Target shall be merged with and into such Borrower;

               (vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens) and Target shall have no material outstanding litigation;

               (viii) at or prior to the closing of any Permitted Acquisition, as further security for the Obligations, the Agent, for the benefit of the Lenders, will be granted a first priority perfected Lien (subject to Permitted Liens) on (A) in the case of an asset acquisition, all assets of the Target acquired pursuant thereto, or (B) in the case of an acquisition of the capital stock of the Target, the assets of the Target and one hundred percent (100%) of the capital stock of the Target acquired by the Parent, and the Parent, the Borrowers and the Target shall have executed such documents and taken such other actions as may be required by the Agent in connection therewith including, in the case of a Permitted Acquisition in which the Target becomes a Subsidiary of the Parent, such documents and actions as may be required by the Agent to make the Target a party under the Financing Agreements (as a Borrower or Guarantor, as applicable);

               (ix) the Lenders shall have completed all business (including field audits) and legal due diligence with respect to the Target and the proposed Acquisition with results satisfactory to the Lenders including the capital structure, corporate structure, governing documents and material agreements (including contracts with suppliers and customers) of the Parent, the Borrowers and the Target and their respective Subsidiaries after giving effect to the proposed Acquisition, and the legal and tax effects resulting from such proposed Acquisition;

               (x) the Agent shall have received satisfactory evidence that the Parent and the Borrowers have obtained all required consents, waivers, acknowledgments, orders, authorizations and approvals of all Persons including all requisite Governmental Authorities, to the consummation of the proposed Acquisition;

               (xi) as soon as possible after delivery of the notice referred to in clause (i) above but in no event later than ten (10) Business Days after delivery of such notice, Borrowers shall have delivered to the Agent, in form and substance satisfactory to Lender:

                    (A) the most recent audited (unless the Required Lenders
               shall otherwise agree) annual for the last three fiscal years and unaudited quarterly for the most recent quarters ended during the current fiscal year financial statements of the Target;

                    (B) a pro forma consolidated balance sheet of the Parent and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial data, which shall be complete and shall accurately and fairly represent the assets, liabilities, financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of the Revolving Loan, and the assumption of liabilities permitted to be assumed pursuant to clause (iv) above in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, (x) the financial covenants set forth in SECTION 7 (or financial covenants revised by the Agent in its reasonable credit judgment to reflect the proposed Permitted Acquisition) will be met, and (y) no Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition;

                    (C) updated versions of the most recently delivered
               Projections covering a period to include the year of the Revolving Loan Maturity Date and otherwise prepared in accordance (and consistent with respect to GAAP) with the Projections delivered on the Closing Date (the "Acquisition Projections"), taking into account such Permitted Acquisition;

                    (D) a certificate of the Chief Financial Officer of the
               Parent and each Borrower to the effect that: (v) each Borrower will be Solvent upon the consummation of the Permitted Acquisition; (w) after giving effect to the Permitted Acquisition, the Borrowers will have Borrowing Availability of not less than $5,000,000 (inclusive of the Borrowing Availability Reserves); (x) the Acquisition Pro Forma fairly presents the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of the Borrowers subsequent to the date thereof based upon the historical performance of the Borrowers and the Target and management's reasonable expectations for future performance; and
               (z) the Parent or the applicable Borrower has substantially completed its due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Agent; and

                    (E) a copy of the due diligence materials received by the
               Parent or applicable Borrower and any reports, memoranda or summaries thereof;

               (xii) the Target shall have had a positive EBITDA for the trailing twelve (12) month period immediately prior to the proposed Acquisition date; PROVIDED that the Lenders in their reasonable discretion may exclude nonrecurring items in determining compliance with this condition;

               (xiii) the aggregate advance under the Revolving Loan made to fund the Permitted Acquisition shall not exceed four (4) times the Target's EBITDA for the trailing twelve (12) month period immediately prior to the proposed acquisition date;

               (xiv) if requested by the Lenders, the Lenders shall have received such environmental review and audit reports with respect to the real property of the Target and the Lenders shall be satisfied with the contents and scope of all such environmental reports;

               (xv) on or prior to the date of such Permitted Acquisition, the Lenders shall have received, in form and substance satisfactory to the Lenders, all Acquisition documents related thereto (including, if applicable, employment agreements and/or noncompete agreements with the key owners and/or managers of the Target having a term which expires no earlier than the Revolving Loan Maturity Date), legal opinions, evidence of solvency, certificates, lien search results, amendments to the Financing Agreements and execution of additional Financing Agreements and other documentation as may be requested by the Lenders to reflect the Permitted Acquisition, and other matters related to the Permitted Acquisition, which collectively shall confirm to the Lenders' satisfaction that the conditions set forth herein have been satisfied; and

               (xvi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          Notwithstanding the foregoing, the Accounts of the Target shall not be included in Eligible Accounts without the prior written consent of the Lenders and shall not be included in the Borrowing Base in any event until completion by the Audit Agent of a collateral audit examination of the Target. If the Accounts of the Target which is to become a Subsidiary of the Parent are included in Eligible Accounts pursuant to the preceding sentence, then such Person shall become a Borrower under this Agreement.

          8.4 INVESTMENTS. No Borrower shall, nor shall it permit any of its Subsidiaries to, make or permit to exist Investments in, or commitments therefor, or create any Subsidiary other than the following "Permitted Investments": (i) loans made in accordance with SUBSECTIONS 8.9 and 8.20, (ii) Investments in Subsidiaries, (iii) Investments existing on the Closing Date and disclosed on EXHIBIT 8.4, (iv) so long as no Default or Event of Default shall have occurred and is continuing, Investments in Cash Equivalents; PROVIDED that if any Obligations shall be outstanding, Investments in Cash Equivalents shall not exceed $100,000 in the aggregate, (v) Investments in the Stock of any other Person as payment for any trade receivables, the value of which shall not exceed in the aggregate at any time one percent (1%) of the consolidated revenues of the Parent and its Subsidiaries for the most recent Fiscal Year, (vi) so long as no Default or Event of Default shall have occurred and is continuing at the time of making such Investment, additional Investments in other Persons not to exceed $100,000 in the aggregate at any one time, and (vii) demand deposit accounts maintained in the ordinary course of business.

          8.5 GUARANTIES. No Borrower shall, nor shall it permit any of its Subsidiaries to, make or suffer to exist any Guaranty, except (i) endorsements of negotiable instruments or items of payment for collection in the ordinary course of business and (ii) Guaranties existing on the Closing Date and disclosed on EXHIBIT 8.5.

          8.6 COLLATERAL LOCATIONS. Neither the location of the principal place of business and chief executive office of any Borrower as set forth on EXHIBIT 6.7, the locations of Collateral as set forth on EXHIBIT 8.6 nor the corporate name or mailing address of any Borrower shall be changed, nor shall there be established additional places of business or additional locations at which Collateral is stored, kept or processed unless (i) the applicable Borrower shall have given the Agent not less than 30 days prior written notice thereof, (ii) the Agent shall have determined that, after giving effect to any such change of name, address or location, the Agent shall have a first perfected Lien in the Collateral except for Permitted Liens, (iii) in the case of Collateral locations, the applicable Borrower shall have delivered a landlord waiver or bailee letter, as applicable, in form and substance satisfactory to the Agent with respect to such location, and (iv) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Agent. Prior to making any such change or establishing such new location, the Borrowers shall execute any additional financing statements or other documents or notices required by the Agent. All Collateral located at any such new location shall automatically be deemed ineligible without further action by the Agent or any Lender to constitute Eligible Accounts until the Borrowers shall have complied with the requirements of this SUBSECTION 8.6 and SUBSECTION 7.9.

          8.7 DISPOSAL OF PROPERTY. No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of any of their Property, assets and rights to any Person except for (i) bona fide sales of Inventory to customers for fair value in the ordinary course of business and (ii) sales of Equipment which is obsolete, worn-out or otherwise not useable in the applicable Borrower's business in an aggregate amount in any Fiscal Year not to exceed One Hundred Thousand Dollars ($100,000). In the event any Equipment of any Borrower is sold, transferred or otherwise disposed of as permitted by this SUBSECTION 8.7 or with the Required Lenders' consent, and (i) such sale, transfer or disposition is effected without replacement of the Equipment so sold, transferred or disposed of or such Equipment is replaced by Equipment leased by such Borrower, such Borrower shall promptly (but in any event within three (3) Business Days of the receipt thereof) deliver all of the cash proceeds of any such sale, transfer or disposition to the Agent, or (ii) such sale, transfer or disposition is made in connection with the purchase by such Borrower of replacement Equipment, such Borrower shall use the proceeds of such sale, transfer or disposition to finance the purchase by such Borrower of replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase. Except as permitted by SUBSECTION 8.1, all replacement Equipment purchased by any Borrower shall be free and clear of all Liens, except for Liens in favor the Agent, for the benefit of the Lenders. All proceeds delivered to the Agent under this SUBSECTION 8.7 shall be applied to the Revolving Loan Obligations (without permanent reduction of the Revolving Loan Facility), without premium or penalty, except as provided in SUBSECTION 2.19, with such proceeds to be applied first to Base Rate Loans until paid in full and thereafter to LIBOR Rate Loans.

          8.8 CAPITAL EXPENDITURES LIMITATIONS. The Borrowers and their Subsidiaries on a consolidated basis shall not make or commit to make Capital Expenditures in any Fiscal Year in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000).

          8.9 EMPLOYEE LOANS. Except for (i) employee loans listed on EXHIBIT 8.9, (ii) advances for travel and related expenses by the Borrowers or their Subsidiaries to their respective employees in the ordinary course of business in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any one time and (iii) commission advances by the Borrowers or their Subsidiaries to their respective employees in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any one time, the Borrowers shall not, and shall not permit any Subsidiary to, make any loans or other advances to any Person.

          8.10 PLANS. No Borrower shall, nor shall it permit any ERISA Affiliate to:

               (i) assume or incur or be subject to any Liability under any Plan other than those Plans existing on the Closing Date and disclosed on
          Exhibit 6.19(a);

               (ii) permit the amendment of any Pension Plan which could reasonably be expected to have a Material Adverse Effect;

               (iii) commence participation or permit an ERISA Affiliate to participate in a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect;

               (iv) permit the termination of any Pension Plan if such termination might result in liability to any Borrower or any ERISA Affiliate;

               (v) permit the occurrence of an accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the IRC) as to any Plan;

               (vi) engage, or permit any ERISA Affiliate to engage, in any non-exempt prohibited transaction under Section 406 of ERISA or
          Section 4975 of the IRC which could reasonably be expected to have a Material Adverse Effect;

               (vii) permit the amendment of any existing Plan or the establishment, adoption, or assumption of any additional Plan to provide for post-retirement welfare benefits; or

               (viii) permit the occurrence of a Termination Event if such occurrence could reasonably be expected to have a Material Adverse Effect.

          8.11 RESTRICTED PAYMENTS. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly declare, pay, order, make or set apart any Restricted Payment; PROVIDED that (i) any Subsidiary may declare and pay dividends to any Subsidiary owning its capital stock, (ii) the Borrowers may make Restricted Payments consisting of Stock of any class to the holders of that class, (iii) the Borrowers may make Restricted Payments to Parent to satisfy the aggregate amount of Federal, state and local income tax obligations payable by Parent to the extent such obligations are the result of the net consolidated income of the Borrowers and their Subsidiaries; PROVIDED FURTHER, that each Borrower's contribution shall not be greater than or paid sooner than its ratable share of such income taxes then due and payable by the Parent; PROVIDED FURTHER, that if any Borrower pays more to the Parent than its ratable share of income taxes paid in cash by the Parent for any Fiscal Year, as finally determined, it shall either demand and obtain reimbursement from the Parent or set off the amount of such overpayment against other amounts owing by such Borrower to the Parent, (iv) so long as no Default or Event of Default shall have occurred and be continuing (or will result therefrom), the Borrowers may make Restricted Payments to Parent (x) to pay when due and owing the necessary fees and expenses to maintain its corporate existence and good standing and to pay the reasonable costs of its directors' and officers' insurance and (y) to pay when due and owing third party legal, management, consulting and accounting fees, insurance premiums, audit fees, salaries and employee benefits of employees of the Parent (subject to SUBSECTION 8.9) and other customary business expenses of the Parent incurred in the ordinary course of its business, in each case to the extent such fees, salaries, expenses or other amounts relate to services provided by entities which are not the Affiliates of the Borrowers (other than salaries and employment costs of the Parent) and which services are directly related to the Borrowers or their Subsidiaries, (v) so long as no Default or Event of Default shall have occurred and be continuing (or will result therefrom), the Borrowers may make Restricted Payments consisting of cash to Parent in an amount not to exceed $216,000 in any Fiscal Year with respect to dividends payable on the Preferred Stock and (vi) the Borrowers may make the Restricted Payments permitted by SUBSECTIONS 8.9 and 8.21 (Borrowers will provide their calculation of current and pro forma compliance with SUBSECTION
7.13 prior to making such payments).

          8.12 SECURITIES. Except as permitted by SUBSECTION 8.11, no Borrower shall, nor shall it permit any of its Subsidiaries to, issue or distribute or redeem, prepay, repurchase or acquire any of its capital Stock of any description for consideration or otherwise except (i) for replacements of then outstanding shares of Stock, (ii) for stock splits, stock dividends and similar issuances and (iii) to qualify directors to the extent required by applicable law.

          8.13 CHANGES IN CHARTER, BYLAWS OR FISCAL YEAR. No Borrower shall, nor shall it permit any of its Subsidiaries to, (i) amend its certificate of incorporation or bylaws other than any amendment that is not, in the reasonable judgment of the Agent, adverse in any material respect to the value of the interests or rights of the Agent or the Lenders thereunder or to the rights or interests of the Agent or the Lenders or (ii) change its Fiscal Year.

          8.14 LEASE LIMITATIONS. The annual financial obligations of the Parent and its Subsidiaries, whether for rental payments, principal payments, interest payments, service charges or otherwise, under all operating leases and other similar agreements shall not exceed in any Fiscal Year an amount equal to the sum of (a) Four Million Dollars ($4,000,000) PLUS (b) twenty percent (20%) of the aggregate gross revenues of the Parent and its Subsidiaries for such Fiscal Year in excess of Thirty Million Dollars ($30,000,000).

          8.15 TRANSACTIONS WITH AFFILIATES. Except (i) as set forth on EXHIBIT 8.15, (ii) as permitted by SUBSECTIONS 8.9 and 8.20, (iii) employment arrangements entered into in the ordinary course of business with its officers and (iv) customary fees paid to members of its board of directors, no Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any transaction including, without limitation, the purchase, sale, lease or exchange of property or the rendering or purchase of any service to or from any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to the Agent and the Lenders in advance and are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated Person.

          8.16 CAPITAL STRUCTURE; OTHER BUSINESS. No Borrower shall, nor shall it permit any of its Subsidiaries to (i) change its capital structure, (ii) engage in any business unrelated to its current businesses, (iii) engage in any transaction out of the ordinary course of business, or (iv) engage in any other transaction which could reasonably be expected to have a Material Adverse Effect.

          8.17 SALE AND LEASEBACK. No Borrower shall, nor shall it permit any of its Subsidiaries to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property unless (i) any such sale is made for the fair market value of the Property, (ii) the sale consideration received is cash, (iii) the sale is upon fair and reasonable terms in an arm's length transaction, and (iv) all proceeds of any sale are used to prepay the Obligations in the priority set forth in SUBSECTION 8.7.

          8.18 IMPAIRMENT AGREEMENTS. No Borrower shall, nor shall it permit any of its Subsidiaries to, enter into or assume any agreement, instrument, indenture or other obligation (other than the Financing Agreements) which (i) contains a negative pledge provision which would require a sharing of any interest in the Collateral, (ii) prohibits or limits the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired, or (iii) restricts, prohibits or requires the consent of any Person with respect to the payment of Restricted Payments.

          8.19 CORPORATE ACCOUNTS. No Borrower shall maintain corporate deposit accounts jointly with any Affiliate or other Borrower or commingle any of its funds with funds of any Affiliate or other Borrower.

          8.20 INTERCOMPANY LOANS. (a) Each Borrower may make loans to the other Borrower (and such Borrower may incur the Indebtedness related thereto and repay such Indebtedness) subject to the following terms and conditions:

               (i) such loans shall be unsecured and be payable on demand;

               (ii) at the time any such intercompany loan is made by any Borrower to any other Borrower and after giving effect to such loan, both the Borrower making the loan and the Borrower receiving the loan shall be Solvent;

               (iii) the obligor of such loan shall use the proceeds thereof solely for its own working capital requirements arising in the ordinary course of business;

               (iv) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand promissory note (an "Intercompany Note") to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrowers which Intercompany Notes shall be in form and substance satisfactory to the Agent and pledged to the Agent for the benefit of the Lenders;

               (v) each Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to the Agent;

               (vi) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner satisfactory to the Agent;

               (vii) no Default or Event of Default would occur and be continuing after giving effect to the incurrence of any such proposed intercompany loan; and

               (viii) after giving effect to each such loan, the Borrower making the loan shall have unused Borrowing Availability of not less than ten percent (10%) of its Borrowing Base.

          Each Borrower hereby agrees that, until all of the Obligations have been indefeasibly repaid in full in cash, all loans made by it to the other Borrower shall be subordinated in all respects to the Obligations of such Borrower and subject in right of payment to the prior payment of the Obligations of such Borrower in full in cash.

          (b) Each Borrower may make loans to the Parent to permit the Parent to make a Permitted Acquisition (including, current payments of deferred purchase price payable with respect to a Permitted Acquisition, but subject to the subordination provisions set forth in this Agreement), all subject to satisfaction of the conditions set forth in SUBSECTION 8.3(B) and the following conditions:

               (i) such loans shall be unsecured and be payable on demand;

               (ii) at the time any such loan is made by any Borrower to the Parent and after giving effect to such loan, both the Borrower and the Parent shall be Solvent;

               (iii) the Parent shall use the proceeds thereof solely for a Permitted Acquisition;

               (iv) the Parent shall have executed and delivered to such Borrower a demand promissory note to evidence any such Indebtedness, which promissory note shall be in form and substance satisfactory to the Agent and pledged to the Agent for the benefit of the Lenders;

               (v) such Borrower shall record such loan transaction on its books and records in a manner satisfactory to the Agent;

               (vi) the obligations of the Parent under any such promissory note shall be subordinated in a manner satisfactory to the Agent; and

               (vii) after giving effect to each such loan, such Borrower shall have unused Borrowing Availability of not less than ten percent (10%) of its Borrowing Base.

          8.21 SUBORDINATED DEBT. The Borrowers shall not (i) make any payment of principal or premium, if any, or interest on, fees with respect to, redemption, prepayment, conversion, exchange, purchase, repurchase, retirement, defeasance, sinking fund or other similar payment with respect to any Subordinated Debt, (ii) violate any of the subordination provisions of any Subordination Agreement or (iii) amend, waive or otherwise modify any provision of any Subordinated Debt or waive any cause of action arising therefrom or related thereto; PROVIDED that, so long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto (Borrowers will provide their calculation of current and pro forma compliance with SUBSECTION 7.13 prior to making such payments), the Borrowers may make payments to the Parent to enable the Parent to make regularly scheduled payments of Subordinated Debt in accordance with the terms thereof and the related Subordination Agreement.

          8.22 BANK ACCOUNTS. No Borrower shall, nor shall it permit any of its Subsidiaries to, maintain deposits in any bank accounts not subject to a Blocked Account Agreement except (i) in the case of payroll accounts, in an amount sufficient to make payment of each payroll, (ii) in the case of zero-balance disbursement accounts, in an amount sufficient to make each payments necessary to operate the business of the Borrowers in the ordinary course as permitted by the terms of this Agreement and (iii) in the case of the petty cash accounts, in an amount not to exceed $100,000 in the aggregate outstanding at any time.

          9. DEFAULT, RIGHTS AND REMEDIES OF THE AGENT AND THE LENDERS.

          9.1 OBLIGATIONS. If a Default or an Event of Default shall have occurred and be continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may elect to do one or more of the following at any time or times and in any order: (i) reduce the Revolving Loan Facility, (ii) restrict the amount of, or suspend its obligations to make, Revolving Loans and, in the case of the Swingline Lender, Swingline Loans, (iii) restrict or suspend the issuance of Lender Guaranties or (iv) demand that the Borrowers immediately deposit with the Agent an amount equal to one hundred ten percent (110%) of the Lender Guaranty Liabilities to enable the Agent to make payments under the Lender Guaranties when required and such amount shall become immediately due and payable. If an Event of Default shall have occurred and be continuing, in addition to the actions described in the preceding sentence, the Required Lenders (or the Agent with the consent of the Required Lenders) may elect to do one or more of the following at any time or times: (a) terminate this Agreement whereupon the Commitments to make the Revolving Loan and the Swingline Loan shall terminate immediately and any Unused Line Fee shall become due and payable without any other notice of any kind, (b) declare any or all Obligations to be immediately due and payable; PROVIDED that upon the occurrence of any Event of Default referred to in clauses (f), (g) or (h) within the definition of "Event of Default," the Commitments shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice, demand or other actions of any kind by any Person, or (c) pursue its other rights and remedies under the Financing Agreements and applicable law.

          9.2 RIGHTS AND REMEDIES GENERALLY. Upon acceleration of the Obligations, the Agent, on behalf of the Lenders, shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the Agent shall have the right to sell, lease or otherwise dispose of all or any part of the Collateral and the sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of Default may be for cash, credit or any combination thereof, and the Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. The Agent shall have the right to conduct such sales on the Borrowers' premises, at the Borrowers' expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

          9.3 ENTRY UPON PREMISES AND ACCESS TO INFORMATION. Upon acceleration of the Obligations, the Agent shall have the right (i) to cause the Collateral to remain on any Borrower's premises, without any obligation to pay rent, (ii) to enter upon the premises of any Borrower where the Collateral is located or any other place or places where the Collateral is believed to be located and kept, without any obligation to pay rent, to render the Collateral useable or saleable, or to remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, at the Borrowers' expense, for such time as the Agent may desire in order effectively to collect or liquidate the Collateral, and
(iii) to require the Borrowers to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent. Upon acceleration of the Obligations, the Agent shall have the right to take possession of each Borrower's original books and records, to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate; and the Agent shall have the right to notify postal authorities to change the address for delivery of each Borrower's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to the Borrowers and to take possession of all checks or other original remittances contained in such mail.

          9.4 SALE OR OTHER DISPOSITION OF COLLATERAL BY THE AGENT. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is given to the Borrower Representative as specified in SUBSECTION 10.12, at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to the Borrowers of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the Agent in connection therewith, shall be applied toward satisfaction of the Obligations in such manner as the Agent may deem advisable. The Agent shall account to the Borrowers for any surplus realized upon such sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent's Liens on the Collateral until the Obligations are fully paid.

          9.5 GRANT OF LICENSE. For the purpose of enabling the Agent to exercise its rights, powers and remedies under this SECTION 9 (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Agent shall be entitled to exercise such rights and remedies, each Borrower hereby grants to the Agent a license, lease and right to use (exercisable without payment of royalty or other compensation) such Borrower's General Intangibles, Intellectual Property, Equipment, Fixtures, Real Estate, whether part of the Collateral or not including, without limitation, any patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any other Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral and each Borrower's rights under all licenses, leases and franchise agreements shall inure to the Agent's benefit until all Obligations are paid in full.

          9.6 WAIVER OF DEMAND. EXCEPT FOR DEMANDS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST, NONPAYMENT, INTENT TO ACCELERATE AND ACCELERATION ARE HEREBY WAIVED BY THE BORROWER. THE BORROWER ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

          9.7 WAIVER OF NOTICE. EXCEPT AS PROVIDED IN SUBSECTION 9.4, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

          10. OTHER RIGHTS AND OBLIGATIONS.

          10.1 WAIVER. The failure of the Agent or any Lender, at any time or times hereafter, to require strict performance by any Borrower of any provision of this Agreement shall not waive, affect or diminish any right of any such Person thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lenders or Required Lenders, as applicable, of a Default or an Event of Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default or Event of Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrowers contained in this Agreement or any of the other Financing Agreements and no Default or Event of Default by the Borrowers under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lenders or Required Lenders, as applicable, unless such suspension or waiver is in writing and signed by an officer of each of the Lenders or Required Lenders, as applicable, and directed to the Borrowers specifying such suspension or waiver. Neither this Agreement nor the other Financing Agreements may be modified or amended except in a written agreement signed by the Borrowers, the Agent and the Lenders.

          10.2 SEVERAL OBLIGATIONS; NATURE OF LENDER'S RIGHTS. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). No provision contained herein or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any fiduciary relationship between the Agent or any Lender and the Borrowers. The indebtedness of the Borrowers incurred under each of the Notes shall be a separate obligation owing to the holder thereof; PROVIDED that each Lender hereby agrees that it shall have no individual right to seek to enforce its rights under its Revolving Note or this Agreement, or to realize upon the Collateral, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Lenders at the direction of the Required Lenders in accordance with the terms of this Agreement.

          10.3 EXPENDITURES BY THE AGENT AND THE LENDERS. In the event the Borrowers shall fail to pay Charges, insurance, assessments, costs or expenses which the Borrowers are, under any of the terms hereof, required to pay, or shall fail to keep the Collateral free from Liens, except Permitted Liens, or shall fail to maintain, replace or repair the Collateral as required hereby, the Agent or any Lender may, in its sole discretion, make expenditures for any or all of such purposes and acquire or accept an assignment of any Lien against the Collateral, and the amount so expended (including, without limitation, reasonable attorneys' fees and expenses, court costs, filing fees and other charges), together with interest thereon at the Base Rate or the Default Rate then applicable to the Revolving Loan shall be part of the Obligations, payable on demand and secured by the Collateral.

          10.4 CUSTODY AND PRESERVATION OF COLLATERAL. Except as expressly provided in the Code, the Agent shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any Borrower shall request in writing, and no failure by the Agent to comply with any such request shall of itself be deemed a failure to exercise reasonable care, but failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrowers, shall not of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral. The Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Agent in good faith.

          10.5 RELIANCE BY THE AGENT AND LENDERS. All covenants, agreements, representations and warranties made herein or in any of the other Financing Agreements by the Borrowers shall, notwithstanding any investigation by the Agent or any Lender, be deemed to be material to and to have been relied upon by the Agent and each Lender.

          10.6 PARTIES AND ASSIGNMENT. This Agreement and the other Financing Agreements shall be binding upon and inure to the benefit of the Agent, the Lenders, the Borrowers and their respective successors and assigns. Each Borrower's successors and assigns shall include, without limitation, any trustee, receiver or debtor in possession of or for such Borrower. Notwithstanding the foregoing, no Borrower may sell, assign or transfer this Agreement, or the other Financing Agreements or any portion thereof including, without limitation, its rights, titles, interests, remedies, powers and/or duties hereunder or thereunder.

          10.7 APPLICABLE LAW; SEVERABILITY. This Agreement and the other Financing Agreements have been submitted to the Agent and GTFSC at its office in Illinois, and this Agreement and the other Financing Agreements, shall not be binding upon the Agent or any Lender or effective until accepted by the Agent and each Lender and shall be construed in all respects in accordance with, and governed by, all of the provisions of the Code and by the other internal laws (as opposed to conflicts of law provisions) of the State of Illinois, except for the perfection and enforcement of Liens in other jurisdictions which shall be governed by the laws of those jurisdictions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          10.8 SUBMISSION TO JURISDICTION; WAIVER OF JURY AND BOND. THE BORROWERS, THE AGENT AND EACH LENDER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER FINANCING AGREEMENTS SHALL BE LITIGATED IN SUCH COURTS, AND THE BORROWERS, THE AGENT AND EACH LENDER EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 10.12 AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO SUCH PERSON'S ADDRESS. THE BORROWERS DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604 AND SUCH OTHER PERSON AS MAY HEREAFTER BE SELECTED BY THE BORROWERS WHICH IRREVOCABLY AGREES IN WRITING TO SO SERVE AS THEIR AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE BORROWERS AT THE ADDRESS PROVIDED IN SUBSECTION 10.12, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICES OF PROCESS. IF ANY AGENT APPOINTED BY THE BORROWERS REFUSE TO ACCEPT SERVICE, THE BORROWERS HEREBY AGREE THAT SERVICE UPON IT BY MAIL OR OTHERWISE IN ACCORDANCE WITH SUBSECTION 10.12 SHALL CONSTITUTE SUFFICIENT NOTICE. THE AGENT, EACH LENDER AND THE BORROWERS ACKNOWLEDGE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY LENDER. NOTHING CONTAINED IN THIS SUBSECTION 10.8 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTIONS. THE BORROWERS WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO ABOVE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

          10.9 MARSHALLING. The Agent shall be under no obligation to marshall any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations.

          10.10 SECTION TITLES. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

          10.11 INCORPORATION BY REFERENCE. The provisions of the other Financing Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the other Financing Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the other Financing Agreements, the provision contained in this Agreement shall govern and control.

          10.12 NOTICES. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered
(a) if delivered in person, when delivered, (b) if delivered by telecopy, telex or similar electronic medium on the date of confirmed transmission, (c) if delivered by overnight courier, one day after delivery to such courier properly addressed or (d) if by U.S. Mail, three (3) days after deposit in the United States mails (by certified mail, return receipt requested), with proper postage prepaid to the following addresses:

                           (i)      If to the Agent, at:

                                    GREEN TREE FINANCIAL SERVICING CORPORATION
                                    100 North Point Center East
                                    Suite 200
                                    Alpharetta, Georgia 30022
                                    Attn:  Commercial Finance Division
                                    Telecopy No.: (770) 772-3786

                                    With a copy to:

                                    WINSTON & STRAWN
                                    35 West Wacker Drive
                                    Chicago, Illinois  60601
                                    Attn: Ronald H. Jacobson
                                            Richard E. Morgan
                                    Telecopy No.:  (312) 558-5700

                           (ii) If to a Lender, at the address set forth opposite its name on Schedule 1 hereto

                           (iii)    If to the Borrowers, at:

                                    LOIS/USA Inc.
                                    40 West 57th Street
                                    New York, New York  10019
                                    Attn: Chief Financial Officer
                                    Telecopy No.:  (212) 373-4783

                                    With a copy to:

                                    Stroock & Stroock & Lavan LLP
                                    180 Maiden Lane
                                    New York, New York  10038
                                    Attn: Hillel M. Bennett
                                    Telecopy No.: (212) 806-6006

or to such other address as each Person designates to the other in the manner herein prescribed.

          Each of the Borrowers hereby acknowledges and agrees that, notwithstanding any provision to the contrary contained in this Agreement, any notice required to be delivered hereunder by the Agent or any Lender to any Borrower shall be deemed binding on each Borrower upon delivery of such notice pursuant to this SUBSECTION 10.12.

          10.13 WAIVERS WITH RESPECT TO OTHER INSTRUMENTS. Each Borrower waives presentment, demand and protest and notice of presentment, demand protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, Accounts, contract rights, documents, Instruments, Chattel Paper and guaranties at any time held by the Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever the Agent may do regarding the enforcement, collection, compromise, or release thereof.

          10.14 RETENTION OF THE BORROWERS' DOCUMENTS. The Agent or any Lender may destroy or otherwise dispose of all documents, schedules, invoices or other papers delivered to such Person in accordance with its customary practices unless the Borrowers request in writing that same be returned. Upon the Borrowers' request and at the Borrowers' expense, such Person shall return such papers when such Person's actual or anticipated need for same has terminated.

          10.15 ENTIRE AGREEMENT. This Agreement, including all Exhibits, Schedules and other documents attached hereto or incorporated by reference herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other negotiations, understandings and representations, oral or written, with respect to the subject matter hereof, including, without limitation, that certain Proposal Letter dated as of February 24, 1999 between the Parent and GTFSC.

          10.16 EQUITABLE RELIEF. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Agent or any Lender; therefore, the Borrowers agree that the Agent or any Lender, if such Person so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          10.17 SURVIVAL OF WARRANTIES. All representations and warranties of Borrowers contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Revolving Loan. Notwithstanding anything contained in this Agreement to the contrary, the provisions of, and the undertakings, indemnifications and agreements of the Borrowers set forth in SUBSECTIONS 2.1(c)(vi), 2.11, 2.16(b), 2.17, 2.18, 2.19(c), 6.26(g), 7.10 and
10.22 and the agreements of the Lenders set forth in SUBSECTIONS 12.8 and 14.2 shall survive payment of the Obligations and termination of this Agreement.

          10.18 COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same agreement.

          10.19 SEVERAL OBLIGATIONS; NATURE OF LENDERS' RIGHTS. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). No provision contained herein or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any fiduciary relationship between the Agent or any Lender and any Borrower. The Indebtedness of the Borrowers incurred under each of the Notes shall be a separate obligation owing to the holder thereof; PROVIDED that each Lender hereby agrees that it shall have no individual right to seek to enforce its rights under its Note, or to realize upon the Collateral, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Lenders at the direction of the Required Lenders in accordance with the terms of this Agreement.

          10.20 EXCEPTIONS TO COVENANTS. No Borrower shall be deemed to be permitted to take any action or omit to take any action which is permitted as an exception to any of the terms, provisions or covenants contained in any of the Financing Agreements if such action or omission would result in a Default or Event of Default or the breach of any term, provision or covenant contained in any Financing Agreement.

          10.21 CONSTRUCTION. The Borrowers acknowledge that they and their counsel have approved the Financing Agreements and that the usual rule of construction to the effect that any ambiguities or inconsistencies are to be resolved against the drafting Person shall not be applicable in the interpretation of any of the Financing Agreements.

          10.22 REINSTATEMENT. This Agreement shall remain in full force and effect and continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          10.23 ACKNOWLEDGMENT. THE BORROWERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY COUNSEL OF THEIR CHOICE WITH RESPECT TO THIS LOAN AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BORROWERS ACKNOWLEDGE AND AGREE THAT
(i) EACH OF THE WAIVERS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, THOSE WAIVERS SET FORTH IN SUBSECTIONS 9.5, 9.6 AND 10.8 WERE KNOWINGLY AND VOLUNTARILY MADE, (ii) THE OBLIGATIONS OF THE AGENT AND EACH LENDER HEREUNDER, INCLUDING THE OBLIGATION TO ADVANCE AND LEND FUNDS TO THE BORROWERS IN ACCORDANCE HEREWITH, SHALL BE STRICTLY CONSTRUED AND SHALL BE EXPRESSLY SUBJECT TO THE BORROWERS' COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH, AND (iii) NO REPRESENTATIVE OF THE AGENT OR ANY LENDER HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF SHALL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SUBSECTION 10.1.

          11. ASSIGNMENT AND PARTICIPATION.

          11.1 ASSIGNMENTS. Each Lender may, in the ordinary course of its business and in accordance with applicable law, assign all or any part of its rights and obligations under the Financing Agreements (including, without limitation, all or any part of its Commitment, the Revolving Loan owing to it and the Revolving Note held by it); PROVIDED that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of any assignment shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 if in excess thereof, (ii) each such assignment shall be to an Eligible Assignee,
(iii) the written consent of the Agent shall be required prior to an assignment becoming effective with respect to an assignee that is not, immediately prior to such assignment, a Lender or an affiliate thereof and (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with its Revolving Note. Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          11.2 PARTICIPATIONS. Each Lender shall have the right to sell or assign to a Participant or Participants participating interests in the Obligations hereunder in such amounts as such Lender shall determine; provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Revolving Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no Participant under any such participation shall become a "Lender" or, except as specifically provided in this Agreement, have any rights of "Lender" under this Agreement, or shall have any right to approve any amendment or waiver of any provision of any Financing Agreement, or any consent to any departure therefrom, except to the extent that any such amendment, waiver or consent would
(a) extend the Revolving Loan Maturity Date or the maturity date of any other Loan, (b) reduce the principal amount of the Notes or reduce or extend the time of payment of interest or fees thereon, (c) release all or substantially all of the Collateral or (d) permit any assignment by the Borrowers of the Obligations or its rights under this Agreement.

          12. AGENT.

          12.1 APPOINTMENT. GTFSC is hereby appointed Agent hereunder and under each other Financing Agreements, and each of the Lenders authorizes the Agent to act as the Agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this SECTION 12. Neither the Agent nor the Audit Agent shall have a fiduciary relationship in respect of any Borrower or any Lender by reason of this Agreement.

          12.2 POWERS. The Agent shall have and may exercise such powers under the Financing Agreements as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor the Audit Agent shall have any implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Financing Agreements to be taken by the Agent or the Audit Agent, as applicable.

          12.3 GENERAL IMMUNITY. Neither the Agent, the Audit Agent, nor any of their respective directors, officers, agents or employees shall be liable to any Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Financing Agreements or in connection herewith or therewith except for its or their own gross negligence or willful misconduct as determined by a final order, not subject to review, of a court of competent jurisdiction.

          12.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent, the Audit Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Financing Agreements or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Financing Agreements,
(c) the satisfaction of any condition specified in SECTION 4, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Financing Agreements or any other instrument or writing furnished in connection therewith.

          12.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Financing Agreements in accordance with written instructions signed by the Required Lenders (or to the extent required by SECTION 13, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Financing Agreements unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          12.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Financing Agreements by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Financing Agreements.

          12.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

          12.8 AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent and the Audit Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrowers for which the Agent or the Audit Agent is entitled to reimbursement by the Borrowers under the Financing Agreements, (b) for any other expenses incurred by the Agent or the Audit Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Financing Agreements, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Audit Agent in any way relating to or arising out of the Financing Agreements or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or the Audit Agent as determined by a final order, not subject to appeal, of a court of competent jurisdiction. The obligations of the Lenders under this SUBSECTION 12.8 shall survive payment of the Obligations and termination of this Agreement.

          12.9 RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Financing Agreements as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Financing Agreements, with any Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

          12.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Audit Agent or any other Lender and based on the financial statements prepared by Parent and the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Agreements. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Audit Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements.

          12.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation or within thirty days after the removal of such Agent, then the retiring Agent shall use reasonable efforts to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Such successor Agent shall be a financial institution having capital and retained earnings of at least One Hundred Fifty Million Dollars ($150,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this SECTION 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Financing Agreements.

          12.12 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of SUBSECTION 12.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so required by SECTION 13, by all Lenders); PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall determine is in the best interests of the Lenders.

          13. AMENDMENTS AND WAIVERS.

          Subject to the provisions of this SECTION 13, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding, terminating or modifying any provisions to the Financing Agreements or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default or Event of Default hereunder; PROVIDED that no such supplemental agreement shall, without the consent of each Lender:

          (a) extend the final maturity of the Revolving Loan or Revolving Note, the Swingline Loan or Swingline Loan Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

          (b) reduce the percentage specified in the definition of Required Lenders;

          (c) reduce the amount or extend the payment date for the mandatory payments required hereunder, or increase the amount of the Revolving Credit Commitment of any Lender hereunder (other than an increase in the Revolving Credit Commitment of any Lender as a result of an assignment consummated between such Lender and another Lender pursuant to SUBSECTION 11.1);

          (d) extend the Revolving Loan Maturity Date or permit any Letter of Credit or Lender Guaranty to have an expiry date beyond the Revolving Loan Maturity Date;

          (e) amend this SECTION 13;

          (f) except as otherwise provided in the Financing Agreements, release all or any substantial portion of the Collateral;

          (g) permit any assignment by any Borrower of its Obligations or its rights hereunder; or

          (h) amend the definition of the term "Commitment".

          No amendment, modification, termination or waiver affecting the rights or duties of the Agent under any Financing Agreement shall be effective without the written consent of the Agent, and no amendment, modification, termination or waiver affecting the rights or duties of the Swingline Lender under any Financing Agreement shall be effective without the written consent of the Swingline Lender.

          Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional Collateral pursuant to any Financing Agreement. No notice to or demand on the Borrowers not required by the terms hereof in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this SECTION 13 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and the Borrowers.

          Notwithstanding anything to the contrary contained herein, the Agent may, at its sole discretion, release or compromise Collateral and the proceeds thereof to the extent of asset dispositions permitted by the terms hereof.

          14. SET OFF AND SHARING OF PAYMENTS.

          14.1 SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrowers at any time or from time to time, with reasonably prompt subsequent notice to the Borrowers Representative or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (including, without limitation, all account balances, whether provisional or final and whether or not collected or available) held or owing by such Lender at any of its offices to or for the credit or account of any Borrower (regardless of whether such balances are then due to such Borrower) and (b) other property held or owing by such Lender to or for the credit or the account of any Borrower, toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

          14.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SUBSECTIONS 2.17(b), 2.18 and 2.19) in a greater proportion than its Pro Rata Share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Revolving Loan. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of any Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes. The Borrower agrees, to the fullest extent permitted by law, that (x) any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participation in such excess to other Lenders, and (y) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

          15. CROSS-GUARANTY

          15.1 CROSS-GUARANTY. Each Borrower hereby acknowledges and agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to each other Borrower, and to the Agent and the Lenders the full and prompt payment of, all Obligations owed or hereafter owing to the Agent and the Lenders by each other Borrower. Each Borrower further agrees to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys' and paralegals' fees and expenses, paid or incurred by the Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, such Borrower or any other guarantor of all or any part of the Obligations.

          15.2 CONTRIBUTION WITH RESPECT TO GUARANTY OBLIGATIONS.

          (a) To the extent that any Borrower shall make a payment under this
SECTION 15 of all or any of the Obligations for which such Borrower is not primarily liable (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Borrowers in effect immediately prior to the making of such Guarantor Payment, THEN such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrower for the amount of such excess, PRO RATA based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b) As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this SECTION 15 without rendering such claim voidable or avoidable under Section 548 of chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c) This SUBSECTION 15.2 is intended only to define the relative rights of the Borrowers and nothing set forth in this SUBSECTION 15.2 is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement including, without limitation,
SECTION 1 hereof, and nothing contained in this SUBSECTION 15.2 shall limit the liability of any Borrower to pay the Obligations for which it is primarily liable.

          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Borrower to which such contribution and indemnification is owing.

          15.3 OBLIGATIONS ABSOLUTE. The liability of each Borrower to the Agent and the Lenders hereunder shall not be affected or impaired by any of the following: (i) the validity or enforceability of the Obligations or any part thereof, or of any Note or other instrument or document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect the Obligations from a Borrower or any guarantor or other Person liable in respect of any Obligations or other action to enforce the same, (iii) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all Obligations; (iv) one or more extensions or renewals of Obligations (whether or not for longer than the original period) or any modification of the interest rates, fees, maturities or principal amount of, or other contractual terms applicable to any Obligations; (v) any waiver or indulgence granted to a Borrower, any delay or lack of diligence in the enforcement of Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any Obligations; (vi) any full or partial release of, compromise or settlement with, or agreement not to sue a Borrower or any guarantor or other Person liable in respect of any Obligations; (vii) any release, surrender, cancellation or other discharge of any evidence of any of the Obligations or the acceptance of any instrument in renewal or substitution therefore; (viii) any failure to obtain collateral security (including rights of setoff) for any of the Obligations, or to obtain or maintain the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; (ix) any collection, sale, lease or disposition of, or any other foreclosure or enforcement of or realization on, any collateral security;
(x) any assignment, pledge or other transfer of any of the Obligations or any evidence thereof; (xi) any manner, order or method of application of any payments or credits upon any of the Obligations; (xii) the Lenders' election, in any case or proceedings under the Bankruptcy Code of the application of Section 1111(b)(2) thereof, (xiii) any borrowing or grant of a Lien by a Borrower as debtor in possession under Section 364 of the Bankruptcy Code and (xiv) the disallowance under the Bankruptcy Code of all or any portion of the Agent's or any Lender's claim for repayment of the Obligations. Each Borrower hereby waives any and all legal and equitable defenses and discharges available to a surety, guarantor, or accommodation co-obligor.

          Each Borrower hereby assumes responsibility for keeping itself informed of the financial condition of the other Borrower, and any and all endorsers and other guarantors of any agreement, instrument or document evidencing or securing all or any part of the Obligations and of all other circumstances bearing upon the risk of nonpayment of the Obligations or any part thereof that diligent inquiry would reveal, and each Borrower hereby agrees that the Agent and the Lenders shall have no duty to advise such Borrower of information known to such Person regarding such condition or any such circumstances. Each Borrower hereby acknowledges familiarity with the other Borrower's financial condition and has not relied on any statements by the Agent or any Lender in obtaining such information. In the event the Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, the Lender shall not be under any obligation (i) to undertake any investigation with respect thereto, (ii) to disclose any information which, pursuant to accepted or reasonable credit practices, such Person wishes to maintain confidential or (iii) to make any other or future disclosures of such information, or any other information, to such Borrower.

          15.4 WAIVER. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE LENDERS MAY, AT THEIR SOLE ELECTION, PROCEED DIRECTLY, WITHOUT NOTICE, AGAINST A BORROWER TO COLLECT AND RECOVER ALL OR ANY PART OF THE OBLIGATIONS WITHOUT FIRST PROCEEDING AGAINST ANY OTHER BORROWER, ANY OTHER GUARANTOR, OR ANY COLLATERAL FOR THE OBLIGATIONS.

          EACH BORROWER ALSO WAIVES ALL SETOFFS AND COUNTERCLAIMS AND ALL PRESENTMENTS, DEMANDS FOR PERFORMANCE, NOTICES OF NONPERFORMANCE, PROTESTS, NOTICES OF PROTEST, NOTICES OF DISHONOR, AND NOTICES OF ACCEPTANCE OF THIS GUARANTY. EACH BORROWER FURTHER WAIVES ALL NOTICES OF THE EXISTENCE, CREATION OR INCURRING OF NEW OR ADDITIONAL INDEBTEDNESS, ARISING EITHER FROM ADDITIONAL LOANS EXTENDED TO THE OTHER BORROWER OR OTHERWISE, AND EXCEPT FOR NOTICES EXPRESSLY REQUIRED HEREUNDER, ALSO WAIVES ALL NOTICES THAT THE PRINCIPAL AMOUNT, OR ANY PORTION THEREOF, OR ANY INTEREST ON ANY AGREEMENT, INSTRUMENT OR DOCUMENT EVIDENCING OR SECURING ALL OR ANY PART OF THE OBLIGATIONS IS DUE, NOTICES OF ANY AND ALL PROCEEDINGS TO COLLECT FROM THE MAKER, ANY ENDORSER OR ANY GUARANTOR OF ALL OR ANY PART OF THE OBLIGATIONS, OR FROM ANY OTHER PERSON, AND, TO THE EXTENT PERMITTED BY LAW, NOTICES OF EXCHANGE, SALE, SURRENDER OR OTHER HANDLING OF ANY COLLATERAL GIVEN TO THE AGENT ON BEHALF OF THE LENDERS TO SECURE PAYMENT OF THE OBLIGATIONS.

          15.5 RECOVERY. Each Borrower agrees that, to the extent that the other Borrower makes a payment or payments to the Lender, or receives any proceeds of Collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such other Borrower, its estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligations or the part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred, and this cross guaranty shall continue to be in existence and full force and effect, irrespective of whether any evidence of the Obligations has been surrendered or canceled.

          15.6 LIABILITY CUMULATIVE. The liability of the Borrowers under this
SECTION 15 is in addition to and shall be cumulative with all liabilities of each Borrower to the Agent and the Lenders under this Agreement and the other Financing Agreements to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                            [SIGNATURE PAGES FOLLOWS]

          IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

                                         ZYX INC. (formerly LOIS/USA WEST INC.)

                                         By: /s/ Robert K. Stewart

                                         Title: Chief Financial Officer

                                         LOIS/USA CHICAGO INC.

                                         By: /s/ Robert K. Stewart

                                         Title: Chief Financial Officer

                                         LOIS/USA NEW YORK INC.

                                         By: /s/ Robert K. Stewart

                                         Title: Chief Financial Officer

                                         FOGARTY & KLEIN, INC.

                                         By: /s/ Robert K. Stewart

                                         Title: Chief Financial Officer


                                         YEAR 2K COMMUNICATIONS, INC.

                                         By: /s/ Robert K. Stewart

                                         Title: Chief Financial Officer

                                         GREEN TREE FINANCIAL SERVICING
                                         CORPORATION, as Agent and as a Lender

                                         By: /s/ Chris Gouskos

                                         Title: SVP

                                         GENERAL ELECTRIC CAPITAL
                                         CORPORATION, as a Lender

                                         By: /s/ Geoffrey K. Hall

                                         Title: Duly Authorized Signatory

                                   SCHEDULE 1
                               LENDER COMMITMENTS

         LENDER                                             COMMITMENT
Green Tree Financial                                        $15,000,000
Servicing Corporation
100 North Point Center East
Suite 200
Alpharetta, Georgia  30022
Attn:  Commercial Finance Division
Telecopy No.:  (770) 772-3786
General Electric Capital Corporation                        $15,000,000
10 South Lasalle Street
Suite 2800
Chicago, Illinois  60603
Attn:
Telecopy No.: (312) 419-5700

                                TABLE OF CONTENTS

                                                                            PAGE

1.  DEFINITIONS................................................................1
    1.1        General Terms...................................................1
    1.2        Accounting Terms...............................................29
    1.3        Other Terms Defined in Illinois Uniform Commercial Code........29
    1.4        Effective Date.................................................29
    1.5        References.....................................................30
2.  CREDIT....................................................................30
    2.1        Revolving Credit Facility......................................30
    2.2        Maximum Principal Balance of Revolving Loan....................35
    2.3        Evidence of Revolving Loan and Swingline Indebtedness..........36
    2.4        Notification of Advances, Interest Rates and Prepayment........36
    2.5        Interest and Applicable Margins................................36
    2.6        Method of Borrowing; Manner and Method of Making Interest
                and Other Payments............................................39
    2.7        Term of this Agreement.........................................40
    2.8        Prepayments....................................................41
    2.9        Commitment Fee and Fee Letter..................................41
    2.10       Unused Line Fee................................................41
    2.11       Other Fees, Costs and Expenses.................................41
    2.12       Loan Account...................................................43
    2.13       Statements.....................................................43
    2.14       Payment Dates..................................................44
    2.15       Lender Guaranty Fees...........................................44
    2.16       Other Lender Guaranty Provisions...............................44
    2.17       Taxes; Changes in Law..........................................46
    2.18       Changes in Capital Adequacy Regulations........................48
    2.19       Special Provisions Governing LIBOR Rate Loans..................48
3.  REPORTING AND ELIGIBILITY REQUIREMENTS....................................50
    3.1        Monthly Reports and Borrowing Base Certificates................50
    3.2        Eligible Accounts..............................................51
    3.3        Account Warranties.............................................52
    3.4        Verification of Accounts.......................................53
    3.5        Collection of Accounts and Payments............................53
    3.6        Appointment of the Agent as Borrower's Attorney-in-Fact........54
    3.7        Account Records................................................54
    3.8        Instruments and Chattel Paper..................................55
    3.9        Notice to Account Debtors......................................55
    3.10       Equipment Warranties...........................................55
    3.11       Equipment Records..............................................55
    3.12       Maintenance of Equipment.......................................55
    3.13       Real Estate....................................................56
    3.14       Maintenance of Real Estate.....................................56
    3.15       Intellectual Property and General Intangibles..................56
4.  CONDITIONS TO ADVANCES....................................................56
    4.1        Conditions to All Advances.....................................56
    4.2        Conditions to Initial Advance..................................57
5.  COLLATERAL................................................................61
    5.1        Security Interest..............................................61
    5.2        Preservation of Collateral and Perfection of Liens Thereon.....61
6.  REPRESENTATIONS AND WARRANTIES............................................61
    6.1        Existence......................................................62
    6.2        Authority......................................................62
    6.3        Binding Effect.................................................63
    6.4        Financial Data.................................................63
    6.5        Collateral.....................................................64
    6.6        Solvency.......................................................64
    6.7        Places of Business.............................................64
    6.8        Other Names....................................................64
    6.9        Tax Obligations................................................64
    6.10       Indebtedness and Liabilities...................................65
    6.11       Use of Proceeds and Margin Security............................65
    6.12       Government Contracts...........................................65
    6.13       Investments....................................................65
    6.14       Litigation and Proceedings.....................................65
    6.15       Other Agreements and Deliveries................................66
    6.16       Labor Matters..................................................67
    6.17       Compliance with Laws and Regulations...........................67
    6.18       Patents, Trademarks and Licenses...............................67
    6.19       ERISA..........................................................67
    6.20       Property.......................................................68
    6.21       Adverse Contracts..............................................68
    6.22       Purchase or Other Commitments and Outstanding Bids.............69
    6.23       Investment Company Act; Public Utility Holding Company Act.....69
    6.24       Broker's Fees..................................................69
    6.25       Licenses and Permits...........................................69
    6.26       Environmental Compliance.......................................69
    6.27       Full Disclosure................................................71
    6.28       Insurance Policies.............................................71
    6.29       Corporate and Contractual Restrictions.........................71
    6.30       Subsidiaries...................................................71
    6.31       Deposit and Disbursement Accounts..............................72
    6.32       Subordinated Debt..............................................72
    6.33       Year 2000 Compliance...........................................72
7.  AFFIRMATIVE COVENANTS.....................................................72
    7.1        Financial Statements...........................................72
    7.2        Inspections and Audits.........................................75
    7.3        Conduct of Business; Compliance With Laws......................76
    7.4        Claims and Taxes...............................................76
    7.5        Borrower's Liability Insurance.................................76
    7.6        Borrower's Property Insurance..................................77
    7.7        Pension Plans..................................................77
    7.8        Notice of Certain Matters......................................78
    7.9        Landlord Agreements............................................79
    7.10       Indemnity......................................................79
    7.11       Interest Coverage Ratio........................................80
    7.12       EBITDA.........................................................80
    7.13       Fixed Charge Coverage Ratio....................................81
    7.14       Borrowing Availability Reserve.................................81
    7.15       Accounting Systems Plan........................................81
    7.16       Preferred Stock Agreements.....................................82
8.  NEGATIVE COVENANTS........................................................82
    8.1        Encumbrances...................................................82
    8.2        Indebtedness and Liabilities...................................83
    8.3        Mergers, Consolidations, Acquisitions..........................83
    8.4        Investments....................................................87
    8.5        Guaranties.....................................................87
    8.6        Collateral Locations...........................................87
    8.7        Disposal of Property...........................................87
    8.8        Capital Expenditures Limitations...............................88
    8.9        Employee Loans.................................................88
    8.10       Plans..........................................................88
    8.11       Restricted Payments............................................89
    8.12       Securities.....................................................89
    8.13       Changes in Charter, Bylaws or Fiscal Year......................90
    8.14       Lease Limitations..............................................90
    8.15       Transactions with Affiliates...................................90
    8.16       Capital Structure; Other Business..............................90
    8.17       Sale and Leaseback.............................................90
    8.18       Impairment Agreements..........................................90
    8.19       Corporate Accounts.............................................91
    8.20       Intercompany Loans.............................................91
    8.21       Subordinated Debt..............................................92
    8.22       Bank Accounts..................................................92
9.  DEFAULT, RIGHTS AND REMEDIES OF THE AGENT AND THE LENDERS.................93
    9.1        Obligations....................................................93
    9.2        Rights and Remedies Generally..................................93
    9.3        Entry Upon Premises and Access to Information..................93
    9.4        Sale or Other Disposition of Collateral by the Agent...........94
    9.5        Grant of License...............................................94
    9.6        Waiver of Demand...............................................94
    9.7        Waiver of Notice...............................................95
10. OTHER RIGHTS AND OBLIGATIONS..............................................95
    10.1       Waiver.........................................................95
    10.2       Several Obligations; Nature of Lender's Rights.................95
    10.3       Expenditures by the Agent and the Lenders......................95
    10.4       Custody and Preservation of Collateral.........................96
    10.5       Reliance by the Agent and Lenders..............................96
    10.6       Parties and Assignment.........................................96
    10.7       Applicable Law; Severability...................................96
    10.8       Submission to Jurisdiction; Waiver of Jury and Bond............97
    10.9       Marshalling....................................................98
    10.10      Section Titles.................................................98
    10.11      Incorporation by Reference.....................................98
    10.12      Notices........................................................98
    10.13      Waivers With Respect to Other Instruments......................99
    10.14      Retention of the Borrowers' Documents..........................99
    10.15      Entire Agreement...............................................99
    10.16      Equitable Relief...............................................99
    10.17      Survival of Warranties........................................100
    10.18      Counterparts..................................................100
    10.19      Several Obligations; Nature of Lenders' Rights................100
    10.20      Exceptions to Covenants.......................................100
    10.21      Construction..................................................100
    10.22      Reinstatement.................................................100
    10.23      ACKNOWLEDGMENT................................................101
11. ASSIGNMENT AND PARTICIPATION.............................................101
    11.1       Assignments...................................................101
    11.2       Participations................................................101
12. AGENT....................................................................102
    12.1       Appointment...................................................102
    12.2       Powers........................................................102
    12.3       General Immunity..............................................102
    12.4       No Responsibility for Loans, Recitals, etc....................102
    12.5       Action on Instructions of Lenders.............................102
    12.6       Employment of Agents and Counsel..............................103
    12.7       Reliance on Documents; Counsel................................103
    12.8       Agent's Reimbursement and Indemnification.....................103
    12.9       Rights as a Lender............................................103
    12.10      Lender Credit Decision........................................104
    12.11      Successor Agent...............................................104
    12.12      Notice of Default.............................................104
13. AMENDMENTS AND WAIVERS...................................................104
14. SET OFF AND SHARING OF PAYMENTS..........................................106
    14.1       Setoff........................................................106
    14.2       Ratable Payments..............................................106
15. CROSS-GUARANTY...........................................................106
    15.1       Cross-Guaranty................................................106
    15.2       Contribution with Respect to Guaranty Obligations.............107
    15.3       Obligations Absolute..........................................107
    15.4       Waiver........................................................108
    15.5       Recovery......................................................109
    15.6       Liability Cumulative..........................................109

                         INDEX OF EXHIBITS AND SCHEDULES
                                    EXHIBITS

Exhibit 1.1(a)               Form of Assignment and Acceptance
Exhibit 1.1(b)               Form of Borrowing Base Certificate
Exhibit 1.1(c)               Key Employees
Exhibit 2.3(a)               Form of Revolving Loan Note
Exhibit 2.3(b)               Form of Swingline Loan Note
Exhibit 2.5-1                Form of Borrowing Notice
Exhibit 2.5-2                Form of Conversion/Continuation Notice
Exhibit 3.1                  Form of Monthly Report Certificate
Exhibit 3.1-1                Initial Monthly Report
Exhibit 3.10                 Equipment Locations and Leased Equipment
Exhibit 3.13                 Real Estate
Exhibit 4.2(n)               Form of Power of Attorney
Exhibit 6.1-1                Jurisdictions of Qualification
Exhibit 6.1-2                Stock of Borrowers and Subsidiaries
Exhibit 6.4                  Projections
Exhibit 6.7                  Places of Business
Exhibit 6.8                  Trade Names
Exhibit 6.12                 Government Contracts
Exhibit 6.14                 Pending or Threatened Litigation
Exhibit 6.15                 Existing Defaults
Exhibit 6.16                 Labor Matters
Exhibit 6.18                 Patents, Trademarks and Licenses
Exhibit 6.19(a)              ERISA Obligations
Exhibit 6.20                 Property
Exhibit 6.26                 Environmental Matters
Exhibit 6.30                 Subsidiaries
Exhibit 6.31                 Bank Accounts
Exhibit 7.5                  Insurance
Exhibit 7.6                  Form of Insurance Endorsement
Exhibit 8.1                  Liens
Exhibit 8.2                  Indebtedness
Exhibit 8.4                  Investments
Exhibit 8.5                  Guaranties
Exhibit 8.6                  Collateral Locations
Exhibit 8.9                  Employee Loans
Exhibit 8.15                 Transactions with Affiliates

                                    SCHEDULES
Schedule 1                     Commitments of Lenders